   As filed with the Securities and Exchange Commission on May 5, 2000
                                                     Registration No. 333-96055

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                          CROSSWORLDS SOFTWARE, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

            Delaware                           7372                        94-3240149
(State or Other Jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)       Identification Number)

                       577 Airport Boulevard, Suite 800
                             Burlingame, CA 94010
                                (650) 685-9000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                                 Mark R. Kent
                            Chief Financial Officer
                       577 Airport Boulevard, Suite 800
                             Burlingame, CA 94010
                                (650) 685-9000
 (Name, Address Including Zip Code, and Telephone Number Including Area Code,
                             of Agent For Service)

                                ---------------

                                  Copies to:

               Jon E. Gavenman                                  Neil Wolff
              Kevin G. Montler                                John Y. Sasaki
                Eric M. Bowen                                  Jon P. Layman
              Venture Law Group                      Wilson Sonsini Goodrich & Rosati
         A Professional Corporation                      Professional Corporation
             2800 Sand Hill Road                            650 Page Mill Road
            Menlo Park, CA 94025                            Palo Alto, CA 94304
               (650) 854-4488                                 (650) 493-9300

                                ---------------

       Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                         Proposed    Proposed Maximum
                                                         Maximum        Aggregate
        Title Of Each Class Of          Amount To Be  Offering Price     Offering          Amount Of
     Securities To Be Registered       Registered(1)   Per Share(2)      Price(2)     Registration Fee (3)
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001.......    4,600,000        $16.00       $73,600,000          $19,431
----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes 600,000 shares of common stock issuable upon exercise of the underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3) Fees previously paid.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This + +preliminary prospectus is not an offer to sell these securities and we are + +not soliciting offers to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 5, 2000

PROSPECTUS

                                4,000,000 Shares

               [LOGO OF CROSSWORLDS SOFTWARE, INC. APPEARS HERE]

                                  Common Stock

  CrossWorlds Software, Inc. is offering 4,000,000 shares of its common stock. This is our initial public offering. We anticipate that the initial public offering price will be between $14.00 and $16.00 per share.

                                  -----------

  Before this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol CWLD.

                                  -----------

                                                              Per Share  Total
                                                              ---------  -----
Initial public offering price................................  $        $
Underwriting discounts and commission........................  $        $
Proceeds, before expenses, to CrossWorlds....................  $        $

  CrossWorlds has granted the underwriters on option for a period of 30 days to purchase up to 600,000 additional shares of common stock.

                                  -----------

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.


                                  -----------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Chase H&Q

            Dain Rauscher Wessels

                                                      Thomas Weisel Partners LLC

Prospectus dated       , 2000

[DESCRIPTION OF COLOR ARTWORK]

  The inside front cover contains artwork showing CrossWorlds' e-Business Infrastructure Software. Our eBusiness Infrastructure is represented by a circle that is encompassing seven squares that represent business functions. The seven squares are, from left to right, Manufacturing, Procurement, Sales and Distribution, Finance and Billing, Supply Chain Management, Customer Service, and e-Business.

  Above the circle are the words CrossWorlds eBusiness Infrastructure. A thin line connects the phrase to the top of the CrossWorlds circle.

  Below the circle is text that has the phrase "The CrossWorlds e-business infrastructure platform integrates applications and business processes within the enterprise and over the Internet with customers, suppliers, service providers and business-to-business exchanges."

  Outside of the circle are four graphics. In the upper left corner are three boxes representing suppliers, identified by the word Suppliers. In the upper right corner are three cylinders representing customers, identified by the word Customers. In the lower left corner are three cylinders representing outsourced service providers, identified by the words Outsourced Service Providers. In the lower right corner are three boxes representing business-to-business exchanges, identified by the words Business-to-Business Exchanges. Each group of three boxes and cylinders is connected to an Internet cloud by three pipes. Each Internet cloud is connected to the CrossWorlds circle by three pipes. Each Internet cloud has the word Internet in the middle of the cloud.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
You Should Not Rely on Forward-Looking Statements Because They Are
 Inherently Uncertain....................................................  16
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  34
Management...............................................................  52
Related Party Transactions...............................................  64
Principal Stockholders...................................................  69
Private Placement........................................................  70
Description of Capital Stock.............................................  71
Shares Eligible for Future Sale..........................................  73
Underwriting.............................................................  75
Legal Matters............................................................  78
Experts..................................................................  78
Additional Information Available to You..................................  78
Index to Consolidated Financial Statements............................... F-1

                               ----------------

                               PROSPECTUS SUMMARY

  This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully. Unless otherwise indicated, this prospectus assumes that:

  . the underwriters have not exercised their option to purchase additional shares,

  . all shares of preferred stock have been automatically converted into shares of common stock and

  . the sale of 795,094 shares of common stock in a private placement will close at the same time as this offering at an assumed public offering price of $15.00 less the underwriting discount.

  As used in this prospectus, references to we, our, us and CrossWorlds refer to CrossWorlds Software, Inc., its predecessors and its consolidated subsidiaries and not to the underwriters.

                           CrossWorlds Software, Inc.

 Who We Are

  We provide e-business infrastructure software that enables the integration and automation of business processes within companies and among their customers and suppliers using the Internet. Our products help traditional and new businesses use the Internet to reduce information technology costs, increase productivity, improve responsiveness to customer demands and enhance overall competitiveness.

 Our Market

  We believe that the market for e-business infrastructure software is comprised of the market for e-business software and the related market for enterprise application integration software. We believe that many of the software products offered by participants in these markets lack key elements of a complete e-business infrastructure solution. Examples of these missing elements include:

  .  business process support,

  .  architectural flexibility and

  .  the ability to support e-business strategies.

 Our Products

  We provide pre-built connectivity solutions for common technology environments and leading e-business and enterprise applications. We offer pre-built business process modules to support many of the common integration requirements of companies in our target markets. Our products are based on a scalable architecture that meets the integration requirements of large companies and trading networks. We also provide a set of tools that allow our customers to customize their integration solution to address their unique e-business requirements.

 Our Strategy

  Our product strategy is to expand our support for e-business applications and technologies, build connectivity for additional enterprise applications and expand our set of pre-built business process integration modules. Our sales strategy is to sell our products to companies in selected industries, including technology, industrial manufacturing, process manufacturing and telecommunications. We intend to expand our partnerships with IBM, SAP AG and global systems integrators through technology sharing and cooperative marketing and sales to support our strategies. We expect our systems integrator partners to provide an increasing portion of the implementation services for our products.

 Our Customers

  Since late 1997, when we shipped our first product, we have licensed our products to 50 customers, including Applied Materials, Inc., Delphi Automotive Systems, E.I. DuPont de Nemours and Company, Ingersoll-Rand Company, Nortel Networks Corporation, Siemens AG, Solar Turbines, Inc., a wholly owned subsidiary of Caterpillar Inc., and U S WEST.

 How to Contact Us

  CrossWorlds Software, Inc. was incorporated in Delaware in March 1996. Our principal executive offices are located at 577 Airport Boulevard, Suite 800, Burlingame, California 94010, and our telephone number is (650) 685-9000.

                                  The Offering

Common stock offered by
 CrossWorlds Software, Inc.....   4,000,000 shares
Common stock offered in a
 private placement to be closed
 at the same time as this
 offering......................     795,094 shares
Common stock outstanding after
 this offering.................  24,817,766 shares
Use of proceeds................  Working capital and general corporate purposes.
Proposed Nasdaq National Market
 symbol........................  CWLD

  The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000, and excludes:

  . 7,427,997 shares of common stock issuable upon exercise of stock options outstanding on March 31, 2000 at a weighted average exercise price of $6.60 per share;

  . 702,588 shares of common stock reserved for future issuance under our stock option plan and executive stock plan and

  . 444,255 shares of common stock issuable upon exercise of warrants outstanding on March 31, 2000 at a weighted average exercise price of $7.38 per share.

  In January 2000, our board of directors approved changes to our stock option plan reserves. Effective on the date of completion of this offering, the shares reserved for future issuance under our stock option plans will equal:

  . 1997 stock plan: 3,000,000 shares.

  . 2000 employee stock purchase plan: 750,000 shares.

  . 2000 directors' stock option plan: 300,000 shares.

These share reserves replace any stock option reserves existing immediately before the date of completion of the offering, which totalled 702,588 shares on March 31, 2000.

                   Summary Consolidated Financial Information

                                                               Three Months
                                Year Ended December 31,      Ended March 31,
                               ----------------------------  -----------------
                                 1997      1998      1999     1999      2000
                               --------  --------  --------  -------  --------
                                  (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
  Revenue..................... $  1,108  $  7,706  $ 19,094  $ 3,636  $  7,698
  Operating loss..............  (14,118)  (41,853)  (36,274)  (6,971)  (10,475)
  Net loss....................  (13,952)  (41,374)  (38,186)  (7,262)  (10,858)
  Pro forma basic and diluted
   net loss per share......... $  (1.70) $  (3.55) $  (2.38) $ (0.55) $  (0.55)

  Weighted average shares used
   in pro forma per share
   computation................    8,201    11,641    16,062   13,151    19,723

Revenue Recognition

 Revenue Type                                 Method of Recognition
 ------------                                 ---------------------
 Software license revenue.................... Percentage-of-completion method over the project implementation
                                              cycles, typically three to nine
                                              months.

 Consulting and service revenue.............. As services are performed.

 Maintenance revenue from customer support
  and product upgrades, including maintenance Ratably over the term of the bundled with original software licenses.... maintenance agreement.

  Weighted average shares used in computing pro forma basic and diluted net loss per share includes the shares used in computing basic and diluted net loss per share adjusted for the conversion of preferred stock to common stock, as if the conversion occurred at the date of original issuance.

                                                             March 31, 2000
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                             (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents............................... $ 8,722    $74,414
  Working capital (deficit)...............................  (8,827)    56,865
  Total assets............................................  28,677     94,369
  Deferred revenue........................................  17,616     17,616
  Long-term debt and capital lease obligations, less
   current portion........................................   2,818      2,818
  Total stockholders' equity (deficit)....................  (7,698)    57,994

  Deferred revenue consists primarily of the unrecognized portion of license and maintenance sales contracts. Our deferred revenue balance or changes in that balance may not be indicative of our total backlog or changes in the ordering patterns of our customers.

  The consolidated balance sheet data as of March 31, 2000 is presented on an actual basis and on an as adjusted basis. The as adjusted balance sheet data reflects the sale of 795,094 shares of common stock in a private placement at the assumed initial public offering price of $15.00 per share less the underwriting discount that will close at the same time as this offering and the sale of 4,000,000 shares of common stock offered at an assumed initial public offering price of $15.00 per share less the underwriting discount and the estimated offering expenses.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before making an investment decision. Any of the risks described below could seriously harm our business, financial condition or operating results. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

                     Risks Related to CrossWorlds' Business

Because of our limited operating history, it is difficult for us to predict and plan for challenges. As a result, our future performance may be harmed.

  We were incorporated in March 1996 and shipped our first products in November 1997. Because our operating history is limited, our future operating results and our future stock price are difficult to predict. We may not foresee trends that may emerge and harm our business, and we cannot forecast operating expenses based on our historical results. It is also difficult to plan to meet the challenges we face in the future, specifically:

  . expanding our customer base;

  . competing effectively with:

     .internal information technology departments of potential customers,

     .systems integrators that develop customized solutions and

     .other software vendors that offer e-business infrastructure products and

  . managing expanding operations--specifically our ability to install management information and control systems in an efficient and timely manner.

Also, there is little financial data that you can use to evaluate our business.

We have a history of losses, we expect future losses, and we may never achieve profitability.

  We have experienced operating losses in each quarterly and annual period since March 1996. We may never achieve profitability. Despite our history of losses, we believe it is vital to our future success that we increase our research and development and sales and marketing expenses. If expenditures related to the expansion of our operations are not accompanied or shortly followed by significantly increased revenue, our losses could be even greater than expected until we are able to delay or reduce these expenditures. For example, during 1998 we increased our operating expenses significantly, particularly sales and marketing expenses, based on our expectations of revenue growth that did not materialize as quickly as anticipated. These increased expense levels harmed our operating results for that period. We incurred a net loss of $15.5 million from March 1996 through December 31, 1997 against revenue of $1.1 million. We incurred a net loss of $41.4 million for the year ended December 31, 1998 against revenue of $7.7 million. We incurred a net loss of $38.2 million for the year ended December 31, 1999 against revenue of $19.1 million. We incurred a net loss of $10.9 million for the three months ended March 31, 2000 against revenue of $7.7 million. At March 31, 2000, we had an accumulated deficit of approximately $106.0 million. We may not be able to increase our revenue in the future. As a result, we expect to incur significant losses in the future, and we may never achieve profitability.

Because our quarterly revenue fluctuates significantly due to the nature of our sales cycles, we may disappoint investors' expectations or may not fulfill the expectations of the financial markets or financial analysts, which could cause our stock price to decline.

  Our sales cycle causes unpredictable fluctuations in our revenue which could adversely affect the value of your investment. Our sales cycle varies typically from two to nine months because:

  . our e-business infrastructure solutions are expensive, with a median selling price of approximately $530,000 comprised of licensing fees and service fees,

  . our products are complex and to generate sales we must spend a significant amount of time educating our potential customers about the uses and benefits of our products and

  . some of our prospective customers evaluate our products on a trial basis before entering a sales contract.

This lengthy sales cycle makes it difficult to predict the quarter in which expected orders will occur. Delays in the execution of orders could cause some or all of the licensing fee revenue from those orders to be shifted from the expected quarter to a subsequent quarter or quarters.

Because our quarterly revenue fluctuates significantly due to the nature of our product implementations, we may disappoint investors, which could cause our stock price to decline.

  We generally recognize license revenue from orders on a percentage-of-completion basis as the customer reaches milestones in their implementation of our products. We also recognize services revenue as we perform implementation services. As a consequence, the timing of our revenue depends on the continued progress of our customers' implementation cycles. Each customer has unique integration requirements and, because our products are complex, we must integrate a variety of enterprise applications in each implementation. Our product implementation schedules can take three to nine months or more and span multiple quarterly periods. If we fail to achieve continued progress on anticipated implementation schedules, or our customers delay, suspend or terminate their implementation efforts, we may not recognize the expected revenue on these orders until subsequent quarters, if at all.

Because a substantial majority of our revenue has been derived from a small number of selected industries, a decline in demand for our software in these industries could hurt our operations.

  We derive a large majority of our revenue to date from sales of our software and related services to customers in the telecommunications industry and the manufacturing industry. Any significant decline in the demand for, and market acceptance of, our software in these industries could hurt the results of our operations. As of March 31, 2000, we had 50 customers. 23 customers are in the manufacturing industry and 15 customers are in the telecommunications industry. Sales of products to customers in the manufacturing and telecommunications industries accounted for approximately 72% of our revenue in 1997, approximately 96% of our revenue in 1998, approximately 90% of our revenue in 1999 and approximately 75% of our revenue for the three months ended March 31, 2000. We expect that sales of our software and related services to customers in these industries will account for a majority of our revenue over the next twelve months.

We derive our revenue from a small number of customers, and our revenue could decline if we lose a major customer.

  We have generated a substantial portion of our revenue from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of our revenue. Many of our current customers will continue to provide a substantial portion of our revenue through additional license, implementation services and maintenance fees. In 1999, one customer accounted for more than 21% of our revenue and six customers collectively accounted for more than 50% of our revenue. The loss of even one customer could have a material adverse effect on our revenue.

If we are unable to increase software license revenue as a proportion of our overall revenue, our gross margins and profitability could be harmed.

  We believe that increasing our software license revenue as a proportion of overall revenue is essential to achieve and maintain profitability. To achieve this goal, we plan to further develop our relationships with systems integrators to have them perform a majority of the consulting services for our products. If we are unable to adequately train systems integrators to provide services for our products, or if systems integrators do not devote resources to providing services for our products, it will be significantly more difficult for us to increase software license revenue as a portion of overall revenue, thus limiting our ability to increase gross margins and profitability.

Our revenue will likely decline or slow if we do not develop and maintain successful relationships with systems integrators.

  We engage in joint sales, marketing and implementation efforts with a number of systems integrators including Deloitte Consulting, PricewaterhouseCoopers and CSC Consulting. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. We rely on these firms to:

  . recommend our products during the evaluation stage of the purchasing process,

  .  to refer prospective customers to us and

  .  to provide access to customers' executive-level decision makers.

If systems integrators are not appropriately trained to implement our products, our reputation with existing and prospective customers could be harmed. Our failure to establish or maintain these relationships could significantly harm our ability to license and successfully implement our e-business infrastructure software products. Our competitors may have stronger relationships with some systems integrators and as a result, those systems integrators may be more likely to recommend competitors' products.

If we are unable to compete in the market for business integration solutions, we may lose sales and may be forced to lower our prices, which would cause a decline in our revenue.

  The market for our products is intensely competitive. It is expected to become increasingly competitive as current competitors enhance and expand their product offerings and new competitors enter the market. Competition could result in:

  .  price reductions,

  .  reduced gross margins and

  .  loss of market share.

Any one of these results could significantly reduce our future revenues. Our current competitors include a number of companies offering alternative e-business infrastructure solutions.

  To date, we have faced competition from:

  .  internal information technology departments of potential customers,

  . systems integrators and other information technology service providers and

  . software vendors targeting one or more segments of our market including Vitria Technology, Inc., Software Technologies Corporation and TIBCO Software, Inc.

  It is also possible that alliances among competitors or new competitors, including Oracle Corporation, Microsoft or IBM, may emerge and rapidly acquire significant market share.

We depend on technology licensed to us by third parties. If we lose our right to use licensed technology, our revenue could be harmed and our costs could increase.

  Our software products incorporate technology licensed to us by third parties, currently BEA Systems, IBM and Inprise/Borland Corporation, which provides important messaging and other functionality. We depend on these third parties to deliver and support reliable products, and to enhance their products in response to industry trends and other technological changes. Any interruption in the supply of our licensed software or increases in the pricing of these licenses could harm our business by disrupting our operations, increasing our costs, delaying our sales and hindering our ability to support our existing customers.

                                 Industry Risks

The loss of, or inability to attract, senior management and other key personnel could harm our business and decrease the value of your investment.

  Our future success depends on the skills, experience and performance of our senior management team and other key personnel, and their ability to operate effectively, both individually and as a group. The intense competition for qualified personnel in our industry and geographic region could harm our ability to replace any of the members of our senior management team if we were to lose their services in the future. If we do not succeed in attracting new management and key personnel, or retaining and motivating existing management and key personnel, our business will be harmed. In particular, the services and expertise of our senior management team could be difficult to replace.

Our success depends upon our sales, consulting, support and technical personnel. If we fail to attract and retain these personnel, our business may be unable to grow and revenues could decline.

  If we fail to retain and sufficiently expand our direct sales force, or our consulting, customer support and technical staffs, we may not be able to increase revenue or achieve increased market acceptance of our products. To date, we have sold our products primarily through our direct sales force and have supported our customers through our consulting and customer support staff. Our technical personnel develop and maintain our new products and product enhancements. We believe that attracting and retaining these personnel is particularly difficult for us because:

  .  the market for e-business infrastructure software is still emerging,

  .  market acceptance of our products has not yet been achieved,

  .  the sales cycles for our products are lengthy and

  . we must constantly produce new products and product enhancements to compete. Also, the high demand for qualified technical personnel in the San Francisco metropolitan area makes it difficult to attract and retain technical personnel.

Our recent growth has strained our existing resources. Any failure to manage this growth may harm the value of your investment.



  Our recent growth has strained, and future growth may continue to strain, our personnel, management systems and resources, which could harm our business. We have grown from 111 employees as of December 31, 1997 to 235 employees as of March 31, 2000. As of March 31, 2000, we have also opened 15 sales offices and established five foreign subsidiaries. To effectively manage and support our operations, we will be required to:





  . integrate, train, motivate and manage our work force;

  . continue to improve our operational, financial and management controls, reporting systems and procedures and

  . maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

If we fail to manage and support our operations, our business would be harmed and our operating losses could increase.

Our management team has limited prior experience together and may not effectively manage our operations.

  Three of our seven current executive officers, our president and chief executive officer, senior vice president global services and senior vice president global sales and marketing, joined us within the last 9 months. They have limited prior experience working together and may not be effective working together. Management ineffectiveness may disrupt our entire business operation, distract our employees and impair our ability to execute our strategy.

Our international operations are expensive and challenging. If our international operations do not perform as projected, our operating losses may increase.

  We have committed significant resources to the opening of international offices and the expansion of international sales and support channels in advance of revenue. We expect to incur expenses for localizing our software for foreign markets. If our international expansion strategy does not generate sufficient revenue to offset these expenditures, our operating losses may increase. Revenues from international sales represented:

  .  20% of total 1997 revenue,

  .  23% of total 1998 revenue,

  .  14% of total 1999 revenue and

  .  33% of total revenue for the three months ended March 31, 2000.

  We have limited experience in marketing, selling and distributing our products and services internationally. In December 1998, we implemented strategic decisions to cease our Asian and Australian operations because our capital expenditures in those markets were not producing sufficient returns. As we expand our international operations, we may allow payment in foreign currencies and exposure to losses in foreign currency transactions would increase as a result.

If we fail to adapt to the rapid technological change which characterizes our market, we could lose market share or our products could become obsolete.

  The market for e-business infrastructure software is characterized by:

    . rapid technological change,

    . frequent new product introductions and enhancements,

    . uncertain product life cycles,

    . changing customer requirements and

    . evolving industry standards including Extensible Markup Language, or XML, and Secure Sockets Layer, or SSL.

The introduction of products embodying new technologies and the emergence of new industry standards could quickly make our existing products obsolete and unmarketable, which could harm our revenue. Our future success depends upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

If our products do not work with multiple hardware, software and networking platforms, some customers will not buy our products, and our revenue will decline.

  We currently serve a customer base with a wide variety of constantly changing hardware, software and networking platforms. If we are unable to provide and support our products on these multiple platforms, some customers will not buy our products and our business would be hurt. We may have lost potential sales due to our products' inability to support multiple hardware and software platforms.

If we are unable to build and maintain relationships with application software vendors, we could be unable to create and maintain our connectivity products and our revenue could be harmed.

  We have relationships with a number of application software vendors including SAP, Oracle Corporation, Siebel Systems, Clarify Inc., Portal Software, Inc., and MetaSolv Software, Inc. These vendors provide access to their software and documentation which enables us to develop connectivity solutions that are compatible with their products. If these relationships are terminated or restricted, or we are unsuccessful in establishing relationships with other vendors, our ability to develop connectivity solutions to integrate new and existing versions of these vendors' packaged enterprise applications would be harmed.

Defects in or slow performance of our software products could diminish demand for our products and cause costly liability, which would adversely affect our operating results.

  Our software products may contain undetected errors or defects, especially when first introduced or when new versions are released. Any errors, defects or slow performance that is discovered could result in:

    . loss of revenue,

    . delay in market acceptance,

    . diversion of development resources,

    . distraction of management,

    . damage to our customer relationships or reputation,

    . increased service and warranty cost or

    . costly litigation defense.

We have previously discovered errors in our software after shipping the software. These errors, when discovered by our customers, have impaired our customer relationships. Any defects and errors found in our products could cause customers to seek damages for loss of data, lost revenue, systems costs or other harm they may suffer. These damages may be high because our software products are critical to our customers' business operations. A successful product liability claim brought against us could harm our business.

The cost and difficulties of implementing our products could significantly harm our reputation, which may diminish our revenues.

  Our products are often implemented as part of complex, time consuming and expensive projects. Some of our customers have experienced delays and difficulties in implementing our products. Prolonged delays and difficulties have impaired our customer relationships. In many cases, our customers must interact with, modify or replace significant elements of their existing computer systems. This complicates the implementation process. If our customers are dissatisfied with the implementation process, our ability to license further products to these customers could be harmed. Dissatisfied customers may refuse to recommend our products to prospective customers.

Because our products could interfere with our customers' other software applications and hardware, we may be subject to claims by these customers, which may be costly and may not be adequately covered by insurance.

  Our e-business infrastructure products are integrated with our customers' other software and their networks. Customers or others may bring product liability or warranty claims based on damage to, or interference with, these networks or applications. Any of these claims could result in costly litigation or divert management's attention and resources. Our current insurance coverage would likely be insufficient to protect us from all liability that may be imposed under these types of claims.

Our failure to safeguard our intellectual property could reduce our revenues, or cause us to incur costly litigation.

  The value of our software products arises from the intellectual property in those products. We rely primarily on a combination of:

  .  patents,

  .  copyrights,

  .  trademarks,

  .  trade secret laws and

  . contractual obligations with employees and third parties to protect the proprietary aspects of our technology.

The legal protection is limited. Unauthorized parties may copy aspects of our products and obtain and use information that we believe is proprietary. Other parties may breach confidentiality agreements or other protective contracts they have made with us. The laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. Litigation may be necessary to enforce our intellectual property rights. Intellectual property litigation has an uncertain outcome and could result in substantial costs and diversion of management's attention and resources.

Because our market is new, competitive and dependent upon intellectual property rights, we could face costly litigation brought by third parties for infringement of their rights.

  We may be subject to legal proceedings and claims for alleged infringement of third party proprietary rights, including patents, trademarks or copyrights. Any litigation could result in substantial costs and diversion of management's attention and resources. Parties making infringement claims against us may obtain judgments against us, which could prevent us from selling our products or require us to enter into royalty or license agreements which are not advantageous to us.

                                 Offering Risks

Our stock price may be volatile because of the stock price volatility of other companies in our industry and because our stock has not been publicly traded before, and, as a result, you may lose all or part of your investment.

  The market price of our common stock is likely to be highly volatile. This volatility could be caused by fluctuation of market valuations of significant companies in our industry. The volatility could also be caused by the market struggling to arrive at a valuation for our newly marketed stock. Equity markets, particularly the market for high-technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. Volatility in our stock price may cause you to lose all or part of your investment.

The cost of possible securities class action litigation could increase our expenses and damage our reputation with prospective and existing customers.

  Securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Litigation could result in substantial costs and a diversion of management's attention and resources.

Our executive officers and directors own a large percentage of our voting stock and could delay or prevent a change in our corporate control or other matters requiring stockholder approval, even if favored by our other stockholders.

  Immediately after this offering, our executive officers and directors, and their affiliates, will continue to own approximately 47.09% of our outstanding common stock. These stockholders may be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration of voting power could have the effect of delaying or preventing a change in control that other stockholders view as favorable.

Investors in this offering will experience immediate and substantial dilution and will pay a higher price for our common stock than our existing stockholders paid.

  Purchasers of the common stock in the offering and private placement will suffer an immediate and substantial dilution of $12.66 per share in the net tangible book value of our common stock from an assumed initial public offering price of $15.00 per share. The exercise of options with further dilute your investment.

Approximately twenty million eight hundred eighteen thousand, or 84%, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

  After this offering, we will have outstanding 24,817,766 shares of common stock. This includes the 4,000,000 we are selling in this offering, which may be resold in the public market immediately. Also, approximately 159,999 shares that will be issuable on the exercise of warrants may be sold into the market immediately and 6,334 shares that will be issuable on the exercise of a warrant may be sold into the market between 60 and 120 days after the date of this prospectus. The remaining 84%, or 20,817,766 shares, of our total outstanding shares will become available for resale in the public market as shown in the chart below.

  As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

   Number of shares/
 % of total outstanding Date of availability for resale into public market
 ---------------------- -----------------------------------------------------
 19,923,500 / 80.3%     180 days after the date of this prospectus due to an
                        agreement these shareholders have with the
                        underwriters, who may waive this restriction, and due
                        to the requirements of federal securities laws.
      99,172 / 0.4%     Between 180 and 365 days after the date of this
                        prospectus due to the requirements of the federal
                        securities laws.
     795,094 / 3.2%     365 days after the date of this prospectus due to the
                        requirements of the federal securities laws, unless
                        registered for resale sooner under the federal
                        securities laws.

                     YOU SHOULD NOT RELY ON FORWARD-LOOKING
                STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN

  This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates, believes, plans, expects, future, intends and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates of the growth of various markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks to our business described in this prospectus.

  We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of the 4,000,000 shares of common stock that we are selling in this offering and from a private placement of 795,094 shares of common stock that will close at the same time as this offering will be approximately $65.7 million. We estimate net proceeds of $74.1 million if the underwriters' option to purchase additional shares is exercised in full. These figures are based upon an offering price of $15.00 per share less the underwriting discount and estimated offering expenses.

  We currently expect to use the net proceeds primarily for:

  .  working capital,

  .  general corporate purposes,

  .  increased sales and marketing expenditures,

  .  increased research and development expenditures and

  .  capital expenditures made in the ordinary course of business.

We intend, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

  Before these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and consequently do not anticipate paying any cash dividends. Our credit facility with Silicon Valley Bank prohibits us from paying dividends without the bank's prior approval.

                                 CAPITALIZATION

  This table presents our long-term debt and capitalization as of March 31, 2000:

  . on an actual basis;

  . on a pro forma as adjusted basis to reflect:

    . the conversion of all outstanding shares of convertible preferred stock into 16,542,628 shares of common stock upon the closing of this offering,

    . our sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share less underwriters' discount and the application of the net proceeds we receive from that sale and

    . our sale of 795,094 shares of common stock in a private placement that will close at the same time as this offering at the assumed initial public offering price of $15.00 per share less the underwriters' discount and the application of the net proceeds we receive from that sale.

  This table should be read with our consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                            March 31, 2000
                                                         ----------------------
                                                                     Pro Forma
                                                          Actual    As Adjusted
                                                         ---------  -----------
                                                            (in thousands)
Cash and cash equivalents............................... $   8,722   $  74,414
                                                         =========   =========
Long-term debt and capital lease obligations, less
 current portion........................................     2,818       2,818
                                                         ---------   ---------
Stockholders' equity (deficit):
  Convertible preferred stock; actual--17,000,000 shares
   authorized, 16,126,003 shares issued and outstanding;
   pro forma as adjusted--no shares authorized, issued
   or outstanding ......................................       161          --
  Common stock; actual--45,000,000 shares authorized,
   3,480,044 shares issued and outstanding; pro forma as
   adjusted--150,000,000 shares authorized, 24,817,766
   shares issued and outstanding........................         3          25
  Additional paid-in capital............................   102,312     168,143
  Deferred stock-based compensation.....................    (4,210)     (4,210)
  Accumulated deficit...................................  (105,964)   (105,964)
                                                         ---------   ---------
    Total stockholders' equity (deficit)................    (7,698)     57,994
                                                         ---------   ---------
      Total capitalization.............................. $  (4,880)  $  60,812
                                                         =========   =========

 Additional Share Information

  The outstanding share information in the table is as of March 31, 2000 and excludes:

  . 7,427,997 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.60 per share;

  . 444,255 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.38 per share and

  . 506,113 shares reserved for future issuance under our 1997 stock option plan and 196,475 shares reserved for future issuance under our 1999 executive stock plan.

 Share Reserves

  In January 2000, our board of directors approved changes to our stock option plan reserves. On the effective date of this offering, the shares reserved for future issuance under our stock option plans will be:

  . 1997 stock plan: 3,000,000 shares.

  . 2000 employee stock purchase plan: 750,000 shares.

  . 2000 directors' stock option plan: 300,000 shares.

These share reserves replace any stock option reserves existing immediately before the effective date of the offering. The reserves which existed immediately before the effective date totalled 702,588 shares on March 31, 2000.

                                    DILUTION

  As of March 31, 2000, our pro forma net tangible book deficit was approximately $(7,698,000) or $(0.38) per share of common stock after giving effect for the conversion of all outstanding shares of convertible preferred into 16,542,628 shares of common stock. Pro forma net tangible book deficit per share is equal to the total amount of our tangible assets minus our total liabilities divided by the number of shares of our common stock outstanding. This formula can be represented by:

                   total tangible assets -- total liabilities
                       shares of common stock outstanding

  After giving effect to the receipt of the estimated net proceeds from the sale of 795,094 shares of common stock in a private placement that will close at the same time as this offering and the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, our pro forma, as adjusted net tangible book value at March 31, 2000 would have been approximately $58.0 million or $2.34 per share of common stock. This represents an immediate increase in net tangible book value of $2.72 per share to existing stockholders and an immediate dilution of $12.66 per share to new investors. This table illustrates this per share dilution:

   Assumed initial public offering price per share..............          $15.00
     Pro forma net tangible book deficit per share as of March
      31, 2000..................................................  $(0.38)
     Increase per share attributable to new investors...........    2.72
                                                                  ------
   Pro forma net tangible book value after the private placement
    and the offering............................................            2.34
                                                                          ------
   Dilution per share to new investors..........................          $12.66
                                                                          ======

 Comparative Investment Information

  This following table summarizes on a pro forma basis, as of March 31, 2000, the differences between existing stockholders and new investors in the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
   Existing stockholders...... 20,022,672   80.7% $ 89,917,000   55.8%  $ 4.49
   New investors..............  4,795,094   19.3%   71,092,000   44.2%   14.83
                               ----------  -----  ------------  -----
     Totals................... 24,817,766  100.0% $161,009,000  100.0%
                               ==========  =====  ============  =====

 Additional Share Information

  The existing stockholders' information presented above includes 16,126,003 shares of preferred stock which will be automatically converted into 16,542,628 shares of common stock upon the closing of this offering. This information is as of March 31, 2000 and excludes:

  . 7,427,997 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.60 per share,

  . 444,255 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.38 per share and

  . 506,113 shares reserved for future issuance under our 1997 stock option plan and 196,475 shares reserved for future issuance under our 1999 executive stock plan.

 Share Reserves

  In January 2000, our board of directors approved changes to our stock option plan reserves. Effective on the effective date of this offering, the shares reserved for future issuance under our stock option plans, will be:

  . 1997 stock plan: 3,000,000 shares.

  . 2000 employee stock purchase plan: 750,000 shares.

  . 2000 directors' stock option plan: 300,000 shares.

The share reserves replace any stock option reserves existing immediately before the effective date of the offering. These reserves totalled 702,588 shares on March 31, 2000.

  The issuance of common stock for outstanding options and warrants or options issued in the future will result in further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data should be read with Management's Discussion and Analysis of Financial Condition and Results of Operations, our consolidated financial statements and related notes, and other financial information included elsewhere in this prospectus.

                          Period From
                         March 8, 1996                                 Three Months
                          (Inception)   Year Ended December 31,      Ended March 31,
                          to December  ----------------------------  -----------------
                           31, 1996      1997      1998      1999     1999      2000
                         ------------- --------  --------  --------  -------  --------
                                   (in thousands, except per share data)
Consolidated Statements
 of Operations:
 Revenue:
 Software license.......    $    --    $    748  $  3,973  $  8,194  $ 1,617  $  3,183
 Service, maintenance
  and other ............         --         360     3,733    10,900    2,019     4,515
                            -------    --------  --------  --------  -------  --------
 Total revenue..........         --       1,108     7,706    19,094    3,636     7,698
 Cost of revenue:
 Software license and
  royalties.............         --          36       438     1,599      128       121
 Service, maintenance
  and other, excludes
  stock-based
  compensation of $416
  and $254 for the
  years ended
  December 31, 1998 and
  1999 and $34 and $86
  for the three months
  ended March 31, 1999
  and 2000..............         --       1,860     5,392    10,127    1,779     4,528
                            -------    --------  --------  --------  -------  --------
 Total cost of
  revenue...............         --       1,896     5,830    11,726    1,907     4,649
                            -------    --------  --------  --------  -------  --------
   Gross profit (loss)..         --        (788)    1,876     7,368    1,729     3,049
                            -------    --------  --------  --------  -------  --------
 Operating expenses:
 Research and
  development, excludes
  stock-based
  compensation of
  $1,623 and $89 for
  the years ended
  December 31, 1998 and
  1999 and $80 and $179
  for the three months
  ended March 31, 1999
  and 2000..............        757       4,080    11,748    14,243    3,124     3,775
 Sales and marketing,
  excludes stock-based
  compensation at
  $2,052 and $897 for
  the years ended
  December 31, 1998 and
  1999 and $68 and $380
  for the three months
  ended March 31, 1999
  and 2000..............        375       6,954    23,141    21,792    4,647     6,388
 General and
  administrative,
  excludes stock-based
  compensation at $683
  and $222 for the
  years ended December
  31, 1998 and 1999 and
  $(42) and $63 for the
  three months ended
  March 31, 1999 and
  2000..................        503       2,296     4,066     6,145      789     2,653
 Amortization of
  deferred stock-based
  compensation..........         --          --     4,774     1,462      140       708
                            -------    --------  --------  --------  -------  --------
 Total operating
  expenses..............      1,635      13,330    43,729    43,642    8,700    13,524
                            -------    --------  --------  --------  -------  --------
   Operating loss.......     (1,635)    (14,118)  (41,853)  (36,274)  (6,971)  (10,475)
 Other income (expense),
  net...................         41         166       479    (1,912)    (291)     (383)
                            -------    --------  --------  --------  -------  --------
   Net loss.............    $(1,594)   $(13,952) $(41,374) $(38,186) $(7,262) $(10,858)
                            =======    ========  ========  ========  =======  ========
 Net loss per share:
 Basic and diluted......    $ (2.83)   $ (11.88) $ (19.99) $ (13.40) $ (3.11) $  (3.41)
                            =======    ========  ========  ========  =======  ========
 Weighted average
  shares used in
  computation...........        564       1,175     2,069     2,850    2,332     3,181
                            =======    ========  ========  ========  =======  ========
 Pro forma net loss per
  share:
 Basic and diluted......    $ (0.31)   $  (1.70) $  (3.55) $  (2.38) $(0.55)  $  (0.55)
                            =======    ========  ========  ========  =======  ========
 Weighted average
  shares used in
  computation...........      5,162       8,201    11,641    16,062   13,151    19,723
                            =======    ========  ========  ========  =======  ========

                                                                        As of
                                              December 31,            March 31,
                                     -------------------------------  ---------
                                      1996   1997    1998     1999      2000
                                     ------ ------- -------  -------  ---------
                                                  (in thousands)
Consolidated Balance Sheet Data:
 Cash and cash equivalents.........  $1,273 $24,741 $ 5,415  $12,506   $ 8,722
 Working capital (deficit).........   1,074  21,938  (4,648)  (1,052)   (8,827)
 Total assets......................   1,606  28,085  15,757   29,177    28,677
 Long term debt and capital lease
  obligations, less current
  portion..........................     --      986   6,254    3,513     2,818
 Stockholders' equity (deficit)....   1,391  22,947  (6,670)    (726)   (7,698)

  The consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999, and the selected consolidated balance sheet data at December 31, 1998 and 1999 presented on the prior page are derived from consolidated financial statements that have been audited by KPMG LLP, independent auditors, which are included elsewhere in this prospectus.

  The selected historical consolidated financial data for the period from March 8, 1996, inception, to December 31, 1996 and as of December 31, 1996 and 1997 have been derived from the audited financial statements. The audited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of financial position and results of operations for that period and as of that date. The consolidated statement of operations data for the three months ended March 31, 1999 and 2000 and the consolidated balance sheet data at March 31, 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited statement of operations data shown for the three-month periods ended March 31, 1999 and 2000 and the unaudited balance sheet as of March 31, 2000 have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The historical results presented on the prior page are not necessarily indicative of the results to be expected for any future fiscal period.

  Shares used in computing pro forma basic and diluted net loss per share include the shares used in computing basic and diluted net loss per share adjusted for the conversion of preferred stock to common stock, as if the conversion occurred at the date of original issuance.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

 Business

  We provide e-business infrastructure software that enables the integration and automation of business processes within enterprises and among their customers and suppliers using the Internet. Our products help businesses use the Internet to reduce information technology costs, increase productivity, improve responsiveness to customer demands and enhance overall competitiveness.

 Historical spending

  We were incorporated in March 1996 and released our first product in November 1997. Since March 1996, we have incurred substantial research and development costs, invested heavily in our sales, marketing and professional services organizations and have expanded our global operations and corporate infrastructure to support our long-term growth strategy. We have also made substantial investments in marketing and in building strategic partnerships. Our full-time employees increased from 111 as of December 31, 1997 to 235 as of March 31, 2000. Because our expenditures have been much higher than our revenue, we have incurred net losses in each fiscal quarter since March 1996. At March 31, 2000, we had an accumulated deficit of $106.0 million. We anticipate that our operating expenses will continue to increase as we expand our product lines and sales and marketing efforts. We expect to incur net losses at least through the end of 2001.

 Revenues

  Revenues to date have been derived from the sale of our e-business infrastructure software and from maintenance and support, consulting and training services. Customers who license our software generally purchase maintenance contracts, typically covering a twelve month period. Customers may also purchase consulting services, which are customarily billed by us at a fixed daily rate plus out-of-pocket expenses. We also offer training services that are billed on a per student or per class session basis. The initial total orders from end-user customers, including licenses and services, have ranged from just under $100,000 to over $6.0 million.

 Revenue recognition policy

  Our software arrangements typically involve significant customization or implementation services. As a result, software license revenue is generally recognized using the percentage-of-completion method over the project implementation cycles, which typically range from three to nine months. In circumstances where we are unable to estimate the amount of effort required to customize or implement the software, software license revenue is recognized using the completed contract method. To date, we have not encountered any circumstances where we have been unable to estimate the amount of effort required to customize or implement our software.

  In the future, we may recognize revenues for projects implemented by our systems integrator partners upon shipment when our services are not essential to the functionality of the software. Consulting and service revenue is recognized as the services are performed. Maintenance revenue from customer support and product upgrades, including maintenance bundled with original software licenses, are deferred and recognized ratably over the term of the maintenance agreement. When we enter into software arrangements with resellers, we do not recognize revenue until the reseller demonstrates it has an arrangement with the end user that satisfies our revenue recognition criteria. Our revenue recognition policy complies with the American Institute of Certified Public Accountants', AICPA, Statement of Position 97-2, Software Revenue Recognition.

 Revenue mix

  As a result of our revenue recognition policy, which requires us to defer recognition of services revenue and other revenue not received for software licenses, the mix of license, service and other revenue for the current quarter does not necessarily reflect the mix in sales activities for the current quarter. For example, revenues recognized during the quarter ended March 31, 2000 generally resulted from sales made during the second and third quarters of fiscal 1999. We expect the future revenue mix to be more reflective of our current period sales mix, which has been weighted more heavily towards software licenses than previous quarters. Because our sales mix for the current quarter has been weighted more heavily towards software license revenue, as opposed to service and other revenue, than in previous quarters, we expect that in the future our revenue mix for a particular quarter will more closely reflect our sales mix in that quarter.

 Sales efforts and strategic relationships

  Our sales to date have been primarily generated by our direct sales force, with a small percentage derived from indirect channels. In an effort to increase sales and provide additional skilled implementation resources to our customers, we have established relationships with third-party systems integrators including Cap Gemini, CSC, Deloitte Consulting, EDS, Ernst & Young and PricewaterhouseCoopers. In June 1999, CrossWorlds and IBM announced a strategic relationship focused on joint marketing and cooperative sales of a combined product offering.

 International operations

  We established an international presence in mid-1997 by opening a sales office in Germany. We subsequently opened sales offices in the United Kingdom and France in 1998. Revenues from international sales represented 20% of total 1997 revenue, 23% of total 1998 revenue, 14% of total 1999 revenue and 33% of total revenue for the three months ended March 31, 2000. The percentage decrease during the year ended December 31, 1999 was the result of significant revenue contribution from five U.S.-based customers, collectively accounting for greater than 48% of total revenue during the period. The percentage increase during the three months ended March 31, 2000 was the result of significant revenue contribution from four internationally-based customers, collectively accounting for greater than 26% of total revenue during the period.

 Accounts receivable days sales outstanding

  Because of our revenue recognition policy, we calculate accounts receivable days sales outstanding, DSO, as the total amount of our accounts receivable at the end of a quarter divided by our revenue for the quarter plus the net change in our current deferred revenue at the end of a quarter, multiplied by 90. This formula can be represented as:

                        quarter-end accounts receivable
                                                       X 90
     quarterly revenue + net change in quarter-end current deferred revenue

We believe this calculation is appropriate because license fees are typically billable regardless of whether revenue has been recognized or deferred. Under this method, DSO was 98 days as of March 31, 2000. Since the terms of some of our sales agreements spread our billings over the applicable project implementation cycle and our sales activity is concentrated at the end of each quarter, we anticipate that our DSO will continue to be substantial in future periods. Although our DSO calculation may not be comparable to other similarly titled information from other companies, we believe that it is an additional meaningful measure of liquidity.

 Deferred compensation

  In 1998, 1999 and during the first quarter of 2000, we issued stock options to employees at exercise prices that were subsequently judged to have been below fair value. We recognized the difference between the exercise prices and the later judged fair values as deferred stock-based compensation. We amortize deferred stock-based compensation over the vesting period of the related award as a non-cash expense in compliance with Financial Accounting Standards Board Interpretation No. 28. As of March 31, 2000,
$4.2 million in deferred stock-based compensation remained on our balance sheet which will be amortized to the consolidated statements of operations through the first quarter of 2003.

 Danger of period-to-period comparisons of results

  In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Additionally, despite our revenue growth, we do not believe that historical growth rates are necessarily sustainable or indicative of future growth.

Results of Operations

  The results of operations table presents operating data as a percentage of total revenue.

                                                              Three Months
                                                               Ended March
                                Year Ended December 31,            31,
                                ---------------------------   ---------------
                                  1997      1998      1999     1999     2000
                                --------   -------   ------   ------   ------
Revenue:
  Software license.............     67.5 %    51.6 %   42.9 %   44.5%    41.3%
  Service, maintenance and
   other.......................     32.5      48.4     57.1     55.5     58.7
                                --------   -------   ------   ------   ------
  Total revenue................    100.0     100.0    100.0    100.0    100.0
Cost of revenue:
  Software license and
   royalties...................      3.2       5.7      8.4      3.5      1.6
  Service, maintenance and
   other.......................    167.9      70.0     53.0     48.9     58.8
                                --------   -------   ------   ------   ------
  Total cost of revenue........    171.1      75.7     61.4     52.4     60.4
                                --------   -------   ------   ------   ------
    Gross margin...............    (71.1)     24.3     38.6     47.6     39.6
Operating expenses:
  Research and development.....    368.2     152.4     74.6     85.9     49.0
  Sales and marketing..........    627.6     300.3    114.1    127.8     83.0
  General and administrative...    207.2      52.8     32.2     21.7     34.5
  Amortization of deferred
   stock-based compensation....       --      62.0      7.7      3.9      9.2
                                --------   -------   ------   ------   ------
  Total operating expenses.....  1,203.0     567.5    228.6    239.3    175.7
                                --------   -------   ------   ------   ------
    Operating loss............. (1,274.1)   (543.2)  (190.0)  (191.7)  (136.1)
Other income (expense), net....     15.0       6.2    (10.0)    (8.0)    (5.0)
                                --------   -------   ------   ------   ------
    Net loss................... (1,259.1)% (537.0)%  (200.0)% (199.7)% (141.1)%
                                ========   =======   ======   ======   ======

 Results of Operations for the Three Months Ended March 31, 1999 and 2000

  Software license revenue. Our total revenue increased from $3.6 million in the three months ended March 31, 1999 to $7.7 million for the same period in 2000, representing growth of 112%. Our software license revenue increased from $1.6 million in the three months ended March 31, 1999 to $3.2 million for the same period in 2000, representing growth of 97%. The increases were due to increased acceptance of our expanded product offering in the marketplace, a greater number of transactions sold and a larger average transaction size.

  Service, maintenance and other revenue. Service, maintenance and other revenue increased from $2.0 million in the three months ended March 31, 1999 to $4.5 million for the same period in 2000, representing growth of 124%. These increases were due to an increase in consulting, training and maintenance fees associated with the increased number of transactions sold, the increased average transaction size and a larger installed license base.

  Cost of software license revenue and royalties. Cost of software license revenue and royalties was $128,000 in the three months ended March 31, 1999 and $121,000 for the same period in 2000, representing approximately 4% and 2% of total revenue. The decrease in absolute dollar amount and as a percentage of revenue was a result of replacing technology licensed by CrossWorlds with our own internally developed product in the fourth quarter of 1999.

  Cost of service, maintenance and other revenue. Cost of service, maintenance and other revenue was $1.8 million in the three months ended March 31, 1999 and $4.5 million for the same period in 2000, representing 49% and 59% of total revenue. The increase in cost of service, maintenance and other revenue as a percent of total revenue was due to increased personnel costs necessary to support increased customer demand. We expect our cost of service, maintenance and other revenue to continue to increase in absolute dollars in future periods.

  Research and development expenses. Research and development expenses increased from $3.1 million in the three months ended March 31, 1999 to $3.8 million for the same period in 2000. The increase was due to an increase in personnel costs associated with new product initiatives. Research and development personnel costs increased from $2.2 million in the three months ended March 31, 1999 to $2.8 million in the three months ended March 31, 2000. Research and development expenses represented 86% and 49% of total revenues in the three months ended March 31, 1999 and 2000. The decrease as a percentage of total revenues was due to growth in our total revenues. We expect our research and development expenses to continue to increase in absolute dollars in future periods.

  Sales and marketing expenses. Sales and marketing expenses increased from $4.6 million in the three months ended March 31, 1999 to $6.4 million for the same period in 2000. The increase resulted from higher sales commissions and bonuses associated with higher sales volume. Sales commissions and bonuses increased from $656,000 in the three months ended March 31, 1999 to $2.4 million in the three months ended March 31, 2000. Sales and marketing expenses represented 128% of total revenues in the three months ended March 31, 1999 and 83% of total revenues in the three months ended 2000. The decline in sales and marketing expenses as a percentage of total revenues was the result of growth in total revenue. We expect to continue hiring additional sales personnel and to increase promotion and other marketing expenditures in the future. Accordingly, we expect that sales and marketing expenses will increase in absolute dollars in future periods.

  General and administrative expenses. General and administrative expenses increased from $789,000 in the three months ended March 31, 1999 to $2.7 million for the same period in 2000, representing 22% and 34% of total revenue. The increase was a result of expenses related to our chief executive officer, increased staffing necessary to manage and support our growth and professional services associated with legal and auditing services. Costs associated with our chief executive officer increased from $148,000 in the three months ended March 31, 1999 to $1.2 million in the three months ended March 31, 2000. Other general and administrative personnel costs increased from $248,000 to $702,000 in the three months ended March 31, 1999 and 2000. Professional service expenses increased from $195,000 in the three months ended March 31, 1999 to $493,000 in the three months ended March 31, 2000.

  Other income (expense). Other expense increased from $291,000 in the three months ended March 31, 1999 to $383,000 for the same period in 2000, due to the amortization of the funding commitment which was recorded in February 2000.

  Amortization of deferred stock-based compensation. During the three months ended March 31, 1999 and 2000, we recorded total deferred stock-based compensation of $1.1 million and $2.4 million for stock option grants. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $140,000 in the three months ended March 31, 1999 and $708,000 for the same period in 2000.

  Provision for income taxes. We incurred net operating losses in the three months ended March 31, 1999 and 2000 and consequently paid no federal, state and foreign income taxes in either of these periods.

 Results of Operations for the Years Ended December 31, 1997, 1998 and 1999

  Software license revenue. Our total revenue increased from $1.1 million to $7.7 million to $19.1 million in 1997, 1998 and 1999, representing growth of 595% and 148%. Our software license revenue increased from $748,000 to $4.0 million to $8.2 million in 1997, 1998 and 1999, representing growth of 431% and 106%. The increases were due to increased acceptance of our expanded product offering in the marketplace resulting from a greater number of transactions sold and a larger average transaction size. Total transactions sold that produced revenue increased from six in 1997 to 26 in 1998 to 41 in 1999. License revenue from these transactions increased from an average of $125,000 in 1997 to $153,000 in 1998 to $200,000 in 1999.

  Service, maintenance and other revenue. Service, maintenance and other revenue increased from $360,000 to $3.7 million to $10.9 million in 1997, 1998 and 1999, representing growth of 937% and 192%. These increases were due to an increase in consulting, training and maintenance fees associated with the increased number of transactions sold that produced revenue and the increased average transaction size and a larger installed license base. The value of service, maintenance and other revenue from these transactions increased from an average of $60,000 in 1997 to $144,000 in 1998 to $266,000 in 1999.

  Cost of software license revenue and royalties. Cost of software license revenue and royalties increased from $36,000 to $438,000 to $1.6 million in 1997, 1998 and 1999, representing 3%, 6% and 8% of total revenue. The increase in absolute dollar amount was due to increases in software license and royalties revenue which increased the related royalty costs. The increase from 1997 to 1998 in cost of software license and royalties revenue as a percentage of total revenue was related to an increase in royalty fees for technology licensed by CrossWorlds. The increase from 1998 to 1999 in cost of software license and royalties revenue as a percentage of total revenue was related to the amortization of guaranteed minimum royalty payments. We expect this percentage to decrease in the future as a result of our replacing the licensed technology with our own internally developed product during the fourth quarter of 1999.

  Cost of service, maintenance and other revenue. Cost of service, maintenance and other revenue increased from $1.9 million to $5.4 million to $10.1 million in 1997, 1998 and 1999, representing 168%, 70% and 53% of total revenue. The increase in cost of service, maintenance and other revenue in absolute dollars across all periods was due to an increase in personnel costs. Cost of service, maintenance and other revenue as a percentage of total revenue declined in 1998 and 1999 because of greater usage of our consulting staff to generate revenue. We expect our cost of service, maintenance and other revenue to continue to increase in absolute dollars in future periods.

  Research and development expenses. Research and development expenses increased from $4.1 million to $11.7 million to $14.2 million in 1997, 1998 and 1999. The increase in each of these periods was due to an increase in personnel dedicated to new product initiatives. Research and development expenses represented 368%, 152% and 75% of total revenue in 1997, 1998 and 1999. The decrease as a percentage of total revenue was the result of growth in our total revenue. We expect our research and development expenses to continue to increase in absolute dollars in future periods.

  Sales and marketing expenses. Sales and marketing expenses increased from $7.0 million to $23.1 million from 1997 to 1998 and decreased to $21.8 million in 1999. Sales and marketing personnel costs increased from $2.2 million in 1997 to $6.9 million in 1998, travel and entertainment costs increased from $875,000 to $3.2 million, overhead costs increased from $1.0 million to $4.2 million and commissions and bonuses increased from $261,000 in 1997 to $3.3 million in 1998. In 1998, we also made significant expenditures on advertising and marketing programs, which increased from $2.3 million in 1997 to $4.3 million in 1998. We also invested in foreign operations in Australia and Asia in 1998, resulting in $734,000 in expenses. The decrease from 1998 to 1999 reflects significant reductions in expenditures on advertising from $4.3 million to $2.3 million, and the closure of foreign operations in Australia and Asia offset by increases in commissions and bonus expenses from $3.3 million in 1998 to $4.8 million in 1999. Sales and marketing expenses represented 628%, 300% and 114% of our total revenue in 1997, 1998 and 1999. The decrease as a percentage of total revenue was the result of growth in total revenue during both periods and reduced spending from 1998 to 1999. We expect our sales and marketing expenses to continue to increase in absolute dollars in future periods.

  General and administrative expenses. General and administrative expenses increased from $2.3 million to $4.1 million to $6.1 million in 1997, 1998 and 1999, representing 207%, 53% and 32% of our total revenue in 1997, 1998 and 1999. Expenses increased in each period due to increased staffing necessary to manage and support our growth. The decrease as a percentage of our total revenue was due to the growth in our total revenue.

  Other income (expense). Other income increased from $166,000 in 1997 to $479,000 in 1998, despite the lower year end cash balance in 1998. This increase was due to our completion of a $23.0 million financing at the end of 1997, resulting in a higher average cash balance in 1998 than in 1997. In 1999, other expense was $1.9 million. This expense in 1999 was due to the $1.0 million write-off of a prepaid royalty asset and approximately $1.0 million in interest payments on outstanding debt.

  Amortization of deferred stock-based compensation. During 1998 and 1999, we recorded total deferred stock-based compensation of $8.6 million and $225,000 for stock option grants. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $4.8 million and $1.5 million in 1998 and 1999.

  Provision for income taxes. We incurred net operating losses in 1997, 1998 and 1999 and consequently paid no federal, state and foreign income taxes in those years.

  As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $85.1 million and $70.2 million. We also had federal and state research and development tax credit carryforwards of approximately $1.2 million and $852,000. Our federal net operating loss carryforwards will expire at various dates beginning 2011 through 2019 if not utilized and our state net operating loss carryforward expires beginning in the year 2004.

  As of December 31, 1998 and 1999, we had deferred tax assets of approximately $23.0 million and $39.7 million. Our net deferred tax assets have been fully offset by a valuation allowance. Our net valuation allowance increased by $16.2 million and $16.8 million during 1998 and 1999. Deferred tax assets relate primarily to net operating loss carryforwards, and capitalized research and development costs.

 Nine Quarters Ended March 31, 2000

  The first table below shows CrossWorlds' consolidated statement of operations data for each of the nine quarters ended March 31, 2000. The second table shows those amounts as a percentage of total revenue for the same periods. This unaudited quarterly information was prepared on the same basis as CrossWorlds' audited consolidated financial statements and, in management's opinion, reflects all adjustments for normal recurring entries that are necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                            Quarter Ended
                          -----------------------------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,
                            1998      1998      1998       1998      1999      1999      1999      1999      2000
                          --------  --------  ---------  --------  --------  --------  --------- --------  --------
                                                            (in thousands)
Consolidated Statement
 of Operations Data:
Revenue:
Software licenses.......  $   977   $  1,155  $    545   $  1,296  $ 1,617   $ 1,811    $ 2,270  $  2,496  $  3,183
Service, maintenance and
 other..................      990        818       964        961    2,019     2,353      3,012     3,516     4,515
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Total revenue...........    1,967      1,973     1,509      2,257    3,636     4,164      5,282     6,012     7,698
Cost of revenue:
Software license and
 royalties..............       70         24        73        271      128       311        562       598       121
Service, maintenance and
 other(1)...............    1,159        948     1,598      1,687    1,779     2,420      2,698     3,230     4,528
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Total cost of revenue...    1,229        972     1,671      1,958    1,907     2,731      3,260     3,828     4,649
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Gross profit (loss).....      738      1,001      (162)       299    1,729     1,433      2,022     2,184     3,049
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Operating expenses:
Research and
 development(2).........    2,152      3,224     2,973      3,399    3,124     3,561      3,790     3,768     3,775
Sales and marketing(3)..    3,545      6,234     6,173      7,189    4,647     5,103      5,439     6,603     6,388
General and
 administrative(4)......      833      1,213       763      1,257      789     1,223      1,399     2,734     2,653
Amortization of deferred
 stock-based
 compensation...........      659        940     1,587      1,588      140       782        823      (283)      708
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Total operating
 expenses...............    7,189     11,611    11,496     13,433    8,700    10,669     11,451    12,822    13,524
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Operating loss..........   (6,451)   (10,610)  (11,658)   (13,134)  (6,971)   (9,236)    (9,429)  (10,638)  (10,475)
Other income (expense),
 net....................      299        192        10        (22)    (291)     (197)      (369)   (1,055)     (383)
                          -------   --------  --------   --------  -------   -------    -------  --------  --------
Net loss................  $(6,152)  $(10,418) $(11,648)  $(13,156) $(7,262)  $(9,433)   $(9,798) $(11,693) $(10,858)
                          =======   ========  ========   ========  =======   =======    =======  ========  ========

--------

(1) Excludes stock-based compensation at $36, $93, $147, $140, $35, $142, $65,
    $12 and $86 for each of the quarters, ending March 31, 2000.

(2) Excludes stock-based compensation of $314, $450, $465, $394, $80, $(157),
    $123, $43 and $179 for each of the quarters, ending March 31, 2000.

(3) Excludes stock-based compensation of $239, $338, $782, $693, $68, $636,
    $322, $(129) and $380 for each of the quarters, ending March 31, 2000.

(4) Excludes stock-based compensation of $70, $59, $193, $361, $(43), $161,
    $313, $(209) and $63 for each of the quarters, ending March 31, 2000.

                                                           Quarter Ended
                         ------------------------------------------------------------------------------------------
                         Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,
                           1998      1998      1998       1998      1999      1999      1999       1999      2000
                         --------  --------  ---------  --------  --------  --------  ---------  --------  --------
As a Percentage of
 Revenue:
Revenue:
 Software license.......    49.7 %    58.5 %    36.1 %     57.4 %    44.5 %    43.5 %    43.0 %     41.5 %    41.3%
 Service, maintenance
  and other.............    50.3      41.5      63.9       42.6      55.5      56.5      57.0       58.5      58.7
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
 Total revenue..........   100.0     100.0     100.0      100.0     100.0     100.0     100.0      100.0     100.0
Cost of revenue:
 Software license and
  royalties.............     3.6       1.2       4.8       12.1       3.5       7.5      10.6        9.9       1.6
 Service, maintenance
  and other.............    58.9      48.0     105.9       74.7      48.9      58.1      51.1       53.7      58.8
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
 Total cost of revenue..    62.5      49.2     110.7       86.8      52.4      65.6      61.7       63.6      60.4
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
  Gross margin..........    37.5      50.8     (10.7)      13.2      47.6      34.4      38.3       36.4      39.6
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
Operating expenses:
 Research and
  development...........   109.4     163.4     197.0      150.6      85.9      85.5      71.7       62.7      49.0
 Sales and marketing....   180.2     316.0     409.0      318.5     127.8     122.6     103.0      109.8      83.0
 General and
  administrative........    42.3      61.5      50.6       55.7      21.7      29.4      26.5       45.5      34.5
 Amortization of
  deferred stock-based
  compensation..........    33.5      47.6     105.2       70.4       3.9      18.8      15.6       (4.7)      9.2
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
 Total operating
  expenses..............   365.4     588.5     761.8      595.2     239.3     256.3     216.8      213.3     175.7
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
  Operating loss........  (327.9)   (537.7)   (772.5)    (582.0)   (191.7)   (221.9)   (178.5)    (176.9)   (136.1)
Other income (expense),
 net....................    15.2       9.7       0.7       (1.0)     (8.0)     (4.7)     (7.0)     (17.5)     (5.0)
                          ------    ------    ------     ------    ------    ------    ------     ------    ------
  Net loss..............  (312.7)%  (528.0)%  (771.8)%   (583.0)%  (199.7)%  (226.6)%  (185.5)%   (194.4)%  (141.1)%
                          ======    ======    ======     ======    ======    ======    ======     ======    ======

  Overall trends. The trends discussed previously in the annual comparisons of operating results from 1997 through the quarter ended March 31, 2000, generally apply to the comparison of results of operations for our nine most recent quarters ended March 31, 2000.

  Revenue mix. Our software license and service revenue mix fluctuated significantly at various times during the last nine quarters because the service components of our sales contracts fluctuated based on the customization and installation needs of our customers.

  In the quarter ended September 30, 1998, software license revenue was lower as a percentage of total revenue relative to the other eight quarters ended March 31, 2000 because fewer sales were closed in the prior quarter and three significant projects were completed in the prior quarter. We also started and completed three limited implementation projects designed to allow customers to evaluate our software, resulting in a lower percentage of software license revenue from those projects during the period. During the quarter ended June 30, 1998, 5 sales closed as compared to 8 sales closing in the immediately preceding quarter ended March 31, 1998. Services, maintenance and other revenue increased significantly from the quarter ended December 31, 1998 to the quarter ended March 31, 1999 because of the implementation of two significant projects. Revenue increased significantly in the quarter ended March 31, 2000 as a result of increased sales volumes.

  Cost of software license and royalties revenue. During the quarter ended December 31, 1998, cost of software license and royalties revenue increased as a percentage of total revenue due to an increase in royalty fees paid by CrossWorlds for third party technology licenses. The increase for the two quarters ended December 31, 1999 in cost of software license and royalties revenue as a percentage of total revenue related to the amortization of $500,000 during each of the two quarters for guaranteed minimum royalty payments for technology licensed by CrossWorlds. This percentage decreased in the quarter ended March 31, 2000 as a result of our replacing the licensed technology with our own internally developed product during the fourth quarter of 1999. In anticipation of increased customer demand which did not materialize until later periods, we expanded our professional services organization during the quarter ended September 30, 1998, resulting in increased services costs as a percentage of total revenue during that quarter. Cost of service, maintenance and other revenue increased in absolute dollars in the three months ended March 31, 2000 due to increased personnel costs resulting from increased hiring to meet increased customer demand.

  Research and development expenses. Research and development expenses increased during the quarter ended June 30, 1998 due to increased staffing as we accelerated our efforts to expand our product lines.

  Sales and marketing expenses. Sales and marketing expenses increased during the quarter ended June 30, 1998 as a result of:

  .  increased advertising,

  .  increased personnel costs and

  . expanded business development efforts as we established our presence in the marketplace and built strategic partnerships.

  Advertising costs during the quarter ended June 30, 1998 increased from $690,000 during the quarter ended March 31, 1998 to $1.9 million, salary and wage expense increased from $1.0 million to $1.9 million and expanded business development efforts increased from $430,000 to $1.0 million.

  Sales and marketing expenses decreased during the quarter ended March 31, 1999 as the result of:

  .  our reorganization,

  .  the reduction in the size of our marketing organization,

  . our election not to pursue advertising campaigns similar to those we pursued in 1998,

  .  a reduction in our travel expenses and

  . our strategic decisions in December 1998 to cease our Asian and Australian operations.

  From the quarter ended December 31, 1998 to the quarter ended March 31, 1999, salary and wage related expenses decreased from $3.7 million to $2.4 million, advertising expenses decreased from $800,000 to $460,000, travel expenses decreased from $1.2 million to $600,000 and Asian and Australia related expenses decreased from $230,000 to $25,000.

  Sales and marketing expenses increased during the quarter ended December 31, 1999 due to increased commissions expense payable to sales and business development personnel. Commission expense increases are generally not comparable to revenue increases because we typically recognize revenues on a percentage-of-completion basis while commissions are earned and expensed in the quarter in which the sale is made.

  General and administrative expenses. General and administrative expenses increased during the quarter ended December 31, 1999 as a result of expenses related to our chief executive officer, and costs incurred employing him, totalling $1.3 million.

  Total operating expenses. Total operating expenses increased during the quarter ended June 30, 1999 from the prior quarter as we increased our investment in research and development, expanded our direct sales force, and built our finance infrastructure to support our growth. Total operating expenses increased during the quarter ended December 31, 1999 from the prior quarter as a result of the increase in sales commission expense and expenses incurred employing our chief executive officer. Sales commission expense increased from $970,000 during the quarter ended September 30, 1999 to $2.2 million during the quarter ended December 31, 1999 and expenses related to our chief executive officer increased from $200,000 to $1.5 million during the same period offset by a reduction in the amortization of deferred stock-based compensation from $823,000 to ($283,000).

  Other expenses. Other expense increased during the quarter ended December 31, 1999 compared to the same period in the prior year due to the write-off of a prepaid royalty asset. Our quarterly results have varied widely in the past, and we expect that they may continue to fluctuate in the future.

  Seasonality. We have experienced, and expect to continue to experience, seasonality in software and service orders. In recent years, there has been a relatively greater demand for our products in the fourth quarter than in each of the first three quarters of the year, particularly the first quarter. As a result, we have historically experienced relatively higher sales in the fourth quarter than in other quarters. We believe that these fluctuations are caused, in part, by customer buying patterns often influenced by year end budgetary pressures and the efforts of our direct sales force to meet or exceed year-end sales quotas. European sales may also tend to be lower during the summer months than during other periods. We expect that seasonal trends will continue.

  Revenue recognition. We recognize software license revenue over the project implementation cycle, which is typically from three to nine months. As a result, we expect that software license revenue will only be partially affected by seasonal trends.

                        Liquidity and Capital Resources

  Funding to date. We have funded our operations through March 31, 2000 through private sales of preferred equity securities, totaling $85.7 million and commercial bank loans and equipment leases. As of March 31, 2000, we had $8.7 million in cash and cash equivalents.

  Sources and uses of cash. Our operating activities resulted in net cash outflows of $11.4 million, $32.1 million, $28.7 million and $4.4 million in 1997, 1998, 1999 and the three months ended March 31, 2000. The sources of cash were:

  .  increases in accumulated liabilities,

  .  increases in accrued compensation and related expenses and

  .  increases in deferred revenue.

Uses of cash in operating activities were due to net operating losses and increases in accounts receivable.

  Investing. Investing activities used cash of $1.8 million in 1997, $3.6 million in 1998, $835,000 in 1999 and $245,000 in the three months ended March 31, 2000 because of purchases of capital equipment. In April 1999, we began leasing equipment through a $1.5 million master lease agreement with a lender.

  Financing. Financing activities provided:

  . $36.7 million in 1997 through the issuance of preferred stock and proceeds from an equipment loan;

  . $16.3 million in 1998 through the issuance of preferred stock, proceeds from an equipment loan and proceeds from the issuance of convertible subordinated notes and proceeds from a revolving line of credit;

  . $36.6 million in 1999, from the issuance of preferred stock and the issuance of a subordinated loan offset by repayments of credit facilities and

  . $884,000 in the three months ended March 31, 2000, from proceeds from exercise of stock options and warrants offset by repayments of credit facilities.

  Credit facilities. As of March 31, 2000, our principal commitments consisted of:

  .  obligations to Silicon Valley Bank under:

    .  equipment facility loans and

    .  an irrevocable letter of credit, and

  .  obligations to Comdisco under:

    .  the master lease agreement and

    .  a subordinated loan and security agreement.

As of March 31, 2000, we had $5.9 million in outstanding borrowings which are payable through 2003. We have a revolving line of credit which provides for borrowing of up to $10.0 million based on 65% of eligible accounts receivable. Borrowings under this line of credit accrue interest that is payable monthly at 0.10% above prime rate. As of March 31, 2000, we had no borrowings against this line of credit. Borrowings are secured by all of our assets. We have agreements that require us to comply with financial covenants. These covenants are that we maintain a 1.5 to 1.0 quick ratio, a $3.3 million tangible net worth and a 1.5 to 1.0 liquidity coverage ratio. As of March 31, 2000, we were in compliance with each of these covenants.

  Deferred revenue. Deferred revenue consists of the unrecognized portion of license and maintenance sales contracts. Our deferred revenue balance or changes in that balance may not be indicative of our total backlog or changes in the ordering patterns of our customers. Capital expenditures were for computer workstations used for product development, product demonstrations and customer support.

  Future funding requirements. We believe that the net proceeds from this offering, together with our current cash balances and the cash flows generated by operations and tax refunds, if any, will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. After that we may require additional funds to support our working capital requirements, or for other purposes. We may also seek to raise additional funds through public or private equity financings or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interests.

  A portion of our cash may be used to acquire or invest in complementary businesses or products, or to obtain the right to use complementary technologies. We have no current plans, agreements or commitments of this nature, and we are not currently engaged in any negotiations involving a transaction of this nature.

Qualitative and Quantitative Disclosures about Market Risk

  Because we market our products in the United States and in foreign countries, our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we believe that there is no material interest rate risk exposure. Consequently, no quantitative tabular disclosures are required.

Recent Accounting Pronouncements

  In December 1998, the governing body of the American Institute of Certified Public Accountants, issued Statement of Position 98-9, Software Revenue Recognition, with Respect to Certain Arrangements. Statement of Position 98-9 requires that revenue be recognized using the residual method in a multiple-element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently recognized in compliance with Statement of Position 97-2. We adopted Statement of Position 98-9 on January 1, 2000 and do not expect this adoption to have a material effect on our consolidated financial position or results of operations.

                                    BUSINESS

Overview

  We provide e-business infrastructure software that enables the integration and automation of business processes within companies and among their customers and suppliers using the Internet. Our products help traditional and new businesses use the Internet to reduce information technology costs, increase productivity, improve responsiveness to customer demands and enhance overall competitiveness. Our products are based on a modular architecture that meets the requirements of large enterprises, and combines standard Internet technologies with proprietary innovations.

  We provide pre-built connectivity solutions for leading technology environments and applications. We offer pre-built business process modules to support many of the common integration requirements of companies in our target markets. We also provide a set of tools that allow our customers to customize their integration solution to address their unique e-business requirements.

  We sell and market our products primarily through a direct sales force that targets companies in selected industries, including technology, industrial manufacturing, process manufacturing and telecommunications. Additionally, we utilize our relationships with IBM, SAP, global systems integrators and software providers to support the sales and implementation of our products in these and other markets. Our customers include companies such as Applied Materials, Delphi Automotive, DuPont, Ingersoll-Rand, Nortel Networks, Siemens, Solar Turbines/Caterpillar and U S WEST.

Industry Background

 The Need for Collaborative Business Strategies

  In recent years, many large companies have faced an increasingly competitive business environment. This competitive environment has been further complicated by changes in government regulation, mergers and acquisitions, and the increasing adoption of e-business strategies. In response to this changing environment, many companies are modifying their operations to increase efficiency and become more responsive to customer and market demands.

  In pursuit of these goals, many companies are implementing collaborative business strategies that improve coordination and communication among multiple business functions, divisions and trading partners. Examples of these strategies include:

  . using Internet-based marketplaces and trading exchanges,

  . collaborative supply and demand planning among trading partners,

  . outsourcing customer service and manufacturing activities to third parties and

  . inventory management across multiple company divisions and distribution channels.

  Efforts to implement these strategies, however, have been constrained by various information technology and business issues, including:

  . companies have traditionally been managed on a functional basis with minimal coordination between functions including procurement, manufacturing, sales, logistics and administration;

  . companies have adopted disparate packaged and custom enterprise applications to automate each business function, including:

    . enterprise resource planning applications from vendors including SAP and Oracle;

    . customer relationship management applications from vendors including Siebel and Clarify;

    . supply chain management applications from vendors including i2 Technologies, Manugistics Group, Inc. and Numetrix, a J.D. Edwards Company;

    . e-business applications from vendors including SAP, Ariba, Inc. and BroadVision, Inc. and

    . industry-specific applications from vendors including Portal and MetaSolv;

  . business processes typically span multiple functions and applications, requiring a significant level of integration within the enterprise;

  . extending internal and outsourced business processes outside the enterprise requires integration and coordination among customers' and suppliers' applications and

  . technological incompatibilities and functional differences among disparate applications make it difficult for these systems to communicate in real time and to be integrated over the Internet.

  For example, a seemingly simple task such as receiving and fulfilling a customer's order over the Internet may require interaction among the e-business, order management, manufacturing, logistics and accounting systems within one company, and the customer service, manufacturing and accounting systems of multiple trading partners, each using its own enterprise applications. The total dollar value of these business-to-business transactions over the Internet is expected to grow to $1.3 trillion by 2003, according to Forrester Research.

  As a result of this complexity, most large organizations face significant integration challenges. To address these challenges, companies need a flexible e-business infrastructure that automates internal and Internet-based business processes while utilizing existing investments in enterprise applications. The Yankee Group estimates that approximately 35% to 40% of total corporate information technology spending is now consumed by systems integration costs. This spending includes the cost of integration both within the enterprise and among trading partners over the Internet.

 Current Business Integration Market

  Business integration solutions have traditionally been provided by numerous parties, including:

  . systems integrators,

  . information technology departments within companies and

  . software vendors.

According to International Data Corporation Research, the worldwide systems integration services market is expected to grow from $41.0 billion in 1996 to $90.0 billion by 2003.

  The market for e-business software, according to Forrester Research, is expected to grow from $121.0 million in 1997 to $3.8 billion in 2002. The related market for data integration tools and enterprise application integration software, according to the Yankee Group, is expected to grow from $1.6 billion in 1998 to $5.0 billion in 2001. The Yankee Group defines enterprise application integration software as products that integrate business applications both within an enterprise and among trading partners.

  To date, the business integration software market has been comprised of four segments:

  . Messaging-Oriented Middleware is the underlying software that manages the movement of simple messages between applications. These products offer limited support for business logic that defines how, when and in what form data is transmitted between applications. Companies offering products in this segment include IBM, TIBCO and BEA.

  . Enterprise Application Integration Tools allow companies to build customized links between pairs of applications, known in the industry as point-to-point interfaces. These tools enable users to convert data from one application into a format that is able to be used by another application. Companies offering products in this segment include Active Software Inc., New Era of Networks Inc. and Mercator Software, formerly TSI Software International.

  . Electronic Data Interchange Software uses industry-specific data formats to enable point-to-point electronic links for the purpose of transmitting business documents. Companies offering products in this segment include Sterling Commerce and Harbinger.

  . XML Tools enable companies to build integration solutions based on the exchange of XML-formatted documents. These solutions typically do not address the integration requirements of applications within the enterprise. Companies offering products in this segment include OnDisplay, Inc. and webMethods, Inc.

 Shortcomings of Common Business Integration Approaches

  While the adoption of these products has driven substantial growth in the business integration software market, we believe these products fail to provide a complete business integration solution for a number of reasons:

  . Inability to Support e-Business. Many current business integration products lack support for standard Internet data formats and communication protocols. Furthermore, most solutions are not able to support complex, Internet-based processes between trading partners.

  . Lack of Business Process Support. Many tools-based or electronic data interchange solutions support the transmission of data or business documents rather than automating business processes between applications and enterprises. Many products do not provide pre-built support for the most common business process integration requirements.

  . Lack of Pre-built Application Connectivity. Many business integration solutions do not provide pre-built connectivity to the market's leading e-business and enterprise applications. Without this pre-built connectivity, companies may find it difficult to pursue e-business strategies using their existing information technology infrastructure.

  . Architectural Inflexibility. Most custom built interfaces cannot be easily applied to similar situations and require significant modifications or full-scale reprogramming when adding applications. Many business integration products are either based on out-dated technologies or do not provide an architecture that combines all required integration technologies into a unified product.

 New Approaches for Business Integration

  We believe that a large opportunity exists for software vendors to address these limitations by delivering solutions that:

  . provide an e-business infrastructure for the integration and automation of business processes both within the enterprise and among customers and suppliers over the Internet,

  . provide an open platform that supports high volumes of business transactions and meets the system management requirements of large companies,

  . utilize the functionality of leading enterprise application packages,

  . reduce changes to existing information technology environments and

  . operate in a variety of technical environments including those comprised of custom and packaged applications, various operating systems and the Internet.

  A comprehensive business integration solution with these features would improve operating efficiencies, enable organizations to adapt to changes in business and information technology requirements and allow companies to realize the benefits of e-business.

The CrossWorlds Solution

  Our e-business infrastructure software integrates and automates business operations within companies and among their customers and suppliers over the Internet. Our products are based on a modular architecture that meets the requirements of large enterprises, and combines standard Internet technologies with proprietary innovations. We offer a set of tools that customers can use to build e-business integration solutions, and extend and customize our pre-built components. Our pre-built components consist of connectivity solutions for leading applications and business process modules for integrating common e-business and enterprise processes.

  Our products are characterized by five elements:

 Flexible e-Business Infrastructure

  We believe our products provide a foundation for enabling e-business transactions between companies and their trading partners. We support a number of the leading packaged e-business applications and development environments. Our architecture also supports multiple e-business and Internet data and communication standards. When combined with our application integration and business process automation products, customers can rapidly deploy e-business solutions that take advantage of their existing information technology infrastructure.

 Real-time Business Process Automation

  We believe our integration solutions allow customers to accelerate their e-business initiatives by integrating disparate enterprise applications and automating their underlying business processes. We believe our solution reduces process redundancies and data inconsistencies between applications. We offer a process modeling toolset for building custom business process integration solutions and pre-built business process integration modules that utilize our knowledge of industry specific business practices.

 Extensive Packaged Application Integration

  We offer pre-built connectivity products for many of the leading packaged e-business and enterprise applications. These connectivity products use and complement the standard interfaces provided by each application vendor. Where required, we support multiple versions of applications to accommodate functional and technological changes in their interfaces. This allows customers to migrate between existing and new application releases with minimal changes to their integration solution, reducing their long term cost of integration.

 Extensive Custom Application Integration

  We offer a suite of tools that enables customers to extend their integration solutions to include custom applications. Our tools automate common integration development tasks including transforming data among different formats and establishing communications between applications and the CrossWorlds environment. To accelerate development efforts, we also provide pre-built connectivity to many common technology environments.

 Scalable Integration Architecture

  Our Java-based architecture supports relevant Internet and technology standards and can be extended to support new standards as they emerge. This architecture has been designed to allow customers to adapt to changes in business and information technology environments, including the addition of new applications or trading partners and the processing of increasingly large volumes of information.

Strategy

  Our objective is to establish and maintain a leadership position in the e-business infrastructure software market. To this end, our strategy includes these elements:

 Provide Comprehensive e-Business Solutions

  As enterprises increasingly conduct business over the Internet, they will face a growing number of integration challenges. Over the next twelve months, we intend to enhance our current e-business product offering by developing Internet-based business process integration modules and pre-building connectivity solutions for additional e-business applications including those used for Internet-based procurement and order management. We also intend to enhance our architecture by providing support for additional security and Internet standards as they emerge.

 Expand Business Process Automation and Application Integration Solutions

  We believe that the breadth and depth of our business process automation and application integration solutions are a primary competitive differentiator in our target markets. Within a single architecture, our solution addresses a broad range of integration requirements faced by global enterprises. Over the next two years we plan to build connectivity to additional packaged applications and technology environments. We will expand our set of pre-built business process integration modules to support additional customer requirements.

 Maintain and Extend Technology Leadership

  Our Java-based, open architecture uses industry-leading messaging middleware and proprietary innovations, providing an extensible, high-performance e-business infrastructure. As new technologies evolve, we intend to continue to improve this technology platform to ensure that our solutions meet the demanding requirements of large enterprises. We have been granted a patent on key elements of our technology and have additional patents pending on other portions of our architecture.

 Penetrate Selected Industries

  We believe that sales to global companies in selected industries including technology, industrial manufacturing, process manufacturing and telecommunications represent our greatest immediate revenue opportunities. Many companies in these industries have made significant investments in packaged and custom applications and are pursuing strategies that require the integration of these applications both internally and with trading partners over the Internet. Over the next two years we intend to expand our offerings in these markets and to target additional industries in the future where our solution can provide significant strategic benefit.

 Promote Broad Acceptance of the CrossWorlds Platform

  We are planning initiatives to promote broader acceptance of the CrossWorlds platform. One element of this plan is the CrossWorlds Exchange, an online, subscription-based resource containing a repository of integration components based on our open architecture. The CrossWorlds Exchange will also provide access to methodologies and templates to facilitate product development and implementation by customers, systems integration and other third parties. The CrossWorlds Exchange will be implemented in phases over the next six months. Another element of this plan is to work with partners to expand distribution of our products into additional industries.

 Expand Strategic Partnerships

  We intend to continue to develop and extend our strategic partnerships to promote adoption of our e-business infrastructure solutions. We believe that these strategic partnerships provide us with a competitive advantage. Our partnerships with enterprise application and other technology vendors and systems integrators provide sales and marketing support and access to required technology and expertise. Currently, our most significant strategic partners are IBM, SAP and a number of global systems integrators. Over the next twelve to twenty-four months we expect our systems integrator partners will increasingly provide the resources needed to implement our products.

Products and Technology

  Our e-business infrastructure products include business process integration software and application connectivity components. These products are supported by a Java-based architecture and a toolset that can be used to develop and deploy customized integration solutions. The e-Business Infrastructure Products table provides a summary view of our product offerings.

                       e-Business Infrastructure Products

                Product                               Description
 -------------------------------------- --------------------------------------

 Business Process Integration Products  Business process integration toolset
                                        .CrossWorlds Process Designer
                                        Pre-built business process integration
                                        modules
                                        .CrossWorlds eBusiness
                                        .CrossWorlds Customer Interaction
                                        .CrossWorlds Enterprise
                                        Pre-built application connectivity
 Application Integration Products       solutions
                                        .CrossWorlds Application Connectors
                                        .CrossWorlds Technology Connectors
                                        Custom application integration toolset
                                        .CrossWorlds Connector Development Kit
                                        .CrossWorlds Map Designer
                                        .CrossWorlds Relationship Designer
 Infrastructure Products                .CrossWorlds InterChange Server
                                        .CrossWorlds System Manager

   A typical installation would include one or more CrossWorlds InterChange Servers, and a set of pre-built business process integration modules and connectors that support a customer's specific requirements. We also provide software maintenance and support, training and associated implementation services.

Business Process Integration Products

  Our business process integration solution is comprised of pre-built modules and development tools that enable business process integration within the enterprise and among trading partners over the Internet. Our solution allows customers to:

  . extend the functionality of individual applications, which enables additional e-business capabilities,

  . reconcile differences and redundancies in the information managed by disparate applications and

  . provide access to information not usually available to the user of a single application.

  The foundation for our business process integration solution is our common object model. All business processes within our system operate using a data model that is designed to be independent of the way any specific application represents its data. This common object model is a superset of the models employed by the most widely deployed packaged enterprise applications. We believe that the use of a common object model for business process integration reduces the maintenance burden of the integration.

 Business Process Integration Toolset

  Business process integration modules are created and extended using the CrossWorlds Designer suite of tools. The CrossWorlds Process Designer is a standards-based tool for creating CrossWorlds common objects, designing business process flows and automatically generating the underlying Java programming code to operate on the CrossWorlds InterChange Server. To simplify development and customization, process components are presented to the user visually, and are defined and configured through the CrossWorlds Process Designer's graphical user interface.

 Pre-Built Business Process Integration Modules

  Our customers can create their own business process integration modules with our tools, and can use our pre-built integration modules to integrate many of the common business processes required for e-business and other enterprise business functions. These pre-built components utilize our common object model, allowing multiple processes to be combined into solutions that address complex requirements. Our pre-built process integration modules are grouped into three product lines that are detailed in these three tables.

  CrossWorlds eBusiness. Our eBusiness product line includes business process integration modules for integrating e-business applications and enabling companies to collaborate with their trading partners over the Internet. CrossWorlds eBusiness is designed to allow enterprises to implement e-business solutions that take advantage of their existing information technology investments.

                             CrossWorlds eBusiness

             Module                               Description
 ------------------------------- ---------------------------------------------


 CrossWorlds eSales              Integrates the various applications involved
                                 in the Internet-based sales and ordering
                                 process


 CrossWorlds eProcurement        Integrates self-service procurement
                                 applications with financial and inventory
                                 systems


 CrossWorlds eCustomer Service   Provides self-service information by
                                 integrating Internet-based customer
                                 relationship management applications with
                                 order management and financial systems

 CrossWorlds Demand Planning     Integrates forecasting applications with
                                 operational systems to enable effective
                                 demand planning within the enterprise and to
                                 support sales forecasting

 CrossWorlds Supply Planning     Enables effective planning by integrating
                                 supply planning applications with operational
                                 systems

  CrossWorlds Customer Interaction. Our Customer Interaction product line includes the business process integration modules that link customer relationship management, including sales force automation and customer service, order management, billing and enterprise resource planning applications. These products enable our customers to provide their sales and customer service staffs with real time access to enterprise information, improving customer service effectiveness and enhancing sales efficiency.

                        CrossWorlds Customer Interaction

             Module                               Description
 ------------------------------- --------------------------------------------


 CrossWorlds Sales Processing    Allows companies to seamlessly integrate
                                 sales force automation applications with
                                 order management and other applications

 CrossWorlds Service and Support Enables improved customer service by integrating customer relationship management applications with order management and financial systems

  CrossWorlds Enterprise. Our Enterprise product line includes business process integration modules that synchronize information about key corporate assets including customers, products, inventory and employees. This enables companies to maintain a single, current view of information that is often duplicated across multiple systems, and simplifies the task of exchanging data among trading partners.

                             CrossWorlds Enterprise

             Module                               Description
 ------------------------------- --------------------------------------------


 CrossWorlds Human Resources     Synchronizes relevant human resources
                                 information across multiple human resources
                                 applications and with multiple enterprise
                                 resource planning applications

 CrossWorlds Procurement         Enables an enterprise to synchronize product
                                 and vendor databases and generate purchase
                                 requisitions and orders among multiple
                                 procurement and financial applications

 CrossWorlds Inventory           Synchronizes and tracks inventory movements
  Management                     between inventory management and order
                                 fulfillment applications, providing a
                                 consistent view of distributed inventory
                                 across multiple plants and disparate
                                 applications

 CrossWorlds Financial           Integrates various functional applications
  Transactions                   with financial applications by posting
                                 accounts receivable, accounts payable and
                                 general ledger transactions

Application Integration Products

  Our application integration products include pre-built connectivity for many of the leading packaged applications and common technology platforms as well as a toolkit for building connectivity to custom applications.

  Many of our connectors support specific versions of enterprise applications and are upgraded by CrossWorlds as new functionality and interfaces are released by application vendors. We maintain a library of application and technology connectivity solutions for less common environments, some of which are included in the listings below. This library of connectivity solutions enables CrossWorlds implementation staff, customers and our systems integrator partners to more rapidly implement integration solutions.

 Pre-built Application Connectivity Solutions

  CrossWorlds Application Connectors. Our Application Connectors understand the means by which an application communicates with its external environment. Our Application Connectors monitor the events occurring within an application and use published interfaces to make them available to the CrossWorlds environment in real-time. Many of our Application Connectors include pre-built components that enable our customers to deploy e-business infrastructure solutions more rapidly.

  We offer Application Connectors for a number of the leading e-business and enterprise applications used by manufacturing and telecommunications companies, including those offered by BroadVision, Clarify, J.D. Edwards & Company, Kenan Systems, a subsidiary of Lucent Technologies, Inc., Manugistics, MetaSolv, Oracle, PeopleSoft Inc., Portal, SAP, and Siebel.

  CrossWorlds Technology Connectors. Our Technology Connectors provide connectivity to leading enterprise and e-business technology environments for integrating custom applications and applications that lack well-defined interfaces. Our Technology Connectors use widely adopted, standard technologies including:

     .  Open Database Connectivity, or ODBC;

     .  Java Database Connectivity, or JDBC;

     .  Hypertext Markup Language, or HTML;

     .  Common Object Request Broker Architecture, or CORBA;

     .  Extensible Markup Language, or XML;

     .  Electronic Data Interchange, or EDI;

     .  Customer Information Control System; or CICS;

     .  IBM MQ Series Integrator, or MQSI and

     .  Oracle Relational Database Management System, or Oracle RDBMS.

 Custom Application Integration Toolset

  Three tools are used to build connectivity solutions involving custom applications.

  CrossWorlds Connector Development Kit. Our customers can use our Connector Development Kit to:

  .  build connectors to custom applications,

  .  extend the connectivity provided by our pre-built connectors and

  . reuse previously built components to minimize the amount of programming required.

  CrossWorlds Map Designer. Our Map Designer tool is used to build and extend transformation maps that convert data from application specific formats into our common object model. The CrossWorlds Map Designer is a visual tool and is tightly integrated with the CrossWorlds environment to support high volumes of transformations.

  CrossWorlds Relationship Designer. Our Relationship Designer is a graphical tool that maintains references between data residing in disparate applications. Our customers can use the CrossWorlds Relationship Designer to define data relationships for maintaining a single view of information across multiple applications.

Infrastructure Products

  Our process automation and application integration solutions are deployed on the CrossWorlds InterChange Server, a Java-based, software product that scales to meet the requirements of global organizations and trading networks with large volumes of transactions.

  We believe that CrossWorlds' infrastructure products exhibit the key characteristics of software solutions used by large global organizations:

  Technology Infrastructure. Our InterChange Server utilizes a combination of proprietary technologies and industry-standard messaging middleware from IBM. The CrossWorlds InterChange Server is Java-based and modular allowing us to support the most widely-accepted operating systems and technology standards. We have been granted a patent on key elements of our architecture.

  e-Business Foundation. Our open platform supports a variety of Internet standards, including Extensible Markup Language, or XML, RosettaNet, Hypertext Markup Language, or HTML, Hypertext Transfer Protocol, or HTTP, File Transfer Protocol, or ftp, and Electronic Data Interchange, or EDI. The CrossWorlds InterChange Server:

  .  provides interfaces for multiple data formats,

  .  supports communications over multiple protocols and

  . allows us to support new and emerging e-business standards. Integrated security ensures the integrity and confidentiality of exchanges between trading partners.

  Scalability. Our e-business infrastructure is designed to meet the growing integration needs of organizations with multiple packaged and custom applications. The CrossWorlds InterChange Server is capable of executing multiple business processes simultaneously in a distributed environment. Our modular architecture gives customers flexibility in deploying our solution, and allows them to improve performance of individual components to enable the overall solution to grow with their needs.

  Manageability. Our System Manager tool is used to manage the CrossWorlds environment. The CrossWorlds System Manager is a visual tool and is tightly integrated with the CrossWorlds InterChange Server, enabling users to monitor and control the execution of our business process integration modules and connectivity solutions from a single user interface.

  Adaptability. Our architecture allows business process modules and connectors to be implemented independent of each other. This separation enables our customers to mix and match business process modules and connectors, which makes the integration solution more adaptable to changing business requirements.

Customers and Markets

  We have licensed our software to large global organizations in four industries: technology, industrial manufacturing, process manufacturing and telecommunications. Customers in other industries also have licensed our software to support specific functional integration projects. For our four targeted industries, we have developed industry initiatives to increase our market penetration, including:

  . industry-specific product development,

  . support for industry-specific applications,

  . dedicated sales and pre-sales teams and

  . focused marketing initiatives.

  This list shows all of our license customers, excluding nine customers who are not currently using our software and seven customers who are currently using our software but do not allow us to use their names publicly:

             Technology                            Telecommunications
-------------------------------------     -------------------------------------


 . Applied Materials                       . Avantel S.A./MCIWorldCom
 . Nortel Networks                         . Axtel
 . Royal Philips N.V.                      . Citykom Munster GmbH
 . Siemens                                 . CodeNet
 . Sony Corporation                        . EWE TEL AG

                                          . Excel Communications, Inc.
      Industrial Manufacturing            . HighwayOne
-------------------------------------     . KPNQwest

                                          . Orange Plc.
 . Andersen Corporation                    . Orbitel
 . Delphi Automotive                       . U S WEST
 . Ingersoll-Rand

 . Solar Turbines/Caterpillar                        Other Industries
 . Vorwerk AG                              -------------------------------------
 . Whirlpool Corporation


                                          . Baxter Healthcare, Health Care
        Process Manufacturing             . diCarta, Inc., Software
-------------------------------------     . EnBW International GmbH, Utilities

                                          . LodgeNet Entertainment
 . The Dow Chemical Company                  Corporation, Entertainment
 . DuPont                                  . Neoforma.com, Inc., Health Care
 . Farmland Industries                     . Premier, Inc., Health Care
 . Hercules, Inc.                          . SourceAlliance.com, Electrical
 . Roche Group                               Supply

  A small number of customers accounted for a significant portion of our revenues during the periods 1997, 1998 and 1999. In 1997, Farmland Industries accounted for $248,000, Orange Plc. accounted for $220,000 and two former customers, Hewlett-Packard Company and The Vantive Corporation, acquired by PeopleSoft, Inc., accounted for $275,000 and $240,000 of our revenue. In 1998, U S West accounted for $1.1 million, Siemens accounted for $1.0 million and Hercules, Inc. accounted for $871,000 of our revenue. In 1999, DuPont accounted for $4.1 million of our revenue.

Customer Case Studies

  These case studies are intended to show the uses of CrossWorlds products in real world applications. These case studies are not intended to be an endorsement of CrossWorlds or its products.

  Customer: Neoforma.com, healthcare e-business network provider

  Problem: Neoforma.com is building an online healthcare marketplace over the Internet that will serve as a global network to bring together healthcare providers and medical suppliers to exchange information and buy and sell medical products, supplies and equipment. To accomplish this, Neoforma.com is integrating mySAP.com Marketplace with its internal applications and plans to integrate its online marketplace with the exchange participants' order management and purchasing applications.

  Solution: Neoforma.com is implementing CrossWorlds as the core integration solution to provide healthcare providers and suppliers a conduit to connect with the mySAP.com Marketplace. CrossWorlds eBusiness will be used to automate the exchange by recording order information from healthcare providers and product information from medical suppliers and formatting it for the mySAP.com Marketplace. CrossWorlds will standardize and maintain the core business logic and master data definitions involved in the transactions including item, master customer, master vendor, master orders, account status and inventory level. The purpose of this standardization is to ensure consistent, accurate exchange of information and to facilitate the buying and selling of medical products, supplies and equipment. Neoforma.com will also use CrossWorlds to integrate mySAP.com and Neoforma.com's internal ERP system.

  Customer: Delphi Automotive, automotive technologies, systems and components

  Problem: Delphi needed a standardized integration solution that could tie together numerous packaged and custom applications to support the company's complex business processes. These applications operate within multiple business units, and Delphi wanted a solution that would improve the efficiency of data sharing across the company. Delphi currently has a large SAP ERP implementation along with a myriad of custom applications that manage production, purchasing and fulfillment.

  Solution: Delphi is implementing CrossWorlds to integrate the company's complex application environment across the enterprise. From CrossWorlds, Delphi purchased the CrossWorlds SAP Connector, multiple CrossWorlds Technical Connectors, the CrossWorlds InterChange Server, the CrossWorlds Connector Development Kit and multiple pre-built CrossWorlds Business Process Integration Modules to integrate key information and automate the processes across business units.

  Customer: U S WEST, telecommunications service provider

  Problem: U S WEST !NTERPRISE, U S WEST's data networking and new product development division, needed to integrate the common business processes for customer relationship management, order history and service contracts across three customer service and back-office applications.

  Solution: U S WEST implemented CrossWorlds Customer Interaction solution to enable a bi-directional flow of information between these applications, ensuring a consistent and accurate picture of its customers, products and contracts. As a part of U S WEST's new systems architecture, CrossWorlds' solution helped U S WEST achieve a five-fold increase in the number of quotes for contracts and renewals processed within the first month of implementation. U S WEST estimates they have achieved a 35% cost savings in this first phase of the CrossWorlds implementation, simply because of the ease of making changes to customer contracts.

Partners

 Strategic Partners

  We will continue to enhance and expand our strategic partnerships with industry leaders to increase market awareness and acceptance of our e-business infrastructure solutions. These relationships include a variety of joint development, cooperative sales and marketing efforts that are more significant than our efforts with other partners. Our strategic partners include:

     IBM. CrossWorlds and IBM have a strategic relationship focused on joint sales and marketing of a combined product offering. We and IBM have established a joint design council to identify areas of potential cooperation such as joint product development and technology transfer. We have agreed to incorporate technology from IBM as part of our infrastructure. We plan to expand our relationship to include a sales, marketing and implementation partnership with IBM Global Services, IBM's systems integration organization.

     SAP. SAP made equity investments in CrossWorlds in 1997 and 1999. We and SAP have committed resources towards joint development, marketing and sales. We support SAP's Business Framework architecture and are a certified partner in SAP's Complementary Software Program. SAP has certified the CrossWorlds Connector for R/3 for the SAP Business Application Programming Interface. An executive from SAP sits on our technical advisory board.

 Strategic Investors

  We have received equity investments of at least $1 million from a variety of leading companies in the technology industry besides SAP. Some of these investors also provide marketing and sales assistance. Strategic investors include:

           Strategic Investor                   Description of Investor
 -------------------------------------- --------------------------------------


 Axon Solutions                         Axon is a United Kingdom-based systems
                                        integrator.


 Compaq Computer Corporation            Compaq is a supplier of computer
                                        equipment and related services.


 Industri-Matematik International       IMI is a provider of order management
  Corp., IMI                            applications for manufacturers and
                                        wholesale distributors.


 Intel Corporation                      Intel is a manufacturer of computer,
                                        networking and communications
                                        products.


 J.D. Edwards                           J.D. Edwards is a provider of
                                        enterprise resource planning
                                        applications.


 Manugistics                            Manugistics is a provider of supply
                                        chain planning and management
                                        applications.


 Omron Corporation                      Omron is a Japan-based supplier of
                                        industrial automation, service
                                        automation, healthcare automation and
                                        information processing.

 Systems Integrators/Consulting Firms

  Systems integrators and consulting firms provide sales, marketing and product development support. Partnerships with systems integrator and consulting firms help shorten the sales cycle for prospective customers and enable access to executives at potential prospects. These partnerships may also include joint product development efforts. Our systems integrator and consulting firm partners include:

       Systems Integrator Partner             Description of Relationship
 -------------------------------------- --------------------------------------


 Cap Gemini                             Cap Gemini and CrossWorlds have a
                                        joint sales, implementation, marketing
                                        and development partnership focused on
                                        the telecommunications industry and
                                        the United Kingdom market.

 CSC                                    CSC Consulting and CrossWorlds have a
                                        joint sales and implementation
                                        partnership focused on large
                                        enterprises in the United States and
                                        Europe.


 Deloitte Consulting                    Deloitte Consulting and CrossWorlds
                                        have a joint sales, implementation and
                                        marketing partnership focused on the
                                        telecommunications and enterprise
                                        resource planning markets.

 EDS                                    EDS and CrossWorlds have a joint
                                        sales, implementation and marketing
                                        partnership focused on providing
                                        e-business integration solutions to
                                        selected industries.


 Ernst & Young                          Ernst & Young and CrossWorlds have a
                                        joint sales, implementation, marketing
                                        and development partnership focused on
                                        selected industries, including
                                        manufacturing and telecommunications.

 PricewaterhouseCoopers                 PricewaterhouseCoopers and CrossWorlds
                                        have a joint sales, implementation and
                                        marketing alliance focused on
                                        providing e-business integration
                                        solutions for selected industries.

  CrossWorlds has worked cooperatively with other systems integrators and consulting firms including Andersen Consulting and Cambridge Technology Partners, although we have no formal partnerships with these companies.

 Application Partners

  We have established business relationships with a number of enterprise application software providers. These relationships typically include technical cooperation, joint marketing, cooperative development or joint sales. CrossWorlds has access to each company's software and documentation. Our application partners include:

          Application Partner                   Description of Partner
 -------------------------------------- --------------------------------------


 Baan                                   Baan is a provider of enterprise
                                        resource planning applications.


 BroadVision                            BroadVision is a provider of
                                        electronic commerce applications.


 Clarify                                Clarify is a provider of customer
                                        relationship management applications.


 MetaSolv                               MetaSolv is a provider of operating
                                        support system applications for the
                                        telecommunications industry.


 Oracle                                 Oracle is a provider of enterprise
                                        resource planning applications.


 PeopleSoft/Vantive                     PeopleSoft is a provider of enterprise
                                        resource planning and customer
                                        relationship management applications.

 Portal                                 Portal is a supplier of customer
                                        relationship management and billing
                                        software for Internet service
                                        providers.


 Siebel                                 Siebel is a provider of customer
                                        relationship management applications.

  CrossWorlds provides connectivity solutions for products from other vendors with whom we have no formal relationship including those provided by Kenan, Mannesmann, Numetrix and Trilogy.

Sales

  We sell our software primarily through our direct sales organization. As of March 31, 2000 our direct sales force consisted of 30 sales professionals located in offices in North America and Europe. We have domestic offices located in California, Colorado, Connecticut, Illinois, Maryland, Michigan, Minnesota, New Jersey, North Carolina and Texas. Our European headquarters is based in Munich, Germany and we have also established subsidiaries and local offices in France and the United Kingdom. Technical sales support is provided by 18 pre-sales representatives located in the corporate and field offices. The field sales force is complemented by six telebusiness staff based in our U. S. headquarters and two telebusiness and marketing staff based in our Munich office.

  We deploy sales teams consisting of both sales and technical sales support professionals to create industry-specific proposals, presentations and demonstrations that address the specific requirements of the customer. Our typical customer is a Fortune 1000 company in the technology, industrial manufacturing, process manufacturing or telecommunications industry. The initial sale cycle varies significantly from customer to customer. To date, it has ranged from one to nine months.

Marketing

  Our marketing efforts are directed at establishing a market leadership position for our software in the e-business infrastructure software market. Our marketing programs are focused on creating awareness and generating interest in our solution to increase sales and are targeted at information technology managers, chief information officers, chief financial officers and other senior executives within global Fortune 1000 companies. Our marketing plan includes these elements:

  Brand Awareness and Public Relations. We believe that our brand identity has improved our sales effectiveness by providing access to executives at target accounts and contributed to our ability to attract partners. To build brand awareness, we engage in a range of public relations activities including industry analyst relations, press releases, media relations and media tours.

  Lead Generation. We have developed lead-generation programs, including direct mail campaigns, seminar series and audioseminars, targeted at specific audiences and account profiles. We participate in selected trade shows and partner user group events with the goal of identifying prospective customers. These efforts are complemented by our own internal telebusiness organization, which provides support for lead-generation activities.

  Joint Marketing. With our application, technology and systems integrators partners, we have planned and executed a variety of marketing programs including trade shows and user groups, joint speaking opportunities, seminar tours, public relations and advertising campaigns. To date, we have executed joint marketing activities with Clarify, Compaq, Deloitte Consulting, Ernst & Young, IBM, MetaSolv, Oracle, PeopleSoft, Portal, PricewaterhouseCoopers, SAP and Siebel.

Customer Support, Implementation and Training

 Customer Support

  We have implemented a customer support strategy to promote successful implementation and customer satisfaction. This multi-tiered approach includes on-line support through the Internet, toll-free telephone technical support and on-site support from our client services team when required. Our Internet service programs provide links to selected CrossWorlds systems, including product documentation, technical notes and a frequently asked questions database. Customers can directly check the status of their technical support requests over the Internet. A toll-free phone number also provides customers with access to technical service professionals on a 24-hour a day, 7-day a week basis. Our staff also provides on-site support to resolve more complex issues, typically on a fee-for-service basis.

  We measure the satisfaction level of each customer annually using a customer satisfaction research firm to help us identify, analyze and solve customer service problems.

 Client Services

  To install and configure our products, we maintain an internal client services implementation team with expertise at installing and configuring our products at client sites. While most customer implementations to date have been performed by our internal staff, our long term implementation strategy is to support the efforts of our third-party systems integrator partners with a small number of CrossWorlds' client services resources on each client project. We believe the presence of our client service staff has helped maintain the consistency and quality of our product implementation.

 Training

  We offer a range of training courses in the installation, configuration, customization and administration of our products. Typically, these courses are attended by the relevant members of a customer's information technology team. We also train third-party implementation personnel on the installation, customization and configuration of our products. Training is available at our training facility in Burlingame, California and at various locations around the world through a third-party training provider. Customers and implementation partners can arrange for dedicated classes to be provided at their own facilities.

Research and Development

  We have made substantial investments in research and development. When we think it makes sense, we license technology from leading third-party providers and engage in cooperative development with systems integrator partners to reduce our own research and development expenditures. Through March 31, 2000, we have invested approximately $34.6 million in research and development.

  We believe that high levels of research and development spending continue to be vital to our success because of:

  . the complexity of developing a comprehensive integration solution for e-business and the enterprise,

  . the need to support an increasing number of packaged enterprise applications, particularly in the e-business and telecommunications markets,

  . the ongoing expansion of functionality in each of our product lines and

  . the increasing functional depth of our industry solutions for manufacturing and telecommunications.

  We focus our research and development efforts on the development of collaboration modules and connectivity solutions, the supporting infrastructure and tools, quality assurance and technical publications that support all facets of product usage. We are also engaged in the development of advanced technologies and the evaluation of emerging third-party products that can be utilized in future releases of our products.

  On March 31, 2000, there were 80 employees in our research and development organization. Approximately half of these employees are dedicated to developing collaboration modules and connectivity solutions. The rest of these employees are focused on infrastructure development, quality assurance, documentation and technical support.

   We have a technical advisory board. The board is made up of senior executives from Compaq, McKinsey & Company, Ernst & Young and SAP. The board provides feedback on existing product plans and guidance for future research and development activities.

Intellectual Property and Other Proprietary Rights and Limited Protection of These Rights

 Legal Protections

  We rely on patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have been granted one patent relating to our architecture. We have four pending U.S. patent applications relating to the architecture of our products. These applications may not be approved. Patents we may be issued may not protect our intellectual property and may be challenged by third parties. Other people may independently develop similar or competing technology or design around any patents that may be issued to us. We have three pending U.S. and international trademark applications.

 Confidentiality and License Agreements

  We enter into confidentiality or license agreements with our employees, consultants and corporate partners to protect our proprietary information. We also control access to and distribution of our software, documentation and other proprietary information. We provide our products to end-users primarily under non-exclusive license agreements that impose restrictions on customers' use of the software.

 Limited Protection of Our Rights

  Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. People may try to copy or reverse engineer aspects of our products or to obtain and use information that we believe is proprietary. We may not be able to protect our proprietary rights against unauthorized copying or use. That kind of misuse of our proprietary rights could hurt our business. It is hard to monitor unauthorized use of our products, and the steps we have taken to prevent misappropriation of our technology may not work, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

 Claims

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. Nevertheless, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third party proprietary rights, such as patents, trademarks or copyrights. Any claims relating to the infringement of third party proprietary rights, even if not meritorious, could:

  .  result in costly litigation,

  .  divert management's attention and resources and

  . require us to enter into royalty or license agreements which are not advantageous to us.

  Parties making these claims may be able to obtain an injunction, which could prevent us from selling our products in the United States and abroad. Any of these results could harm our business. We may increasingly be subject to infringement claims as the number of products and competitors in our industry grow and product functionalities overlap. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed confidential or proprietary information to us.

Competition

  The market for our products is intensely competitive, and is expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. Our current competitors include a number of companies offering one or more solutions to the application integration problem, some of which are directly competitive with our products.

 Internal Information Technology Departments

  To date, the majority of the competition we have faced has been from the internal information technology departments of potential customers that have developed or may develop in-house integration solutions that may substitute for those offered by us. We expect that these internal development initiatives will continue to be a principal source of competition. The competitive factors in this area require that we produce a product that conforms to the prospective customer's information technology standards, scales to meet the needs of large enterprises and costs less than their internal development efforts.

 Systems Integrators

  A second source of competition results from systems integrators and other information technology service providers that customers engage to build customized integration solutions across multiple customer applications. The competitive factors in this area require that we demonstrate to our prospective customers, systems integrators and other service providers the cost savings, risk reduction and other advantages of an integration solution based on commercially-supported software.

 Integration Software Providers

  Our competitors also include a large number of software vendors targeting one or more segments of the business integration software market through various technological solutions. Most of the competitors offer components of a complete solution. Some competitors' solutions are centered on messaging and data transport technologies, including BEA, Microsoft Corporation, and TIBCO. Other competitors' solutions are focused on e-business and integration tools. These competitors include Active Software, Extricity Software, Inc., Mercator Software, New Era of Networks, OnDisplay, Software Technologies Corporation, Vitria Technology Inc. and webMethods.

  Many of these competitors have longer operating histories, significantly greater financial, technical, marketing, and other resources, significantly greater name recognition and a larger installed base of customers than we do. Many competitors have well-established relationships with current and potential customers. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we could.

  Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Potential competition could emerge from companies such as Hewlett-Packard, IBM, Microsoft and Oracle. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share.

Employees

  As of March 31, 2000, we had a total of 235 employees, 207 were based in North America, and 28 were based in Europe, principally in the United Kingdom and Germany. Of the 235 employees, 77 were engaged in sales and marketing, 85 were in product development and customer support, 43 were in implementation services and 30 were in finance, administration and operations. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Facilities

  Our headquarters are located in approximately 40,000 square feet in Burlingame, California. The lease on this office space expires in April 2008. We currently lease other domestic sales and support offices in California, Colorado, Connecticut, Illinois, Maryland, Michigan, Minnesota, New Jersey, North Carolina; and Texas. We also maintain international offices in leased facilities located in the United Kingdom, France and Germany. The German office also serves as our European headquarters.

                                   MANAGEMENT

Executive Officers and Directors

  The executive officers and directors of CrossWorlds as of May 4, 2000 are:

Name                     Age Position(s)
----                     --- -----------
Alfred J. Amoroso.......  50 Chief Executive Officer, President and Director
Katrina A. Garnett......  38 Founder and Chairman of the Board of Directors
Mark Bishof.............  40 Senior Vice President, Global Services
Prashant Gupta..........  39 Chief Technical Officer and Senior Vice President
Mark R. Kent............  40 Chief Financial Officer and Senior Vice President Finance
Arthur R. Matin.........  43 Senior Vice President, Global Sales and Marketing
James G. Rowley.........  34 Senior Vice President, Engineering
Terence J. Garnett......  43 Director
Frederick W. Gluck......  64 Director
Andrew K. Ludwick.......  54 Director
Albert A. Pimentel......  45 Director
Colin F. Raymond........  29 Director

  Mr Gluck and Mr. Ludwick are members of the compensation committee. Mr. Ludwick, Mr. Pimentel, and Mr. Raymond are members of the audit committee.

  Alfred J. Amoroso has served as president, chief executive officer and a director of CrossWorlds since October 1999. Mr. Amoroso served as general manager of IBM global services Asia Pacific from May 1997 to October 1999. From 1993 to 1997, Mr. Amoroso held various other management positions at IBM, including general manager of the worldwide insurance business unit, general manager of the North American insurance business unit and vice president of the insurance consulting practice. Before joining IBM, Mr. Amoroso held various positions at Price Waterhouse, now PricewaterhouseCoopers, from 1985 to 1993 including lead technology partner and partner in charge of the worldwide insurance consulting practice. Before joining Price Waterhouse, Mr. Amoroso founded Computech Corporation, an information technology consulting and development firm, in 1977 and served as chief executive officer. Computech was purchased by Price Waterhouse in 1985. Mr. Amoroso has a B.S. degree in systems engineering and a M.S. in operations research from the Polytechnic Institute of Brooklyn.

  Katrina A. Garnett founded CrossWorlds in March 1996, and has served as chairman of CrossWorlds since October 1999 and a director since March 1996. Ms. Garnett served as president and chief executive officer from March 1996 until October 1999. Before founding CrossWorlds, Ms. Garnett served as vice president and general manager of the distributed objects and connectivity division at Sybase, Inc., a database software company, from October 1990 to April 1996. From 1986 to 1990, Ms. Garnett served in various technical management positions in the areas of workflow and workgroup applications at Oracle Corporation. Ms. Garnett has a B.S. degree in industrial engineering from State University of New York and a M.B.A. from Webster/IMEDE.

  Mark C. Bishof has served as senior vice president, global services for CrossWorlds since March 2000. Before joining CrossWorlds, Mr. Bishof held various positions at Deloitte Consulting including partner, communications industry practice, and senior manager from December 1993 to February 2000. From February 1988 to December 1993, Mr. Bishof served as an associate at Booz Allen & Hamilton, Inc. Mr. Bishof holds a B.S. degree in computer science from the University of Maryland.


  Prashant Gupta has served as chief technology officer at CrossWorlds since April 1996. Before joining CrossWorlds, Mr. Gupta served as chief architect at Illustra/Informix from October 1995 until April 1996. From July 1992 to October 1995, Mr. Gupta held a variety of positions at Sybase, Inc., where he served as the chief technical architect for several key middleware and connectivity programs. Mr. Gupta holds a B.S.

degree, with honors, in electrical and computer engineering from BITS, Pilani, in India. Mr. Gupta is also a director and consultant to several private companies.

  Mark R. Kent has served as senior vice president, finance and chief financial officer for CrossWorlds since March 1999. Before CrossWorlds, Mr. Kent held financial management positions at LSI Logic Corporation, a supplier of semiconductors, where he served as treasurer from November 1997 to March 1999, and as assistant treasurer from December 1995 to November 1997. From April 1991 to December 1995, Mr. Kent was a proprietor in the financial management consulting firm Feldmann, Kent and Associates. From November 1987 to April 1991, he served as a senior officer of the high technology group of Bank of the West. Mr. Kent holds a B.S. degree in business administration from Colorado State University.

  Arthur R. Matin has served as senior vice president, global sales and marketing for CrossWorlds since May 2000. In May 2000, Mr. Matin assumed responsibility for business development. Mr. Matin served as senior vice president, global sales for CrossWorlds from January until May 2000. Before CrossWorlds, Mr. Matin served as vice president of the industrial sector at IBM from January 1999 to January 2000. From 1980 to 1999, Mr. Matin held various other management positions at IBM, including general manager, industries, Asia Pacific, general manager, product management, Asia Pacific and vice president of sales, manufacturing industry. Mr. Matin holds a B.A. in biology from the University of Rochester and a M.B.A. from the University of Chicago.

  James G. Rowley has served as senior vice president of engineering at CrossWorlds since May 1999, and served as vice president, content engineering from November 1998 to May 1999 and vice president, worldwide sales consulting from January 1998 to November 1998. Before CrossWorlds, Mr. Rowley served as vice president, worldwide field application engineering at Scopus Corporation, a software company, from January 1997 to January 1998. From January 1995 to January 1997, Mr. Rowley established a worldwide sales consulting group at Siebel Systems, a software company. From 1986 to January 1995, Mr. Rowley served in several management positions at Oracle Corporation. Mr. Rowley holds a B.A. degree and a M.B.A. from New York University.

  Terence J. Garnett has served as a director of CrossWorlds since March 1996. Mr. Garnett has been a managing director of Garnett Capital since January 2000. Before starting Garnett Capital, Mr. Garnett was a venture partner with Venrock Associates, a venture capital firm, from April 1995 to December 1999. From October 1990 to August 1994, Mr. Garnett held a variety of management positions with Oracle Corporation, where he served as senior vice president, worldwide marketing and business development, senior vice president, new media group and was a member of the executive committee. Mr. Garnett holds a B.S. degree from the University of California Berkeley and a M.B.A. from the Stanford Graduate School of Business. Mr. Garnett is also a director of Neoforma.com and Niku Corporation and several other private companies.

  Frederick W. Gluck has served as a director of CrossWorlds since January 1998. Mr. Gluck is presently serving as a consultant to McKinsey & Company, Inc., an international management consulting firm. From 1995 to July 1998, Mr. Gluck served as vice-chairman and director of the Bechtel Group. Mr. Gluck retired from Bechtel in July 1998. From 1967 to 1995, Mr. Gluck held various positions with McKinsey including managing director of the firm from 1988 to 1994. Mr. Gluck serves as a director for AMGEN, ACT Networks, Columbia/HCA, SCIENT and several private companies.

  Andrew K. Ludwick has served as a director of CrossWorlds since June 1997. From 1995 to 1997, Mr. Ludwick served as chief executive officer of Bay Networks, a networking company. Mr. Ludwick co-founded SynOptics Communications, a networking company, in 1985 and served as chief executive officer from 1985 to 1995. Mr. Ludwick also serves as a director of several private companies.

  Albert A. Pimentel has been a director of CrossWorlds since March 1999. Mr. Pimentel has been senior vice president of WebTV Networks, Inc., a provider of consumer Internet services and designer of internet access appliances and a subsidiary of Microsoft Corporation, since November 1996. From June 1992 to October 1996, Mr. Pimentel served as senior vice president and chief financial officer of LSI Logic Corporation, a leading provider of semiconductors. Mr. Pimentel serves as a director of ConXion Corporation, everSearch.com and NetCell Corporation.

  Colin F. Raymond has been a director of CrossWorlds since October 1999. Mr. Raymond has been a partner with Soros Private Equity Partners, a private investment management firm, since May 1999. From 1996 to 1999, Mr. Raymond was with Morgan Stanley Capital Partners, most recently as vice president. Before that, Mr. Raymond was employed by Wolfensohn & Co. and J.P. Morgan & Co. working in corporate finance and mergers and acquisitions. Mr. Raymond serves as a director of ARM Financial Group, Day International and a number of privately-held companies.

Board Composition

  CrossWorlds currently has authorized seven directors. Each director is elected for a period of one year at CrossWorlds' annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the board of directors. Katrina A. Garnett, CrossWorlds founder and chairman of the board of directors, is married to Terence J. Garnett, a member of CrossWorlds' board of directors.

Board Compensation

  Directors are not compensated for their services as directors except for reimbursement for reasonable travel expenses relating to attendance at board meetings and the grant of stock options. As of the offering, directors who are employees of CrossWorlds are eligible to participate in CrossWorlds' 1997 stock plan and 1999 executive stock plan. Directors who are not employees of CrossWorlds will be eligible to participate in CrossWorlds' 2000 director stock option plan. Outside directors have received option grants as listed in this table.

                                                                 Exercise No. of
   Name                                            Date of Grant  Price   Shares
   ----                                            ------------- -------- ------
   Albert A. Pimentel............................. February 1999  $3.00   53,333
   Andrew K. Ludwick..............................     June 1997  $0.75   33,333
                                                    January 1999  $3.00   41,666
   Frederick W. Gluck.............................  January 1998  $2.25   20,000
                                                    January 1999  $3.00   33,333

All of these options vest over three years from the date of grant.

Board Committees

  In January 1999, the board established the audit committee. The audit committee reviews CrossWorlds' annual audit and meets with CrossWorlds' independent auditors to review CrossWorlds' internal controls and financial management practices.

  In January 1999, the board established the compensation committee. The compensation committee recommends compensation for executive officers to the board, and administers CrossWorlds' stock plans.

Executive Compensation

  This table provides information concerning compensation for services provided to CrossWorlds during the year ended December 31, 1999. Information is provided for everyone who served as our chief executive officer during the year, for each of the other four most highly compensated executive officers whose total cash compensation exceeded $100,000 during the year ended December 31, 1999, and for one other person who was not an executive officer at year end, Kevin Fitzgerald.

  The amounts in the all other annual compensation column are insurance premiums paid by CrossWorlds, with the exception of $40,271 paid to Alfred J. Amoroso for moving expenses.

  Mr. Amoroso joined CrossWorlds in October 1999. Mr. Kent joined CrossWorlds in March 1999. Mr. Fitzgerald resigned as senior vice president, sales in October 1999. Ms. Garnett resigned as chief executive officer in October 1999. Mr. Foster resigned as senior vice president, marketing and business development in May 2000.

                           Summary Compensation Table

                                                     Long-Term
                                                    Compensation
                                                       Awards
                                                    ------------
                                       Annual
                                    Compensation
                                  -----------------  Securities
                                   Salary   Bonus    Underlying  All Other Annual
Name and Principal Position  Year   ($)      ($)    Options (#)  Compensation ($)
---------------------------  ---- -------- -------- ------------ ----------------
Alfred J. Amoroso
 President and Chief
  Executive Officer........  1999 $115,530 $     --  2,125,192       $40,346
Barton S. Foster
 Senior Vice President,
  Marketing and Business
  Development..............  1999  175,000   76,112    216,666           357
Prashant Gupta
 Chief Technology Officer..  1999  175,000  106,112    333,332         2,304
Mark R. Kent
 Senior Vice President and
  Chief Financial Officer..  1999  136,719   36,509    399,999           351
James G. Rowley
 Senior Vice President,
  Engineering..............  1999  164,583   84,798    204,999           319
Kevin Fitzgerald
 Former Senior Vice
  President, Sales.........  1999  149,965  248,606    166,666         1,338
Katrina A. Garnett
 Chairman..................  1999  175,000  106,112         --           360

Option Grants

  This table provides summary information on stock options granted to the officers in the table below during the year ended December 31, 1999.

  The percentage of total options granted to employees is based on an aggregate of 6,968,975 shares granted by CrossWorlds under the 1997 stock plan and the 1999 executive stock plan during the year ended December 31, 1999. Potential realizable values are net of exercise price, but before taxes for exercise. The 5% and 10% assumed annual rates of compounded stock price appreciation are set by the Securities and Exchange Commission. The actual stock price appreciation over the 10-year term is almost certainly not going to be at the assumed 5% and 10% levels or at any other defined level. No value will be realized from the option grants unless the market price of the common stock appreciates.

                       Option Grants in Last Fiscal Year

                                     Individual Grants
                         -----------------------------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                    % of Total                        Annual Rates of
                         Number of   Options                            Stock Price
                           Shares   Granted to                        Appreciation For
                         Underlying Employees  Exercise                 Option Term
                          Options   in Fiscal   Price   Expiration ----------------------
Name                     Granted(#)    Year     ($/Sh)     Date      5%($)      10%($)
----                     ---------- ---------- -------- ---------- ---------- -----------
Alfred J. Amoroso....... 2,125,192    30.50%    $6.60    10/11/09  $8,821,044 $22,354,258
Barton S. Foster........   116,666     1.67      3.00     2/18/09     220,112     557,807
                           100,000     1.43      6.60    10/11/09     415,070   1,051,870
Prashant Gupta..........   249,999     3.58      5.25     3/11/09     825,421   2,091,779
                            83,333     1.19      6.60    10/11/09     345,891     876,555
Mark R. Kent............   249,999     3.58      5.25     3/22/09     825,421   2,091,779
                            83,333     1.19      6.60     8/12/09     345,891     876,555
                            66,667     0.96      6.60    10/11/09     276,715     701,250
James G. Rowley.........    33,333     0.48      5.25     3/11/09     110,055     278,902
                            71,666     1.03      6.60     7/21/09     297,464     753,833
                           100,000     1.43      6.60    10/11/09     415,070   1,051,870
Kevin Fitzgerald........    83,333     1.19      5.25     3/11/09     275,140     697,260
                            83,333     1.19      6.60     7/21/09     345,891     876,555
Katrina A. Garnett......        --       --        --          --          --          --

Option Exercises and Holdings

  This table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of these officers as of December 31, 1999.

  The values of unexercised in-the-money options are based on a fair market value of $9.00 per share as of December 31, 1999, as determined by the board of directors, minus the exercise price, multiplied by the number of shares underlying the option.

                         Fiscal Year-End Option Values

                               Number of Securities      Value of Unexercised
                               Underlying Unexercised    In-the-Money Options
                               Options at FY-End (#)         at FY-End ($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Alfred J. Amoroso...........    88,549     2,036,643    $212,518    $4,887,943
Barton S. Foster............    50,696       215,969     274,177       965,813
Prashant Gupta..............   100,695       315,970     579,169     1,245,823
Mark R. Kent................    69,793       330,206     230,785     1,066,710
James G. Rowley.............    79,886       158,446     232,665       504,330
Kevin Fitzgerald............        --            --          --            --
Katrina A. Garnett..........        --            --          --            --

Stock Plans

 1997 Stock Plan.

  Adoption and Initial Reserve. Our board of directors originally adopted and our stockholders originally approved our 1997 stock plan in January 1997. As of March 31, 2000, we had reserved a total of 4,992,637 shares for issuance under the 1997 plan. As of March 31, 2000, options to purchase 919,530 shares of common stock had been exercised, options to purchase a total of 3,596,485 shares at a weighted average exercise price of $5.40 per share were outstanding and 506,113 shares remained available for future option grants. The 1997 plan will terminate in 2007 if not terminated earlier by our board of directors.

  Reserved Shares Following this Offering. We amended the 1997 plan to provide for a total of 3,000,000 shares to be available for grant at the effective time of this offering, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2005 in an amount equal to the lesser of:

  .  3,000,000 shares,

  . 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or

  .  a lesser number of shares as our board determines.

  We will submit this amendment to the 1997 plan to our stockholders for approval before the completion of this offering.

  Purposes of the 1997 Plan. The purposes of the 1997 plan are to attract and retain the best available personnel to CrossWorlds, to provide additional incentives to CrossWorlds' employees and consultants, and to promote the success of CrossWorlds' business.

  Eligible Persons and Types of Options. The 1997 plan provides for granting to employees, including officers and directors, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. The 1997 plan also provides for granting to employees and consultants, including nonemployee directors, nonstatutory stock options and stock purchase rights. If an option holder would have the right in any calendar year to exercise one or more incentive stock options for shares having a total fair market value in excess of $100,000, any of these excess options shall be treated as nonstatutory stock options.

  Administration. The board of directors or a committee of the board, each known as the administrator, may administer the 1997 plan. The compensation committee currently administers the plan. The administrator determines the terms of options and stock purchase rights granted under the 1997 plan, including:

  .  the number of shares subject to the award,

  .  the exercise or purchase price and

  .  the term, vesting and exercisability of the award.

An individual employee may not receive awards for more than 1,000,000 shares under the 1997 plan in any fiscal year.

  Exercise Price. The exercise price of all incentive stock options granted under the 1997 plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of any incentive stock option granted to a person who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock, or the stock of any parent or subsidiary corporation of CrossWorlds, must equal at least 110% of the fair market value of the common stock on the date of grant.

  Before this offering, the exercise price of all nonstatutory stock options and stock purchase rights were required to have an exercise or purchase price of at least 85% of the fair market value of the common stock on the date of grant. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will no longer be subject to these limitations. However, nonstatutory stock options and stock purchase rights granted to our chief executive officer and our four other most highly compensated officers will be at least 100% of the fair market value of the common stock on the date of grant if the award is intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code. Payment of the exercise price may be made in cash or other consideration as determined by the administrator.

  Other Option Terms. The administrator determines the term of options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the total voting power of our stock or a parent or subsidiary's stock. Generally, an option holder may not transfer an option other than by will or the laws of descent or distribution and only the option holder may exercise the option during the lifetime of the option holder. However, the administrator may in its discretion provide for the limited transferability of nonstatutory stock options granted under the 1997 plan under specified circumstances.

  The administrator determines when options become exercisable. Options granted under the 1997 plan generally become exercisable at the rate of 1/8th of the total number of shares subject to the options six months after the date of grant, and 1/48th of the total number of shares subject to the options each month from then on.

  Stock purchased under stock purchase rights granted under the 1997 plan is generally subject to a repurchase right at the purchaser's original purchase price. CrossWorlds may exercise this repurchase right upon termination of the purchaser's employment or consulting relationship with us. This repurchase right lapses according to the terms of the stock purchase right determined by the administrator at the time of grant.

  Change of Control. If there is a sale of all or substantially all of the assets of CrossWorlds, or a merger of CrossWorlds with another corporation, then the successor corporation may assume each option and stock purchase right or substitute an equivalent award. If the successor corporation refuses to assume or substitute for an outstanding award, each award shall become fully vested and exercisable before the effective date of the transaction.

  If the successor corporation assumes or substitutes outstanding awards, and an option holder's employment with CrossWorlds is involuntarily terminated for reasons other than cause, as defined below, within one year following a merger or sale of assets, the option holder will receive limited accelerated vesting. The accelerated vesting is limited as described in the 1997 plan. The option holder's outstanding awards shall become immediately vested and exercisable in an amount equal to 12 months of further vesting of each award at the rate specified in the applicable stock option or stock purchase agreement. Outstanding options will adjust if there is a stock split, stock dividend or other similar change in capital structure.

  Cause shall mean:

  . gross negligence or willful misconduct in the performance of an employee's duties to CrossWorlds,

  .  repeated unexplained or unjustified absence,

  .  a material and willful violation of any federal or state law,

  . refusal or failure to act in a manner consistent with any specific direction or order of, or contractual obligation with, CrossWorlds,

  .  commission of any act of fraud concerning CrossWorlds or

  . conviction of or plea of no contest to a felony or a crime involving moral turpitude causing material harm to the standing and reputation of CrossWorlds.

  Amendment and Termination. The administrator has the authority to amend or terminate the 1997 plan as long as this action does not adversely affect any outstanding option and provided that stockholder approval shall be obtained as required by applicable law.

 2000 Directors' Stock Option Plan.

  Adoption and Initial Reserve. The board of directors adopted the 2000 directors' stock option plan in January 2000 and we will submit the directors' stock option plan to our stockholders for approval before completion of this offering. We have reserved a total of 300,000 shares of common stock for issuance under the directors' plan. No shares have been issued under the directors' plan. The directors' plan becomes effective on the date of this offering.

  Eligible Persons and Administration. The directors' plan provides for the grant of nonstatutory stock options to nonemployee directors of CrossWorlds. The directors' plan is designed to work automatically without administration. However, the board of directors will administer the plan when necessary. When conflicts of interest arise, it is expected that they will be addressed by abstention of any interested director from both deliberations and voting on matters in which that director has a personal interest.

  Option Terms. The directors' plan provides that each person who becomes a nonemployee director of CrossWorlds after the effective date of this offering will be granted a nonstatutory stock option to purchase 25,000 shares of common stock on the date on which the person first becomes a nonemployee director of CrossWorlds. On the date of CrossWorlds' annual stockholders meeting each year, each nonemployee director of CrossWorlds will be granted an option to purchase 5,000 shares of common stock if, on the annual stockholders meeting date, the director has served on CrossWorlds' board of directors for at least six months.

  The directors' plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director. The directors' plan does specify the number of shares that may be included in any grant and the method of making a grant.

  Non-Transferability of Options. No option granted under the directors' plan is transferable by the option holder other than by will or the laws of descent or distribution or under a qualified domestic relations order, and each option is exercisable, during the lifetime of the option holder, only by that option holder.

  Exercise Price and Other Option Terms. The directors' plan provides that each option shall vest at the rate of 1/12 of the total number of shares subject to the option per month. If a nonemployee director ceases to serve as a director for reasons other than death or disability, the director may, but only within 90 days after the date the director ceases to be a director of CrossWorlds, exercise options granted under the directors' plan. If the director does not exercise the option that the director was entitled to exercise within the 90 day period, the option shall terminate.

  The exercise price of all stock options granted under the directors' plan shall be equal to the fair market value of a share of CrossWorlds' common stock on the date of grant of the option. Options granted under the directors' plan have a term of ten years.

  Outstanding options will adjust if there is a stock split, stock dividend or other similar change in capital structure.

  Change of Control. If we sell all or substantially all of our assets or merge with another company or conduct another similar transaction, the successor corporation will assume the options or substitute equivalent options. If the acquiror does not assume or substitute the options, the options will terminate upon completion of the acquisition if the options were not previously exercised.

  Amendment and Termination. The board of directors may amend or terminate the directors' plan. However, no action may adversely affect any outstanding option and we must obtain stockholder approval for any amendment when required by applicable law. If not terminated earlier, the directors' plan will have a term of ten years.

  2000 Employee Stock Purchase Plan.

  Adoption and Reserved Shares. The board of directors adopted our 2000 employee stock purchase plan in January 2000 and we will submit the 2000 employee stock purchase plan to our stockholders for approval before completion of this offering. We have reserved a total of 750,000 shares of common stock for issuance under the purchase plan, none of which has been issued as of the date of this offering. The number of shares reserved for issuance under the purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2005 in an amount equal to the lesser of:

  .  500,000 shares,

  . 2% of our outstanding common stock on the last day of the immediately preceding fiscal year or

  .  a lesser number of shares as the board of directors determines.

  The purchase plan becomes effective on the date of this offering. Unless terminated earlier by our board of directors, the purchase plan will terminate in 2010.

  Offering Periods. The purchase plan, which is intended to qualify under
Section 423 of the Code, will be implemented in a series of overlapping offering periods of approximately 24 months' duration. New offering periods, other than the first offering period, will begin on May 1 and November 1 of each year. Each offering period will consist of four consecutive purchase periods of approximately six months' duration. The initial offering period is expected to begin on the date of this offering and end on April 30, 2002. The initial purchase period is expected to end on October 31, 2000.

  Administration. The board of directors or a committee appointed by the board will administer the purchase plan. Employees of CrossWorlds, or of any majority-owned subsidiary designated by the board, who work at least 20 hours a week for a minimum of five months per year are eligible to participate in the purchase plan.

  Plan Terms. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of CrossWorlds' common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with CrossWorlds.

  An employee cannot be granted an option under the purchase plan if immediately after the grant the employee would own stock or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries. An employee cannot be granted an option under the purchase plan if the option would permit an employee's rights to purchase stock under the purchase plan to grow at a rate that exceeds $25,000 of the fair market value of the stock for each year in which an option is outstanding. No employee may purchase more than 1,500 shares of common stock under the purchase plan in any one purchase period.

  In a merger of CrossWorlds with another corporation or a sale of substantially all of CrossWorlds' assets, the purchase plan provides that the successor corporation must assume or substitute an equivalent right for each right to purchase stock under the purchase plan. However, our board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the purchase plan are able to be exercised before to the transaction if the successor corporation refuses to assume each purchase right or to substitute an equivalent right. Outstanding options will adjust if there is a stock split, stock dividend or other similar change in capital structure. The board of directors has the power to amend or terminate the purchase plan as long as the action does not adversely affect any outstanding rights to purchase stock under the plan. However, our board of directors may amend or terminate the purchase plan or an offering period even if it would adversely affect outstanding options to avoid our incurring adverse accounting charges.

1996 Stock Plan.

  Adoption and Initial Reserve. Our board of directors originally adopted and our stockholders originally approved our 1996 stock plan in March 1996. The 1996 stock plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees and consultants. As of March 31, 2000, options to purchase a total of 27,987 shares at a weighted average exercise price of $0.15 per share were outstanding. The board of directors has determined that no future grants will be made under the 1996 plan.

  Option Terms. The terms of the options under the 1996 plan are generally the same as those that may be issued under the 1997 plan, except:

  .  only options may be granted out of the 1996 plan and

  . nonstatutory stock options granted under the 1996 plan are nontransferable in all cases and must generally be granted with an exercise price equal to at least 85% of the fair market value of our common stock on the date of grant.

  In a merger, reorganization or similar transaction involving CrossWorlds, the successor corporation shall assume each outstanding option or shall substitute an equivalent option, with appropriate adjustments made to both the price and number of shares subject to each option. If the successor corporation does not assume the options, then the outstanding options will be fully vested and exercisable for a period of 15 days following notice provided to the option holder. Outstanding options will be adjusted for stock splits, stock dividends or other similar changes in capital structure.

  The term of options granted under the 1996 plan is ten years from the date of grant. Options granted under the 1996 plan must be exercised within three months after the end of the option holder's status as an employee of CrossWorlds, or within 12 months after the option holder's termination by death or disability. Options granted under the 1996 plan will remain outstanding in compliance with their terms.

1999 Executive Stock Plan.

  Adoption and Initial Reserve. Our board of directors adopted the 1999 executive stock plan and our stockholders approved the 1999 executive stock plan in October 1999. We have reserved a total of 4,000,000 shares of common stock for issuance under the 1999 plan. As of March 31, 2000, no options have been exercised, options to purchase a total of 3,803,525 shares at a weighted average exercise price of $7.78 per share were outstanding and 196,475 shares remained available for future option or stock purchase right grants. We do not intend to grant any additional options or stock purchase rights under the 1999 plan after the date of this offering. Unless terminated earlier, the 1999 plan will terminate in October 2009.

  Other Terms. The terms of options and stock purchase rights under the 1999 plan are generally the same as those that may be issued under the 1997 plan, except:

  . the 1999 plan does not impose a limitation on the number of shares subject to options and stock purchase rights that may be issued to any individual employee,

  . nonstatutory stock options and stock purchase rights may not be granted to non-employee directors under the 1999 plan after the date of this offering and

  . nonstatutory stock options and stock purchase rights granted under the 1999 plan are nontransferable in all cases and must generally be granted with an exercise price or purchase price equal to at least 85% of the fair market value of our common stock on the date of grant.

  If we sell all or substantially all of our assets or merge with or into another corporation, then the successor corporation may assume each option and stock purchase right or substitute an equivalent option or stock purchase right. However, if the successor corporation does not agree to this assumption or substitution, the option or stock purchase right shall become fully vested and exercisable for a period of 15 days from the date the option holder received notice and will terminate following the 15 day period. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the successor corporation. The board of directors may amend, modify or terminate the 1999 plan at any time as long as any amendment, modification or termination does not impair vesting rights of plan participants and provided that stockholder approval shall be required for an amendment to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

  As permitted by Delaware law, CrossWorlds has included in its certificate of incorporation a provision to eliminate the personal liability of its officers and directors for money damages for breach or alleged breach of their fiduciary duties as officers or directors, subject to specified exceptions. CrossWorlds' bylaws provide that CrossWorlds is required to indemnify its officers and directors under circumstances in which indemnification would otherwise be discretionary. CrossWorlds is required to advance expenses to its officers and directors as they incur them in proceedings in which they may be indemnified.

  CrossWorlds has entered into indemnification agreements with its officers and directors containing provisions that are broader than the specific indemnification provisions provided by Delaware law. The indemnification agreements require CrossWorlds to:

  . indemnify its officers and directors against liabilities that may arise because of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature;

  . to advance their expenses incurred as a result of any proceeding against them for which they could be indemnified and

  . to obtain directors' and officers' insurance if available on reasonable terms.

  At present, CrossWorlds is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of CrossWorlds in which indemnification would be required or permitted. CrossWorlds is not aware of any threatened litigation or proceeding that might result in a claim for indemnification. CrossWorlds believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

  Since January 1997, we have issued and sold shares of our capital stock equalling:

  . a total of 2,104,144 shares of series C preferred stock at a price of $6.00 per share in March and April 1997,

  . a total of 2,063,307 shares of series D preferred stock at a price of $15.00 per share in December 1997 and March 1998,

  . a total of 2,883,326 shares of series E preferred stock at a price of $6.00 per share in January, March and April 1999 and

  . a total of 3,671,071 shares of series F preferred stock at a price of $6.81 per share in October 1999.

This table summarizes the shares of capital stock purchased by executive officers, directors and five-percent stockholders and their affiliates in these transactions.

Shares held by affiliated persons and entities have been added together for the purposes of this chart. Shares of series E preferred stock were issued in exchange for convertible promissory notes issued by CrossWorlds in December 1998.

                                    Series C  Series D  Series E  Series F
                                    Preferred Preferred Preferred Preferred
Entities Affiliated with Directors    Stock     Stock     Stock     Stock
----------------------------------  --------- --------- --------- ---------
Katrina A. Garnett(1)..............  333,333   133,333   775,000    734,224(2)
Andrew K. Ludwick..................  166,666    33,333    41,666         --
Frederick W. Gluck.................       --    16,666    16,666     44,052
Albert A. Pimentel(3)..............       --     6,666        --      3,670
Prashant Gupta.....................    8,333        --        --         --

Other 5% Stockholders
---------------------
Entities affiliated with Soros
 Private Equity Partners(4)........       --        --        --  1,468,429

--------
(1) Includes shares held by Katrina A. Garnett and Terence J. Garnett in a family trust.

(2) Includes 100,000 shares sold to Alfred J. Amoroso, CrossWorlds' president and chief executive officer.

(3) Includes shares held by trusts for the benefit of Mr. Pimentel's children. Mr. Pimentel disclaims beneficial ownership of shares held by these entities except for of his pecuniary interest in these entities.

(4) Includes shares held by Quantum Industrial Partners LDC and SFM Domestic Investments LLC.

  On February 2, 2000, CrossWorlds issued warrants to purchase 199,996 shares of its common stock at an exercise price of $11.00 per share. These warrants were issued in consideration of a commitment to provide funding to CrossWorlds if this offering is not completed of up to $10,000,000, if necessary, on mutually agreed terms and conditions. The 199,996 warrants were issued in the amounts listed in this table.

                                     Name                               Warrants
                                     ----                               --------
       . Alfred J. Amoroso.............................................  16,528
       . Frederick W. Gluck............................................   8,264
       . Andrew K. Ludwick.............................................  82,644
       . Albert A. Pimentel............................................  82,644
       . Entities affiliates with Soros Private Equity Partners........   9,916

 Change of Control Agreements

  On January 27, 2000, CrossWorlds' board of directors approved a change of control agreement with CrossWorlds' executive officers. Under the terms of the agreement, 25% of each officer's remaining unvested options or shares of restricted stock shall vest upon a change of control of CrossWorlds.

  When options or restricted shares are assumed by a successor corporation, officers will receive the following accelerated vesting and severance payments:

  . if the officer is involuntarily terminated within one year of the change of control, vesting of her shares may occur, under the terms of the change of control agreement. The vesting is subject to the restrictions described in the change of control agreement or applicable stock option plan;

  . outstanding awards under the 1996 and 1997 stock plans or the 1999 executive stock plan shall become immediately vested and exercisable. The amount exercisable shall be equal to 12 months of further vesting of each award at the rate specified in the applicable stock option or stock purchase agreement;

  . if involuntarily terminated under the terms of the change of control agreement within one year of the change of control, the officer may be entitled to six months of regular monthly salary plus target bonus, and six months of consolidated omnibus budget reconciliation act payments.

 Agreements with Employees

  Arthur R. Matin Employment Agreement -- Basic Compensation

  On January 1, 2000, CrossWorlds and Arthur R. Matin entered into an employment agreement which provides that Mr. Matin became CrossWorlds' senior vice president of worldwide sales. This employment agreement established Mr. Matin's base salary at $20,833.33 per month and provides for the payment of a sign-on bonus of $300,000 to be paid on or before March 1, 2000. This payment was subsequently deferred and was paid on April 28, 2000. Mr. Matin will also be eligible to earn a target bonus of up to $225,000.

  Arthur R. Matin Employment Agreement -- Options

  Under the terms of the employment agreement, Mr. Matin was granted options to purchase 400,000 shares of CrossWorlds' common stock, 50,000 of which vested immediately when Mr. Matin began working for us and 350,000 of which vest in equal monthly installments over 48 months from the date of Mr. Matin's employment. If Mr. Matin's employment is terminated by CrossWorlds without a determination by CrossWorlds' board of directors that Mr. Matin has engaged in:

  . willful misconduct which damages CrossWorlds;

  . misappropriation of CrossWorlds' assets; or

  . has been convicted of, or entered a plea of guilty or no contest to a felony; or

if he resigns within 60 days of:

  . any reduction in his base salary or target bonus;

  . any material reduction in his benefits;

  . a change in his position with CrossWorlds or a successor company which materially reduces his duties or level of responsibility; or

  . any requirement, without his consent, that he relocate his place of employment by more than 35 miles from his then current office;

then the number of shares that would have vested over the next 12 months, shall vest immediately.

  Arthur R. Matin Employment Agreement -- Severance Benefits

  Mr. Matin is also entitled to severance payments of six months' base salary plus one-half of his annual target bonus, together with six months of medical insurance payments for him and his eligible dependents, if he is terminated or if he resigns under the conditions listed above.

  Arthur R. Matin Employment Agreement -- Change of Control Benefits

  Following a change in control of CrossWorlds, all of Mr. Matin's options vest immediately. If Mr. Matin is terminated or if he resigns under the conditions listed above within one year after a change of control, then he shall be entitled to nine months' base salary plus three quarters of his annual target bonus, together with nine months of medical insurance payments for him and his eligible dependents.

  Mark R. Kent -- Change of Control Benefits

  On October 11, 1999, CrossWorlds amended its option agreement with Mark Kent, CrossWorlds' chief financial officer and senior vice president, finance to provide that all of Mr. Kent's options vest upon a change of control of CrossWorlds.

  Alfred J. Amoroso Employment Agreement -- Basic Compensation

  On October 5, 1999, CrossWorlds and Alfred J. Amoroso entered into an employment agreement under which Mr. Amoroso became CrossWorlds' president and chief executive officer. This employment agreement established:

  . Mr. Amoroso's base salary at $41,666.66 per month, and

  . provides for a sign-on bonus of $400,000 to be paid on or before March 1, 2000. Of this amount, $218,000 has been deferred.

Mr. Amoroso became eligible for a pro rata target bonus of $250,000 based on the number of weeks of actual employment in 1999 and a full annual target bonus of $250,000 for the year 2000. Mr. Amoroso will be eligible to receive an annual bonus equal to at least 50% of his base salary beginning in 2001.

  CrossWorlds will also provide Mr. Amoroso with relocation expenses and temporary living costs:

  . temporary living costs are currently anticipated to total $200,000 to $300,000, and

  . a moving assistance loan of $1,500,000.

The loan is a non-recourse secured promissory note. The principal and interest will be forgiven in equal monthly installments over a period of 48 months, beginning the date of his employment and continuing for the term of his employment. CrossWorlds will also make periodic bonus payments to Mr. Amoroso. These bonus payments, after taxes, are intended to pay for Mr. Amoroso's tax payments and interest on the loan, relocation expenses and temporary living costs. If Mr. Amoroso is terminated, or if he resigns under the conditions listed below, CrossWorlds will forgive an additional 12 months of loan and accumulated interest payments.

  Alfred J. Amoroso Employment Agreement -- Options

  Under the terms of his employment agreement, Mr. Amoroso was granted an option to purchase 1,328,245 shares of CrossWorlds' common stock which vest monthly in equal installments over forty-eight months. Mr. Amoroso was granted an additional option to purchase 796,947 shares of CrossWorlds' common stock which vest monthly in equal installments over 48 months. Upon the effectiveness of this offering, the vesting of these shares shall accelerate and CrossWorlds' repurchase right will lapse.

  Alfred J. Amoroso Employment Agreement -- Severance Benefits

  If Mr. Amoroso's employment is terminated, or if he resigns under the conditions listed below, in the first year of employment, then 50% of the shares will vest on the date of termination.

  Following the first year of Mr. Amoroso's employment, if Mr. Amoroso's employment is terminated without a determination by CrossWorlds' board of directors that Mr. Amoroso has engaged in:

  . willful misconduct which damages CrossWorlds;

  . misappropriation of CrossWorlds' assets; or

  . has been convicted of, or entered a plea of guilty or no contest to, a felony; or

If he resigns within sixty days of:

  . any reduction in his base salary or target bonus;

  . any material reduction in his benefits;

  . a change in his position with CrossWorlds or a successor company which materially reduces his duties or level of responsibility; or

  . any requirement, without his consent, that he relocate his place of employment by more than 35 miles from his then current office;

then Mr. Amoroso shall vest in that number of shares that would have vested over the next 12 months from the date of termination. If Mr. Amoroso's employment with CrossWorlds is terminated, or if he resigns under the conditions listed above, then CrossWorlds shall pay Mr. Amoroso a lump sum severance equal to the sum of:

  . twelve months of his base salary plus

  . his annual target bonus, together with one year of medical insurance premium payments for him and his eligible dependents.

CrossWorlds will also forgive Mr. Amoroso's repayment of the moving assistance loan for twelve months. Finally, if there is a change of control during the period of Mr. Amoroso's employment, then each of his outstanding options will become fully vested and CrossWorlds' repurchase right will lapse.

  Mark C. Bishof--Basic Compensation

  On February 18, 2000, CrossWorlds and Mark C. Bishof entered into an offer letter agreement which provides that Mr. Bishof would become senior vice president of global services. This offer letter agreement established Mr. Bishof's base salary at $22,916.67 per month and provides that Mr. Bishof would also be eligible to earn a target bonus for fiscal 2000 of up to $137,500.

  Mark C. Bishof--Options

  Under the terms of the offer letter agreement, Mr. Bishof was granted options to purchase 250,000 shares of common stock, 31,250 of which vest in six months and 218,750 of which vest in equal monthly installments over 48 months from the date of Mr. Bishof's employment.

  Mark C. Bishof--Severance Benefits

  Mr. Bishof is entitled to a cash payment of $206,250 if we terminate his employment before March 6, 2001.

  James G. Rowley Loan

  In January 2000, CrossWorlds approved a loan of $100,000 to CrossWorlds' senior vice president, engineering, James G. Rowley, which CrossWorlds will forgive at the rate of 1/24th per month over 24 months based on his continued employment with us. CrossWorlds amended its loan agreement with Mr. Rowley to provide that Mr. Rowley's loan is forgiven upon a change of control of CrossWorlds.

  Barton S. Foster Loan

  In November 1999, CrossWorlds loaned $150,000 to CrossWorlds' senior vice president, marketing and business development, Barton S. Foster. In exchange, CrossWorlds received a secured promissory note, secured by real property. In January 2000, CrossWorlds approved the forgiveness of Mr. Foster's loan at the rate of 1/24th per month over 24 months based on his continued employment with us. CrossWorlds amended its loan agreement with Mr. Foster to provide that Mr. Foster's loan is forgiven upon a change of control of CrossWorlds. In January 2000, CrossWorlds approved the release of the real property securing
Mr. Foster's loan. In May 2000, CrossWorlds and Mr. Foster amended the loan terms as part of our memorandum of understanding with Mr. Foster.

  Prashant Gupta Loan

  In March 2000, CrossWorlds approved a loan of $100,000 to CrossWorlds' chief technology officer, Prashant Gupta, which CrossWorlds will forgive at the rate of 1/24th per month over 24 months based on his continued employment with us. CrossWorlds amended its loan agreement with Mr. Gupta to provide that Mr. Gupta's loan is forgiven upon a change of control of CrossWorlds.

  Mark Bishof Loan

  In March 2000, CrossWorlds approved a loan of $50,000 to CrossWorlds' senior vice president, global services, Mark Bishof, which CrossWorlds will forgive at the rate of 1/24th per month over 24 months based on his continued employment with us. CrossWorlds amended its loan agreement with Mr. Bishof to provide that Mr. Bishof's loan is forgiven upon a change of control of CrossWorlds.

  Barton S. Foster Memorandum of Understanding

  In May 2000, we entered into a memorandum of understanding with Mr. Foster that provided:

  . Mr. Foster resigned as an officer in May 2000,

  . Mr. Foster will consult for CrossWorlds from May to August 2000 for up to 20 hours per week at a rate of $21,875 per month and from September to November 2000 for up to 10 hours per week at a rate of $10,938 per month,

  . Mr. Foster's options will continue to vest monthly at the current rate until August 2, 2000 and

  . we will continue to forgive the loan to Mr. Foster at a monthly rate of $6,250 until November 2, 2000 and Mr. Foster will pay the outstanding balance of the loan on December 31, 2000.

  Other Officer Severance Agreements

  CrossWorlds and two terminated executive officers entered into severance agreements under which each officer received $66,000 and four and one half months of health insurance premiums.

 Agreements with Directors

  In December 1998, CrossWorlds entered into a convertible note purchase agreement with Katrina A. Garnett, Andrew K. Ludwick and Frederick W. Gluck. Under this agreement we issued convertible promissory notes bearing interest at 8% each year, the principal amount of which was convertible into shares of series E preferred stock.

  Under the agreement, Ms. Garnett loaned to CrossWorlds $4,650,000; Mr. Ludwick loaned to CrossWorlds $250,000; and Mr. Gluck loaned to CrossWorlds $100,000. In January 1999, the interest due under the notes was paid in cash and the principal amount of the notes was converted into shares of series E preferred stock.

  Since March 1996, we have issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants.

                             PRINCIPAL STOCKHOLDERS

  This table presents information about the beneficial ownership of our common stock as of March 31, 2000. The table also contains information about beneficial ownership, as adjusted to reflect the sale of common stock in this offering and the conversion of all outstanding shares of preferred stock into shares of common stock. Specifically, the table reflects beneficial ownership information about:

  . each of our directors,

  . our chief executive officer,

  . the other most highly compensated executive officers and Kevin
    Fitzgerald,

  . all directors and executive officers of CrossWorlds as a group and

  . each person who is known by us to own beneficially more than 5% of CrossWorlds' common stock.

  Except as otherwise noted, the executive officers, directors and stockholders identified in the table can be reached at the principal offices of CrossWorlds. Mr. Foster resigned as senior vice president, marketing and business development in May 2000.

  This table assumes no exercise of the underwriters' over-allotment option. Except under applicable community property laws or as indicated in the footnotes to this table, each stockholder in the table has sole voting and investment power over all shares of common stock identified in the table as beneficially owned by that stockholder.

  Beneficial ownership is determined under the rules of the Securities and Exchange Commission, based on factors including voting and investment power over shares. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2000 are considered to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person. These shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                  Percent
                                                               Beneficially
                                                                   Owned
                                                   Shares    -----------------
                                                Beneficially  Before   After
Name and Address                                   Owned     Offering Offering
----------------                                ------------ -------- --------
Entities affiliated with Soros Private Equity
 Partners......................................   1,478,345    7.38%    5.96%
 c/o Soros Fund Management LLC
 ATTN: Michael C. Neus, Esq.
 888 Seventh Avenue
 New York, NY 10106
Alfred J. Amoroso..............................   2,241,720   11.20     8.32
Barton S. Foster...............................     159,723     .80      .64
Prashant Gupta.................................     367,416    1.83     1.47
Mark R. Kent...................................     174,307     .87      .70
James G. Rowley................................     241,540    1.21      .97
Terence J. Garnett.............................   6,069,478   30.31    24.46
Frederick W. Gluck(1)..........................     142,346     .71      .57
Andrew K. Ludwick(2)...........................     435,205    2.17     1.75
Albert A. Pimentel.............................     147,656     .74      .60
Colin F. Raymond...............................   1,478,345    7.38     5.96
Katrina A. Garnett.............................   7,402,810   36.97    29.84
Kevin Fitzgerald...............................          --      --       --
All directors and executive officers of
 CrossWorlds as a group, 13 persons............  13,441,068   60.47    47.39

--------


(1) Includes 8,264 shares issuable upon exercise of a warrant issued to Mr. Gluck on February 2, 2000.

(2) Includes 82,644 shares issuable upon exercise of a warrant issued to Mr. Ludwick on February 2, 2000.





  The common stock held by Ms. Garnett includes:

 .  6,069,478 shares held by a family trust and

 .  1,333,332 shares held directly by Ms. Garnett.

The common stock held by Ms. Garnett excludes 333,332 shares held in trust for the benefit of Mr. and Ms. Garnett's children. Ms. Garnett does not possess voting or dispositive power over those shares.

  The common stock held by Mr. Garnett includes 6,069,478 shares held by a family trust. The common stock held by Mr. Garnett excludes:

 .  1,333,332 shares of common stock held directly by Ms. Garnett and

 . 333,332 shares held in trust for the benefit of Mr. and Ms. Garnett's children.

Mr. Garnett does not possess voting or dispositive power over those shares.

The stock held by the entities affiliated with Soros Private Equity Partners includes:

 . 1,321,586 shares held by Quantum Industrial Partners, LDC,

 . 146,843 shares held by SFM Domestic Investments LLC.,

 . 8,925 shares issuable upon exercise of a warrant issued to Quantum
   Industrial Partners, LDC and

 . 991 shares issuable upon exercise of a warrant issued to SFM Domestic
   Investments LLC.

Mr. Raymond disclaims beneficial ownership of these shares except for his pecuniary interest in Quantum Industrial Partners, LDC and SFM Domestic Investments LLC.

                               PRIVATE PLACEMENT

  CrossWorlds has entered into a common stock stock purchase agreement with The Dow Chemical Company. The Dow Chemical Company will buy shares of common stock equal to $2,000,000 divided by the initial public offering price less the underwriting discount. CrossWorlds also entered into a stock purchase agreement with Delphi Automotive. Delphi Automotive will buy shares of common stock equal to $2,000,000 divided by the initial public offering price less the underwriting discount. CrossWorlds has also entered into a stock purchase agreement with Electronic Data Systems Corporation. Under the terms of the Electronic Data Systems stock purchase agreement CrossWorlds has agreed to sell shares of common stock to Electronic Data Systems in an amount equal to the lower of:

 . two percent of the outstanding capital stock of CrossWorlds after this offering, or

 . the number of shares of common stock equal to $10,000,000 divided by the initial public offering minus the underwriting discount.

  At an assumed initial public offering price of $15.00, we will sell 143,369 shares of common stock to The Dow Chemical Company, 143,369 shares of common stock to Delphi Automotive and 508,356 shares of common stock to Electronic Data Systems Corporation at a per share price of $13.95. The private placement of a total of 795,094 shares of our common stock to The Dow Chemical Company, Delphi Automotive and Electronic Data Systems Corporation would occur at the same time as this offering.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, CrossWorlds will be authorized to issue 150,000,000 shares of common stock. Upon the closing of the offering, all outstanding shares of preferred stock except for series D preferred stock will be converted into one share of common stock and automatically retired. Upon the closing of the offering, each share of series D will be converted into approximately 1.2 shares of common stock and automatically retired.

Common Stock

  As of March 31, 2000, there were 20,022,672 shares of common stock outstanding, adjusted to reflect the conversion of all outstanding shares of preferred stock which are held of record by 364 stockholders. This calculation excludes the exercise of any outstanding options or warrants into common stock.

  Options to purchase an aggregate of 7,427,997 shares of common stock were also outstanding as of March 31, 2000. Assuming no exercise of the underwriters' overallotment option and no exercise of outstanding options under CrossWorlds' stock plans, there will be 24,817,766 shares of stock outstanding, after giving effect to the sale of the shares offered under the prospectus and the shares sold in a private placement that will close at the same time as this offering.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive dividends in proportion to their ownership as may be declared by the board of directors out of funds legally available for that purpose. In a liquidation, dissolution or winding up of CrossWorlds, the holders of common stock are entitled to share in proportion to their ownership in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Warrants

  As of March 31, 2000, there were warrants outstanding to purchase an aggregate of 444,255 shares of common stock. Generally, each warrant contains provisions for adjustment of the exercise price and of the aggregate number of shares issuable upon the exercise of the warrant for stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Registration Rights

   Assuming the conversion of all outstanding preferred stock after this offering, and including warrants to purchase 159,999 shares of common stock, the holders of 18,042,902 shares of common stock are entitled to rights to register their shares under the Securities Act. These rights are provided under the terms of an agreement between CrossWorlds and the holders of the registrable securities.

  Subject to the limitations in the agreement, the holders of at least 30% of the registrable securities, or Quantum Industrial Partners LDC or SFM Domestic Investments LLC may require, on two occasions, that CrossWorlds use its best efforts to register the securities for public resale.

  If CrossWorlds registers any of its common stock, either for its own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of registrable securities may also require, on no more than two occasions in a twelve-month period, that CrossWorlds register their shares for resale on Form S-3 so long as the value of the securities to be registered is at least $1,000,000. CrossWorlds will be responsible for paying all registration expenses, and the holders of registrable securities selling their shares will be responsible for paying all selling expenses.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

  Provisions of Delaware law and CrossWorlds' charter documents could make the acquisition of CrossWorlds and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CrossWorlds to negotiate with us first. CrossWorlds believes that the benefits of this increased protection outweigh the disadvantages because negotiation of these proposals could result in an improvement of their terms.

  CrossWorlds is subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date that the person became an interested stockholder. This prohibition does not apply to a business combination or a transaction which is approved in advance. Generally, a business combination with an interested stockholder would include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of CrossWorlds without further action by the stockholders.

  Our certificate of incorporation:

  . requires shareholders to take actions at meetings rather than by written consent,

  . provides that directors are elected by the vote of the shareholders and

  . limits minority stockholders' ability to elect their nominees to the board.

Our bylaws:

  . provide that special meetings of stockholders can be called only by the board of directors, by the chairman of the board of directors or by the president,

  . establish rules for stockholder submission of candidates for election to the board of directors and


  . establish rules for business to be raised at stockholder meetings including notice procedures for director nominations.

The business permitted to be conducted at any special meeting of stockholders is also limited by Delaware Law to the business described in the notice of the meeting. These provisions would make it difficult for stockholders to call a special meeting to take corporate action, and may have the effect of delaying, deferring or preventing a change in control of CrossWorlds.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is Boston Equiserve.

                        SHARES ELIGIBLE FOR FUTURE SALE

Sales in the Public Market Could Hurt the Market Price of CrossWorlds' Stock

  Before this offering, there has been no market for CrossWorlds common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, as described below. Consequently, sales of substantial amounts of CrossWorlds common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and CrossWorlds' ability to raise equity capital in the future.

What Shares are Outstanding and What Shares are Freely Tradeable

  Upon completion of the offering, we will have 24,817,766 shares of common stock outstanding. This assumes no exercise of the underwriters' over allotment option, and no exercise of outstanding options or warrants to purchase common stock after March 31, 2000. The 4,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of CrossWorlds as that term is defined in Rule 144 under the Securities Act, generally, officers, directors or 10% stockholders.

What Shares are Restricted and Not Freely Tradeable

  The remaining 20,817,766 shares outstanding are restricted securities within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 of the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

Effects of the 180-day Lockup Agreement on Sales of Stock

  Stockholders of CrossWorlds holding an aggregate of 20,817,766 shares of common stock are subject to lock-up agreements. These agreements generally provide that, without the prior written consent of Chase Securities Inc. or CrossWorlds, stockholders will not transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into our shares. This restriction will be applicable for a period of 180 days after the effective date of this registration statement. As a result of these contractual restrictions, shares subject to lock-up agreements will not be saleable until these agreements expire or are waived by the designated underwriters' representative, despite possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701. Taking into account the lock-up agreements, and assuming Chase Securities Inc. or CrossWorlds does not release stockholders from these agreements, these shares will be eligible for sale in the public market:

  . beginning on the effective date of this prospectus, the shares sold in the offering and approximately 159,999 shares issuable on the exercise of warrants will be immediately available for sale in the public market;

  . between 60 and 120 days after the effective date, approximately 6,334 more shares issuable on the exercise of warrants will be eligible for sale under federal securities laws;

  . beginning 180 days after the effective date, approximately 20,022,672 more shares will be eligible for sale under federal securities laws, of which all but 10,266,506 shares are held by affiliates;

  . between 180 and 365 days after the effective date, approximately 99,172 more shares will be eligible for sale under federal securities laws and

  . beginning one year after the effective date, approximately 795,094 more shares will be eligible for sale under federal securities laws.

Effects of Rule 144 on Sales of Restricted Shares

  Under Rule 144, a person who has beneficially owned restricted securities for at least one year generally is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 248,178 shares immediately after the offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

  Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about CrossWorlds. Under Rule 144(k), a person who is not considered to have been an affiliate of CrossWorlds at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Effects of Rule 701 on Sales of Restricted Shares

  CrossWorlds employees holding common stock or stock options may not sell shares acquired upon exercise until 180 days after the effective date. Beginning 180 days after the effective date, any employee, officer or director of or consultant to CrossWorlds who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

Registration of Shares Issued Under CrossWorlds' Employee Benefits Plans

  CrossWorlds intends to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under CrossWorlds' employee benefit plans. As a result, any options exercised under the 1997 stock plan or any other benefit plan after the effectiveness of these registration statements will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701.

Outstanding Options at March 31, 2000

  As of March 31, 2000, there were outstanding options for the purchase of 7,427,997 shares, of which 4,318,911 options were exercisable. No shares have been issued to date under our purchase plan or directors plan.

                                  UNDERWRITING

Purchasers of Our Common Stock

  The underwriters, Chase Securities Inc., Dain Rauscher Incorporated, and Thomas Weisel Partners LLC have each agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase our common stock in the amount listed here:

                                                                          Number
                                                                            of
     Underwriter                                                          Shares
     -----------                                                          ------
     Chase Securities Inc................................................
     Dain Rauscher Incorporated..........................................
     Thomas Weisel Partners LLC..........................................
                                                                           ----
     Total...............................................................
                                                                           ====

Conditions to the Underwriters' Obligations

  The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

Pricing of the Stock

  The underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $      per share. The
underwriters may allow and the dealers may reallow a concession not in excess
of $      per share to other dealers. After the public offering of the shares, the underwriters may change the offering price, concession and reallowance to dealers.

The Underwriters' Option to Purchase More Shares

  We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the same price per share as we will receive for the 4,000,000 shares that the underwriters have agreed to purchase. If the underwriters exercise this option, each underwriter will have a commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the table listing the underwriters represents as a percentage of the 4,000,000 shares offered by this prospectus. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments of common stock offered in this prospectus.

Underwriting Discounts and Commissions

  This table shows the per share and total underwriting discounts and commissions we will pay to the underwriters:

                                                                    Total
                                                             -------------------
                                                              Without    With
                                                               Over-     Over-
                                                             allotment allotment
                                                             --------- ---------
     Per share..............................................    $         $
     Total..................................................    $         $

Other Conditions to the Underwriters' Obligations

  The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

Stockholder Lockup Agreements

  Stockholders, including all executive officers and directors, who own in the aggregate 20,022,672 shares of common stock have agreed that they will not, without the prior written consent of Chase Securities Inc. or CrossWorlds, for a period of 180 days after the date of this prospectus offer, sell, contract to sell or transfer any:

  .  shares of common stock,

  .  options or warrants to purchase any shares of common stock or

  . any securities convertible into or exchangeable for shares of common stock.

Company Lockup Agreement

  We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or dispose of any shares of common stock or securities exercisable for or convertible into shares of common stock until the date 180 days following the date of this prospectus. However, we may issue shares upon the exercise of options granted before the date of this prospectus, and may grant additional options under our stock option plans, provided that, without the prior written consent of Chase Securities Inc., these additional options shall not be exercisable during the 180-day period.

Factors in Pricing Our Stock in the Offering

  Before this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined through negotiation between us and the representatives of the underwriters. Factors to be considered in the negotiation include:

  .  prevailing market conditions,

  .  our financial information,

  . market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us,

  .  estimates of our business potential and

  .  the present state of our development.

Market Stabilization Activities

  Persons participating in this offering may over-allot or engage in transactions which stabilize or maintain the market price of the common stock at levels above those which might otherwise prevail in the open market. These persons may enter stabilizing bids or engage in syndicate covering transactions. A stabilizing bid is a bid for or the purchase of common stock for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction involves purchases in the open market after the offering by underwriters who have sold more shares than they have committed to purchase. These transactions may occur on the Nasdaq National Market or in the over-the-counter market. These transactions, if commenced, may be discontinued at any time.

  Persons participating in this offering may also engage in passive market making transactions in our common stock on the Nasdaq National Market in compliance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. In passive market making transactions, market makers in the common stock may make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. During the business day before the pricing of the offering before the beginning of offers or sales of our common stock, passive market makers must comply with applicable volume and price limitations and must be identified.

Thomas Weisel Partners LLC

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998 and as of May 1, 2000, Thomas Weisel Partners has been named as a lead or co-manager on 166 filed public offerings of equity securities, of which 113 have been completed, and has acted as a syndicate member in an additional 92 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, with the exception of its contractual relationship with us under the underwriting agreement entered into for this offering.

Offering Expenses

  We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,200,000.

Directed Shares Program and Rights to Purchase Shares in the Offering

  At our request, the underwriters have reserved for sale, at the initial public offering price, up to:

  . 200,000 shares for persons that are affiliated with companies with whom we have a business relationship, such as executives of companies that market, sell or promote our products and

  . up to approximately 135,000 additional shares for five current stockholders under their pre-existing contractual rights to purchase shares in this offering. The shares sold by exercise of the contractual rights will be subject to a 180-day lock-up agreement. The sales of these shares will only be made under this prospectus. The stockholders who hold these pre-existing contractual rights are ATGF II, Litton Master Trust, James Stableford, Emeric McDonald and Anthony Ciulla. The number of shares of our common stock available for sale to the public will be reduced if these individuals and entities purchase these reserved shares. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the public on the same basis as the other shares in this offering.

                                 LEGAL MATTERS

  The validity of the common stock offered in this offering will be passed upon for us by Venture Law Group, A Professional Corporation, Menlo Park, California. Other legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation. As of December 31, 1999, an investment partnership and members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 29,165 shares of our common stock.

                                    EXPERTS

  The consolidated financial statements and schedule of CrossWorlds Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in the prospectus, and upon the authority of said firm as experts in accounting and auditing.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act covering the common stock offered in this offering. This prospectus constitutes a part of the registration statement but does not contain all of the information in the registration statement, which contains several exhibits as permitted by the rules and regulations of the commission. For further information about us and our common stock, you should refer to the registration statement.

  The registration statement, including the exhibits and the financial statement schedule, may be inspected without charge at the public reference facilities maintained by the commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees to the commission. The reports and other information may also be inspected without charge at a web site maintained by the commission. The address of this web site is http://www.sec.gov.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999, and March
 31, 2000 (unaudited)..................................................... F-3
Consolidated Statements of Operations for the three years ended December
 31, 1999, and the three months ended March 31, 1999 and 2000
 (unaudited).............................................................. F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the three years ended December 31, 1999, and the three months ended March 31, 2000
 (unaudited) ............................................................. F-5
Consolidated Statements of Cash Flows for the three years ended December
 31, 1999, and the three months ended March 31, 1999 and 2000
 (unaudited).............................................................. F-6
Notes to Consolidated Financial Statements................................ F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CrossWorlds Software, Inc.:

We have audited the accompanying consolidated balance sheets of CrossWorlds Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CrossWorlds Software, Inc. and subsidiaries for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
January 24, 2000

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                               December 31,                March 31, 2000
                         --------------------------  ----------------------------
                             1998          1999         Actual        Pro forma
                         ------------  ------------  -------------  -------------
                                                             (unaudited)
         ASSETS
Current assets:
  Cash and cash
   equivalents.......... $  5,415,154  $ 12,506,119  $   8,722,451  $   8,722,451
  Accounts receivable,
   net of allowance of
   $306,130, $296,675
   and $296,675 as of
   December 31, 1998 and
   1999 and March 31,
   2000.................    5,198,351    11,688,430     13,189,573     13,189,573
  Prepaids and other
   current assets.......      820,115     1,019,036      2,699,928      2,699,928
                         ------------  ------------  -------------  -------------
  Total current assets..   11,433,620    25,213,585     24,611,952     24,611,952
Property and equipment,
 net....................    4,156,515     3,846,379      3,638,225      3,638,225
Deposits and other
 assets.................      166,610       116,610        427,026        427,026
                         ------------  ------------  -------------  -------------
  Total assets.......... $ 15,756,745  $ 29,176,574  $  28,677,203  $  28,677,203
                         ============  ============  =============  =============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
  Accounts payable...... $    862,408  $    796,798  $   2,043,668  $   2,043,668
  Accrued payroll and
   related expenses.....    1,166,372     2,597,501      3,186,490      3,186,490
  Accrued commissions...    1,966,503     2,741,629      2,903,892      2,903,892
  Accrued royalties.....           --     1,438,929        698,000        698,000
  Other accrued
   liabilities..........    1,268,104     2,563,065      3,870,004      3,870,004
  Current portion of
   capital lease
   obligations..........           --       347,216        450,776        450,776
  Current portion of
   long-term debt.......    4,262,552     2,622,482      2,669,816      2,669,816
  Deferred revenue......    6,555,892    13,157,747     17,616,399     17,616,399
                         ------------  ------------  -------------  -------------
  Total current
   liabilities..........   16,081,831    26,265,367     33,439,045     33,439,045
Other long-term
 liabilities............       91,090       123,913        117,871        117,871
Capital lease
 obligations, less
 current portion........           --       576,711        681,675        681,675
Long-term debt, less
 current portion........    6,254,166     2,936,118      2,136,264      2,136,264
                         ------------  ------------  -------------  -------------
  Total liabilities.....   22,427,087    29,902,109     36,374,855     36,374,855
                         ------------  ------------  -------------  -------------
Commitments
Stockholders' equity
 (deficit):
  Convertible preferred
   stock, $0.01 par
   value; actual--
   17,000,000 shares
   authorized; 9,571,606
   and 16,126,003 shares
   issued and
   outstanding; and
   aggregate liquidation
   preference of
   $88,859,405 as of
   December 31, 1999 and
   March 31, 2000; pro
   forma--none
   authorized; none
   issued or outstanding
   .....................       95,716       161,260        161,260             --
  Common stock, $0.001
   par value; actual--
   45,000,000 shares
   authorized; 2,810,464
   and 3,153,934 shares
   issued and
   outstanding as of
   December 31, 1998 and
   1999 and 3,480,044
   issued and
   outstanding as of
   March 31, 2000; pro
   forma--150,000,000
   shares authorized;
   20,022,672 shares
   issued and
   outstanding .........        2,810         3,154          3,480         20,023
  Additional paid-in
   capital..............   53,929,214    96,757,116    102,312,137    102,456,854
  Deferred stock-based
   compensation.........   (3,777,293)   (2,540,474)    (4,209,989)    (4,209,989)
  Accumulated deficit...  (56,920,789)  (95,106,591)  (105,964,540)  (105,964,540)
                         ------------  ------------  -------------  -------------
  Total stockholders'
   equity (deficit).....   (6,670,342)     (725,535)    (7,697,652)    (7,697,652)
                         ------------  ------------  -------------  -------------
  Total liabilities and
   stockholders' equity
   (deficit)............ $ 15,756,745  $ 29,176,574  $  28,677,203  $  28,677,203
                         ============  ============  =============  =============


          See accompanying notes to consolidated financial statements.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Three Months Ended March
                                 Year Ended December 31,                      31,
                          ----------------------------------------  -------------------------
                              1997          1998          1999         1999          2000
                          ------------  ------------  ------------  -----------  ------------
                                                                          (unaudited)
Revenue:
  Software license......  $    748,336  $  3,972,741  $  8,193,907  $ 1,616,934  $  3,182,507
  Service, maintenance
   and other............       360,019     3,733,694    10,899,886    2,019,443     4,515,272
                          ------------  ------------  ------------  -----------  ------------
  Total revenue.........     1,108,355     7,706,435    19,093,793    3,636,377     7,697,779
                          ------------  ------------  ------------  -----------  ------------
Cost of revenue:
  Software license and
   royalties............        36,503       437,813     1,599,047      128,166       121,363
  Service, maintenance
   and other, excludes
   stock-based
   compensation of
   $415,790 and $253,334
   for the years ended
   December 31, 1998 and
   1999, and $34,561 and
   $85,868 for the three
   months ended March
   31, 1999 and 2000....     1,859,536     5,392,589    10,127,418    1,779,018     4,527,430
                          ------------  ------------  ------------  -----------  ------------
  Total cost of
   revenue..............     1,896,039     5,830,402    11,726,465    1,907,184     4,648,793
                          ------------  ------------  ------------  -----------  ------------
   Gross profit (loss)..      (787,684)    1,876,033     7,367,328    1,729,193     3,048,986
                          ------------  ------------  ------------  -----------  ------------
Operating expenses:
  Research and
   development, excludes
   stock-based
   compensation of
   $1,622,857 and
   $89,175 for the years
   ended December 31,
   1998 and 1999, and
   $79,626 and $179,318
   for the three months
   ended March 31, 1999
   and 2000.............     4,080,461    11,747,877    14,242,556    3,123,546     3,775,186
  Sales and marketing,
   excludes stock-based
   compensation of
   $2,051,890 and
   $897,216 for the
   years ended December
   31, 1998 and 1999,
   and $68,380 and
   $379,583 for the
   three months ended
   March 31, 1999 and
   2000.................     6,954,034    23,141,104    21,791,524    4,647,477     6,387,935
  General and
   administrative,
   excludes stock-based
   compensation of
   $683,390 and $221,927
   for the years ended
   December 31, 1998 and
   1999, and $(42,188)
   and $63,212 for the
   three months ended
   March 31, 1999 and
   2000.................     2,296,426     4,065,794     6,144,879      788,521     2,652,863
  Amortization of
   deferred stock-based
   compensation.........            --     4,773,927     1,461,652      140,379       707,981
                          ------------  ------------  ------------  -----------  ------------
  Total operating
   expenses.............    13,330,921    43,728,702    43,640,611    8,699,923    13,523,965
                          ------------  ------------  ------------  -----------  ------------
   Operating loss.......   (14,118,605)  (41,852,669)  (36,273,283)  (6,970,730)  (10,474,979)
Other income (expense),
 net....................       166,138       478,584    (1,912,519)    (291,382)     (382,970)
                          ------------  ------------  ------------  -----------  ------------
   Net loss.............  $(13,952,467) $(41,374,085) $(38,185,802) $(7,262,112) $(10,857,949)
                          ============  ============  ============  ===========  ============
Net loss per share:
  Basic and diluted.....  $     (11.88) $     (19.99) $    (13.40)  $     (3.11) $      (3.41)
                          ============  ============  ============  ===========  ============
  Weighted average
   shares used in
   computation (in
   thousands)...........         1,175         2,069         2,850        2,332         3,181
                          ============  ============  ============  ===========  ============
Pro forma net loss per
 share (unaudited):
  Basic and diluted.....  $      (1.70) $      (3.55) $     (2.38)  $     (0.55) $      (0.55)
                          ============  ============  ============  ===========  ============
  Weighted average
   shares used in
   computation (in
   thousands)...........         8,201        11,641        16,062       13,151        19,723
                          ============  ============  ============  ===========  ============

          See accompanying notes to consolidated financial statements.

                          CROSSWORLDS SOFTWARE, INC.
                               AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                      Convertible
                    preferred stock     Common stock      Additional   Stockholder   Deferred                        Total
                  ------------------- -----------------    paid-in        note     stock-based    Accumulated    stockholders'
                    Shares    Amount   Shares    Amount    capital     receivable  compensation     deficit     equity (deficit)
                  ---------- -------- ---------  ------  ------------  ----------- ------------  -------------  ----------------
Balance as of
 December 31,
 1996...........   5,404,155 $ 54,041 2,240,000  $2,240   $ 2,944,380   $(15,000)  $        --   $  (1,594,237)   $  1,391,424
Issuance of
 Series C
 preferred
 stock, net.....   2,104,144   21,041        --      --    12,560,302         --            --              --      12,581,343
Issuance of
 Series D
 preferred
 stock, net.....   1,601,307   16,013        --      --    22,805,259         --            --              --      22,821,272
Exercise of
 options and
 restricted
 stock purchase
 agreements.....          --       --   406,250     406       104,282        937            --              --         105,625
Repurchase of
 restricted
 stock..........          --       --   (93,750)    (94)      (13,969)    14,063            --              --              --
Net loss........          --                 --      --            --         --            --     (13,952,467)    (13,952,467)
                  ---------- -------- ---------  ------  ------------   --------   -----------   -------------    ------------
Balance as of
 December 31,
 1997...........   9,109,606   91,095 2,552,500   2,552    38,400,254         --            --     (15,546,704)     22,947,197
Issuance of
 Series D
 preferred
 stock, net.....     462,000    4,621        --      --     6,540,062         --            --              --       6,544,683
Exercise of
 options and
 restricted
 stock purchase
 agreements.....          --       --   446,297     446       455,813         --            --              --         456,259
Repurchase of
 restricted
 stock..........          --       --  (188,333)   (188)      (18,135)        --            --              --         (18,323)
Deferred stock-
 based
 compensation
 related to
 option grants..          --       --        --      --     8,551,220         --    (8,551,220)             --              --
Amortization of
 deferred stock-
 based
 compensation...          --       --        --      --            --         --     4,773,927              --       4,773,927
Net loss........          --       --        --      --            --         --            --     (41,374,085)    (41,374,085)
                  ---------- -------- ---------  ------  ------------   --------   -----------   -------------    ------------
Balance as of
 December 31,
 1998...........   9,571,606   95,716 2,810,464   2,810    53,929,214         --    (3,777,293)    (56,920,789)     (6,670,342)
Issuance of
 Series E
 preferred
 stock, net.....   2,883,326   28,833        --      --    17,221,535         --            --              --      17,250,368
Issuance of
 Series F
 preferred
 stock, net.....   3,671,071   36,711        --      --    23,517,594         --            --              --      23,554,305
Issuance of
 preferred stock
 warrants.......          --       --        --      --     1,256,449         --            --              --       1,256,449
Exercise of
 options........          --       --   437,351     438       641,991         --            --              --         642,429
Repurchase of
 restricted
 stock..........          --       --   (93,881)    (94)      (34,500)        --            --              --         (34,594)
Deferred stock-
 based
 compensation
 related to
 option grants..          --       --        --      --       224,833         --      (224,833)             --              --
Amortization of
 deferred stock-
 based
 compensation...          --       --        --      --            --         --     1,461,652              --       1,461,652
Net loss........          --       --        --      --            --         --            --     (38,185,802)    (38,185,802)
                  ---------- -------- ---------  ------  ------------   --------   -----------   -------------    ------------
Balance as of
 December 31,
 1999...........  16,126,003 $161,260 3,153,934  $3,154  $ 96,757,116   $     --   $(2,540,474)  $ (95,106,591)   $   (725,535)
Exercise of
 common stock
 warrants
 (unaudited)....          --       --    99,172      99     1,090,794         --            --              --       1,090,893
Exercise of
 options
 (unaudited)....          --       --   226,938     227       680,357         --            --              --         680,584
Deferred stock-
 based
 compensation
 related to
 option grants
 (unaudited)....          --       --        --      --     2,377,496         --    (2,377,496)             --              --
Amortization of
 deferred stock-
 based
 compensation
 (unaudited)....          --       --        --      --            --         --       707,981              --         707,981
Issuance of
 common stock
 warrants for
 financing
 commitment
 (unaudited)....          --       --        --      --     1,406,374         --            --              --       1,406,374
Net loss
 (unaudited)....          --       --        --      --            --         --            --     (10,857,949)    (10,857,949)
                  ---------- -------- ---------  ------  ------------   --------   -----------   -------------    ------------
Balance as of
 March 31, 2000
 (unaudited)....  16,126,003 $161,260 3,480,044  $3,480  $102,312,137   $     --   $(4,209,989)  $(105,964,540)   $ (7,697,652)
                  ========== ======== =========  ======  ============   ========   ===========   =============    ============

         See accompanying notes to consolidated financial statements.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Three Months Ended March
                                              Year Ended December 31,                      31,
                                       ----------------------------------------  -------------------------
                                           1997          1998          1999         1999          2000
                                       ------------  ------------  ------------  -----------  ------------
                                                                                       (unaudited)
Cash flows from operating activities:
 Net loss............................  $(13,952,467) $(41,374,085) $(38,185,802) $(7,262,112) $(10,857,949)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation and amortization......       361,390     1,403,938     2,389,305      522,184     1,052,290
  Amortization of deferred stock-
   based compensation................            --     4,773,927     1,461,652      140,379       707,981
  Issuance of warrants for
   services..........................            --            --       756,449           --            --
  Software licenses exchanged for
   property and equipment and
   prepaid assets....................      (346,658)           --            --           --            --
  Changes in operating assets and
   liabilities:
   Accounts receivable...............      (907,200)   (4,291,151)   (6,490,079)     741,171    (1,501,143)
   Prepaids and other current
    assets...........................      (334,548)     (417,572)     (198,921)    (235,796)     (530,222)
   Accounts payable..................     1,842,219    (1,045,161)      (65,610)      38,717     1,246,870
   Accrued payroll and related
    expenses.........................       713,165       367,630     1,431,129       90,646       588,989
   Accrued commissions...............            --     1,966,503       775,126     (265,710)      162,263
   Other accrued liabilities.........       367,066       837,773     2,733,890     (355,484)      566,010
   Deferred revenue..................       788,413     5,767,479     6,601,855      373,076     4,458,652
   Other long-term liabilities.......        39,439        51,651        32,823       (2,687)       (6,042)
   Other assets......................            --      (120,000)       50,000           --      (310,416)
                                       ------------  ------------  ------------  -----------  ------------
Net cash used in operating
 activities..........................   (11,429,181)  (32,079,068)  (28,708,153)  (6,215,616)   (4,422,717)
                                       ------------  ------------  ------------  -----------  ------------
Cash flows from investing activities:
 Purchases of property and
  equipment..........................    (1,784,420)   (3,572,632)     (834,517)    (291,857)     (245,361)
                                       ------------  ------------  ------------  -----------  ------------
Net cash used in investing
 activities..........................    (1,784,420)   (3,572,632)     (834,517)    (291,857)     (245,361)
                                       ------------  ------------  ------------  -----------  ------------
Cash flows from financing activities:
 Proceeds from convertible
  subordinated notes payable to
  stockholder........................            --     5,000,000            --           --            --
 Proceeds from equipment facilities..     1,173,720     1,147,113            --           --            --
 Proceeds from subordinated debt.....            --            --     5,000,000    5,000,000            --
 Proceeds from revolving working
  capital facility...................            --     3,479,219            --           --            --
 Repayments of equipment facilities..            --            --      (783,333)    (195,833)     (195,833)
 Repayments of subordinated debt.....            --            --      (516,291)          --      (691,234)
 Repayments of working capital
  facility...........................            --      (283,334)   (3,479,219)          --            --
 Proceeds from exercise of stock
  options and warrants...............       105,625       456,259       642,429      144,623     1,771,477
 Proceeds from issuance of preferred
  stock..............................    35,402,615     6,544,683    35,804,673   10,266,742            --
 Repurchase of restricted stock......            --       (18,323)      (34,594)     (17,578)           --
                                       ------------  ------------  ------------  -----------  ------------
Net cash provided by financing
 activities..........................    36,681,960    16,325,617    36,633,665   15,197,954       884,410
                                       ------------  ------------  ------------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents....................    23,468,359   (19,326,083)    7,090,965    8,690,481    (3,783,668)
Cash and cash equivalents at
 beginning of year...................     1,272,878    24,741,237     5,415,154    5,415,154    12,506,119
                                       ------------  ------------  ------------  -----------  ------------
Cash and cash equivalents at end of
 year................................  $ 24,741,237  $  5,415,154  $ 12,506,119  $14,105,635  $  8,722,451
                                       ============  ============  ============  ===========  ============
Supplemental disclosures of cash flow
 information:
Cash paid during the period for
 interest............................  $     55,372  $    208,259  $    995,393  $   264,815  $    228,536
                                       ============  ============  ============  ===========  ============
Noncash investing and financing
 activities:
 Return of restricted stock in
  satisfaction of note receivable....  $     14,063  $         --  $         --  $        --  $         --
 Issuance of preferred stock for
  conversion convertible notes.......            --            --     5,000,000    5,000,000            --
 Issuance of preferred stock warrants
  in connection with long-term debt..            --            --       500,000      500,000            --
 Issuance of preferred stock warrants
  in connection with services........            --            --       756,449           --            --
 Issuance of common stock warrants
  for financing commitment...........            --            --            --           --     1,406,374
 Equipment acquired through equipment
  lease facility.....................            --            --     1,077,985           --       301,404

          See accompanying notes to consolidated financial statements.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

(1) Organization and Significant Accounting Policies

 (a) Description of Business

  CrossWorlds Software, Inc. (the Company) develops, produces, markets and implements e-business infrastructure software. The Company is headquartered in Burlingame, California and operates foreign subsidiaries in Germany, the United Kingdom and France. The majority of the Company's revenues are derived from domestic sales which were 80% of total revenue for 1997, 77% of total revenue for 1998, 86% of total revenue for 1999, and 67% of total revenue for the three months ended March 31, 2000. Substantially all of the Company's sales are made in U.S. dollars.

 (b) Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

 (c) Foreign Currency

  The Company considers the functional currency of its foreign subsidiaries to be the U.S. dollar. Accordingly, the foreign subsidiaries' financial statements are remeasured into U.S. dollars using the historical exchange rate for nonmonetary items and the current exchange rate for monetary items. Remeasurement gains and losses, as well as transaction gains and losses, are included in the determination of net loss and have been immaterial to date.

 (d) Cash and Cash Equivalents

  The Company considers all highly liquid instruments with a remaining maturity on the date of purchase of three months or less to be cash equivalents, which consist primarily of money market funds and overnight deposits.

 (e) Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Leasehold improvements are amortized over the lesser of the asset's useful life or the remaining lease term.

  The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount of the property and equipment and its fair value. To date, the Company has made no adjustments to the carrying values of its long-lived assets.

 (f) Software Development Costs

  Software development costs associated with new products and enhancements to existing products are expensed as incurred until technological feasibility is established upon completion of a working model. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

 (g) Concentrations of Credit Risk and Major Customers

  The Company's cash and cash equivalents are principally on deposit in a short-term asset management account at a large bank. Accounts receivable potentially subject the Company to concentrations of credit risk. The Company's customer base is comprised primarily of large companies. The Company generally does not require collateral for accounts receivable. When required, the Company maintains allowances for credit losses, and to date such losses have been within management's expectations. Information regarding sales to major customers follows (items with an * indicate percentage was less than 10%):

                                                                      Percentage of
                                                    Percentage of       Accounts
                                                    Total Revenue     Receivable at
                                                    ----------------  December 31,
   Customer                                         1997  1998  1999      1999
   --------                                         ----  ----  ----  -------------
   A...............................................  22%    *     *          *
   B...............................................  20%    *     *          *
   C...............................................  25%    *     *          *
   D...............................................  22%    *     *          *
   E...............................................   *    14%    *          *
   F...............................................   *    13%    *          *
   G...............................................   *    11%    *          *
   H...............................................   *     *    21%         *
   I...............................................   *     *     *         44%

 (h) Fair Value of Financial Instruments

  The fair value of the Company's cash, accounts receivable, accounts payable, and borrowings approximate their carrying values due to their short maturity or variable-rate structure.

 (i) Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (j) Revenue Recognition

  The Company's software arrangements typically involve significant production, customization, or modification of the software, or services that are essential to the functionality of the software and, as a result, software license revenue for the entire arrangement is recognized using the percentage-of-completion method. Progress toward completion is generally measured by achieving certain standard and objectively verifiable milestones present in each project. These milestones typically require customer acceptance of a deliverable. In certain instances, the Company may recognize software license revenue upon delivery and when persuasive evidence of an arrangement exists, provided the fee is fixed and determinable, acceptance is certain, collection is probable, and the arrangement does not involve significant production, customization, or modification of the software or services that are essential to the functionality of the software; however,

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

software license revenue recognized in this manner has been immaterial to date. In the event costs to complete a contract are expected to exceed anticipated revenue, a loss is accrued. In certain circumstances where the Company is unable to estimate the amount of effort required to customize or implement the software license, revenue is recognized using the completed contract method. To date, no amounts have been recognized under the completed contract method. Other consulting and service revenue is recognized as the services are performed. Maintenance revenue from customer support and product upgrades, including maintenance bundled with original software licenses, are deferred and recognized ratably over the term of the maintenance agreement, typically 12 months. When the Company enters into software arrangements with resellers, the Company does not recognize revenue until the reseller demonstrates it has entered into an arrangement with an end user that satisfies the Company's revenue recognition criteria. When our services are essential to the implementation of the reseller's software, the software license revenue for the arrangement is recognized using the percentage-of-completion method. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition.

  In December 1998, the AcSEC issued SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple-element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the residual method, the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company adopted SOP 98-9 on January 1, 2000, and does not expect adoption to have a material effect on its consolidated financial position or results of operations.

 (k) Accounts receivable

  The Company bills for software licenses and maintenance fees at the inception of the contract. These arrangements typically allow the Company to bill amounts in excess of revenue recognized. Amounts billed in excess of revenue recognized are recorded as deferred revenue. Consulting and service fees are billed monthly based on time and expenses incurred. Service revenue recognized in excess of amounts billed was $393,731 at December 31, 1999 and $862,280 at March 31, 2000. The Company's contracts typically do not contain retainage provisions and all amounts due under the contracts are anticipated to be collected within 12 months. At December 31, 1999 and March 31, 2000, there are no accounts receivable that are subject to contract claims or uncertainties.

 (l) Stock-Based Compensation

  The Company accounts for its stock-based compensation plans using the intrinsic value method. Deferred stock-based compensation expense is recorded if, on the date of grant, the current market value of the underlying stock exceeds the exercise price. The Company amortizes deferred stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28.

  The Company uses the fair value method to account for stock options and other equity instruments issued to nonemployees.

 (m) Income Taxes

  The Company accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

 (n) Comprehensive Loss

  The Company does not have any components of comprehensive income, consequently comprehensive loss consists entirely of net loss for all periods presented.

 (o) Net Loss Per Share

  Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.

  Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:

                                                          Three Months Ended
                             Year Ended December 31,           March 31,
                         ------------------------------- ---------------------
                           1997       1998       1999       1999       2000
                         --------- ---------- ---------- ---------- ----------
                                                              (unaudited)
Stock options and
 warrants...............   491,730  1,007,325  1,256,454    976,701  3,584,117
Common stock subject to
 repurchase............. 1,321,104    681,312    155,245    544,404     84,036
Convertible preferred
 stock.................. 7,026,361  9,571,667 13,210,599 10,818,838 16,542,628
                         --------- ---------- ---------- ---------- ----------
                         8,839,195 11,260,304 14,622,298 12,339,943 20,210,781
                         ========= ========== ========== ========== ==========

 (p) Segment Reporting

  The Company is organized in a single operating segment for purposes of making operating decisions and assessing performance. The chief operating decision maker evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements.

  The following table presents information about the Company's geographical sales:

                                                               Three Months
                              Year Ended December 31,         Ended March 31,
                         --------------------------------- ---------------------
                            1997       1998       1999        1999       2000
                         ---------- ---------- ----------- ---------- ----------
                                                                (unaudited)
United States........... $  887,944 $5,951,397 $16,360,434 $3,110,724 $5,128,782
Europe..................    220,411  1,755,038   2,733,359    525,653  2,568,997
                         ---------- ---------- ----------- ---------- ----------
                         $1,108,355 $7,706,435 $19,093,793 $3,636,377 $7,697,779
                         ========== ========== =========== ========== ==========

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


 (q) Accounting for Derivative Instruments and Hedging Activities

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after January 1, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position or results of operations.

 (r) Advertising Costs

  The Company expenses advertising costs as incurred. Advertising expense was approximately $394,000, $2,004,000, $46,000, $18,000 and $5,000 for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000.

 (s) Initial Public Offering, Private Placement, Unaudited Pro Forma Balance Sheet and Net Loss Per Share

  The Board of Directors of the Company authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). The Company has also entered into agreements to sell common shares in a private placement concurrent with the IPO. If the IPO is consummated under the terms presently anticipated, all outstanding shares of the Company's convertible preferred stock will automatically convert to common stock on a one-for-one basis, subject to certain antidilution provisions, upon the closing of the IPO. The pro forma balance sheet information reflects the conversion of all of the convertible preferred stock as if it had occurred on March 31, 2000.

  Pro forma net loss per share for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's IPO as if the conversion occurred on January 1, 1997, or at the date of issuance, if later. Pro forma common equivalent shares, comprised of incremental common shares issuable upon the exercise of stock options and warrants as well as shares subject to repurchase agreements, are not included in pro forma diluted net loss per share because they would be anti-dilutive.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


(2) Property and Equipment

  Property and equipment consisted of the following:

                                               December 31,
                                          ------------------------   March 31,
                                             1998         1999         2000
                                          -----------  -----------  -----------
                                                                    (unaudited)
   Computer equipment and software....... $ 4,672,705  $ 6,476,877  $6,500,273
   Furniture and fixtures................     689,778      767,615     797,044
   Leasehold improvements................     569,118      599,611     677,265
                                          -----------  -----------  ----------
                                            5,931,601    7,844,103   7,974,582
   Accumulated depreciation..............  (1,775,086)  (3,997,724) (4,336,357)
                                          -----------  -----------  ----------
                                          $ 4,156,515  $ 3,846,379  $3,638,225
                                          ===========  ===========  ==========

  Equipment under the capital lease aggregated $1,132,726 as of December 31, 1999 and $1,446,890 as of March 31, 2000. Accumulated amortization on the assets under the capital lease aggregated $179,565 as of December 31, 1999 and $288,317 as of March 31, 2000.

(3) Long Term Debt

  On December 23, 1998 the Company entered into a Convertible Subordinated Promissory Note Agreement (the Promissory Note Agreement) with certain stockholders of the Company in the amount of $5,000,000. In accordance with the terms of the Promissory Note Agreement, the entire amount plus accrued interest, was converted into shares of convertible preferred stock in the Company's Series E round of financing in January 1999.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

  During the year ended December 31, 1998 and 1999 and the three months ended March 31, 2000 the Company had available two Equipment Facilities Agreements (the Equipment Facilities) which provided for $350,000 and $2,000,000 and a $10,000,000 working capital facilities with a bank. In January 1999, the Company had entered into a $5,000,000 credit facility as a Subordinated Loan and Security Agreement (the Subordinated Loan Agreement). The following amounts of debt are outstanding as of December 31, 1998 and 1999 and as of March 31, 2000 (in order of subordination):

                                                  December 31,
                                             ----------------------  March 31,
                                                1998        1999       2000
                                             ----------- ---------- -----------
                                                                    (unaudited)
$350,000 equipment facility with bank,
 payable in 36 equal monthly installments
 of principal plus interest at the bank's
 prime rate plus 0.75% per annum (8.50% and
 9.25% as of December 31, 1998 and 1999
 respectively and 9.75% as of March 31,
 2000).....................................  $   204,166 $   87,500 $   58,333
$2,000,000 equipment facility with bank,
 payable in 36 equal monthly installments
 of principal plus interest at the bank's
 prime rate per annum (7.75% and 8.50% as
 of December 31, 1998 and 1999 respectively
 and 9.00% as of March 31, 2000)...........    1,833,333  1,166,667  1,000,000
$10,000,000 working capital facility with a
 bank which expired in April 2000, payable
 in 36 equal monthly installments of
 principal plus interest at the bank's
 prime rate plus 0.10% per annum (7.85% as
 of December 31, 1998).....................    3,479,219         --         --
$5,000,000 Subordinated Loan and Security
 Agreement with a lender. Note bearing
 interest at 12% per annum, with interest
 payments beginning from April 1, 1999
 through September, 1999 followed by 30
 equal monthly payments of principal plus
 interest through March, 2002..............           --  4,304,433  3,747,747
$5,000,000 Promissory Note Agreement with
 stockholders, bearing interest at 8% per
 annum, which was converted into Series E
 convertible preferred stock in January
 1999......................................    5,000,000         --         --
                                             ----------- ---------- ----------
Total......................................   10,516,718  5,558,600  4,806,080
Less, current portion......................    4,262,552  2,622,482  2,669,816
                                             ----------- ---------- ----------
Long term debt.............................  $ 6,254,166 $2,936,118 $2,136,264
                                             =========== ========== ==========

  The aggregate future payments of long-term debt are as follows as of December 31, 1999:

   2000.............................................................. $2,622,482
   2001..............................................................  2,460,351
   2002..............................................................    475,767
                                                                      ----------
                                                                      $5,558,600
                                                                      ==========

  Outstanding borrowings under the equipment facilities agreements are secured by all of the Company's assets. The working capital facility agreement contained affirmative and negative covenants requiring, among other things, the Company to maintain minimum levels of liquid assets, limit the Company's ability to incur additional debt, pay cash dividends, or to purchase certain assets. These covenants require the Company to

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

restrict certain acquisitions, mergers, consolidations, or similar transactions. In 1999, the Company issued warrants to purchase 6,334 shares of common stock to the bank in exchange for waivers of noncompliance with these covenants. The fair value of the warrants are not material to the Company's consolidated operating results. As of December 31, 1999, all amounts drawn under the working capital facility were repaid.

  In connection with the Subordinated Loan and Security Agreement, the Company issued a warrant to the lender to purchase up to 126,666 shares of Series E preferred stock at an exercise price of $6.00 per share. The warrant is exercisable on the earlier of seven years after the date of issuance or three years after the Company's initial public offering. Accordingly, the Company has reserved 126,666 shares of Series E preferred stock for issuance upon the exercise of the warrant. The warrant had a fair value of $500,000 on the date of grant, computed using the Black-Scholes pricing model with the following assumptions: 60% volatility, zero dividends, a risk-free rate of 6.1% and a contractual life of 7 years. The fair value of the warrant has been recorded in equity and as a reduction of the carrying amount of the related debt and will be amortized into interest expense over the debt term. Total amortization expense for the year ended December 31, 1999 was $166,667 and for the three months ended March 31, 2000 was $41,667.

(4) Commitments

 (a) Lease Commitment

  The Company leases its primary facility under a noncancelable operating lease expiring in 2008. The Company also leases various facilities which serve as sales offices in the United States, and subsidiary offices in France, Germany, and the United Kingdom under noncancelable operating leases with expiration dates ranging from February 1999 to February 2000. In addition, the Company leases equipment under noncancelable operating leases expiring in December 2001. In conjunction with the facility lease, the Company issued a warrant for the purchase of 33,333 shares of Series C preferred stock at an exercise price equal to $6.00 per share. The warrant shall expire and no longer be exercisable at the earlier of: (a) December 31, 2002; or (b) the merger or consolidation of the Company with a third party or the sale of all or substantially all of the Company's assets to a third party; or (c) the closing of an underwritten public offering of shares of common stock of the Company. The fair value of the warrant was not material to the Company's 1998 consolidated operating results.

  Future minimum lease payments as of December 31, 1999, are as follows:

      Year ending                                        Capital     Operating
      December 31,                                        leases      leases
      ------------                                      ----------  -----------
      2000............................................. $  399,846  $ 1,583,400
      2001.............................................    399,846    1,418,392
      2002.............................................    208,563    1,424,690
      2003.............................................         --    1,468,236
      2004.............................................         --    1,468,236
      Thereafter.......................................         --    4,890,940
                                                        ----------  -----------
        Total minimum payments.........................  1,008,255  $12,253,894
                                                                    ===========
      Less amounts representing imputed interest.......    (84,328)
                                                        ----------
      Present value of minimum lease payments..........    923,927
        Less current portion...........................   (347,216)
                                                        ----------
      Capital lease obligation, less current portion... $  576,711
                                                        ==========

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

  Rent expense for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 1999 and 2000 was approximately $619,000, $1,536,000, $2,000,000, $557,000 and $493,000 respectively.

 (b) Royalty Commitments

  During 1999, the Company entered into royalty agreements with two third party vendors for certain licensed technology. The agreements include minimum royalty payments of approximately $2.0 million and $2.8 million, respectively due through June 2000 and June 2001, respectively.

  During the fourth quarter of 1999, the Company developed and began shipping products which replaced the technology provided under the agreement associated with the minimum royalty payments of $2.0 million due by June 2000. As a result, the Company discontinued use of this licensed technology and recorded a one-time charge to other expense for the remaining $1 million of unamortized minimum royalties.

  During the first quarter of 2000, the Company renegotiated its agreement associated with the minimum royalty payments of $2.8 million due by June 2001 and as a result, the Company has no further minimum royalty payments associated with this agreement.

 (c) Employment Agreements

  In October 1999, the Company entered into an employment agreement with its President and Chief Executive Officer. The agreement provided for a sign-on bonus of $400,000 to be paid by March 1, 2000. The sign-on bonus was accrued and charged to general expense in the fourth quarter of 1999. In addition, the individual is eligible for a pro rata target bonus of $250,000 based on the number of weeks of actual employment in 1999 and a full annual target bonus of $250,000 for the year 2000. In addition, the Company will provide the individual a moving assistance loan of $1.5 million pursuant to a secured nonrecourse promissory note, which will be forgiven in equal monthly installments over a period of 48 months as long as the individual remains employed by the Company. No amounts have been borrowed through March 31, 2000.

  In January 2000, the Company entered into an employment agreement with its Senior Vice President, Global Sales and Marketing. The agreement provides for a sign-on bonus of $300,000 to be paid by March 1, 2000.

  The President and Chief Executive Officer elected to defer $218,000 of his sign-on bonus and the Senior Vice President, Global Sales and Marketing elected to defer all of his sign-on bonus payment beyond March 31, 2000. As a result, these amounts remain as liabilities on the Company's balance sheet as of March 31, 2000.

(5) Stockholders' Equity

 (a) Reverse Stock Split

  On October 1, 1999, the Company's Board of Directors authorized a 1 for 3 reverse stock split. The accompanying consolidated financial statements and related notes have been retroactively restated to give effect to the reverse stock split.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


 (b) Convertible Preferred Stock

  In 1999, the Company sold 2,883,326 shares of Series E convertible preferred stock at $6.00 per share for gross proceeds of $17,300,000. Included in the issuance were 833,333 shares for the conversion of $5,000,000 in convertible debt pursuant to the Convertible Subordinated Promissory Note Purchase Agreement dated December 23, 1998.

  In October, 1999, the Company sold 3,671,071 of Series F convertible preferred stock at $6.81 per share for gross proceeds of $25,000,000.

  Convertible preferred stock consisted of the following as of December 31, 1999 and March 31, 2000:

                                                            Shares
                                               ---------------------------------
                                                          Issued and    As if
      Series                                   Designated outstanding converted
      ------                                   ---------- ----------- ----------
      A....................................... 3,333,333   3,333,333   3,333,333
      B....................................... 2,070,822   2,070,822   2,070,822
      C....................................... 2,137,500   2,104,144   2,104,144
      D....................................... 2,066,667   2,063,307   2,479,932
      E....................................... 3,333,333   2,883,326   2,883,326
      F....................................... 3,671,072   3,671,071   3,671,071
                                                          ----------  ----------
                                                          16,126,003  16,542,628
                                                          ==========  ==========

  The rights, preferences, and privileges of the holders of Series A, B, C, D, E and F convertible preferred stock are as follows:

  . Dividends are noncumulative and payable only upon declaration by the Company's Board of Directors at a rate of $0.0075, $0.06, $0.30, $0.75, $0.30 and $0.34 per share for Series A, B, C, D, E and F preferred stock, respectively.

  . Holders of Series A, B, C, D, E and F preferred stock have a liquidation preference of $0.15, $1.20, $6.00, $15.00, $6.00 and $6.81 per share, respectively, plus any declared but unpaid dividends.

  . Each share of Series A, B, C, D, E and F preferred stock is convertible at any time into one share of common stock at the option of the holder, subject to certain antidilution provisions. Each share of preferred stock automatically converts upon the earlier of the public offering of the Company's common stock with gross proceeds in excess of $25,000,000 or affirmative election of the holders of at least 66 2/3% of the outstanding shares. The Company has fully reserved shares of common stock for issuance upon the conversion of Series A, B, C, D, E and F preferred stock.

  . Each holder of preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted. In addition, the holders of Series A, B, C, D, E and F preferred stock vote as a single class.

 (c) Common Stock

  The Company has issued 2,471,130 shares of common stock to founders and employees under restricted stock purchase agreements. Pursuant to the agreements, the Company has the right to repurchase the unvested common stock at its original purchase price in the event of voluntary or involuntary termination of the stockholder for any reason. The repurchase rights expire through the year 2001. Shares subject to

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

repurchase totaled approximately 1,321,104, 681,312, 155,245 and 84,036 as of December 31, 1997, 1998 and 1999 and as of March 31, 2000, respectively.

 (d) Common Stock Reserved

  The Company has reserved 33,449,793 shares of common stock for issuance under its stock option plan, for warrants, and upon the conversion of outstanding convertible preferred stock.

 (e) Stock Option Plan

  The Company is authorized to issue up to 9,973,193 shares in connection with its 1996, 1997 and 1999 stock option plans (the Plans) to directors, employees, and consultants. The Plans provide for the issuance of stock purchase rights, incentive stock options, or nonstatutory stock options.

  Stock purchase rights are subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the stock at the original issue price upon the voluntary or involuntary termination of the purchaser's employment with the Company. The repurchase rights will lapse at a rate determined by the stock plan administrator, but at a minimum rate of 20% per year.

  Under the 1997 plan, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is also at least 110% of the fair market value on the date of grant for service providers owning more than 10% of the voting power of all classes of stock and no less than 85% of the fair market value on the date of grant for service providers owning less than 10% of the voting power of all classes of stock.

  Options generally expire in 10 years; however, they may be limited to 5 years if the optionee owns stock representing more than 10% of the Company. Vesting periods are determined by the stock plan administrator and generally provide for shares to vest over a 4-year period, with 12.5% of the award vesting after 6 months from the date of grant and then ratably vesting each month thereafter.

  The Company uses the intrinsic value method to account for its fixed option plans issued to employees. Deferred stock-based compensation cost has been recognized for its stock option plan for grants to employees when the fair value of the underlying common stock on the grant date exceeds the exercise price for each stock option. Deferred stock-based compensation is amortized using the accelerated method set forth in Financial Accounting Standards Board Interpretation No. 28. Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss (in thousands) and basic and diluted net loss per share would have been as follows:

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
   Net loss:
     As reported................................. $(13,952) $(41,374) $(38,186)
     Pro forma...................................  (13,973)  (41,459)  (39,873)
   Basic and diluted net loss per share:
     As reported.................................   (11.88)   (19.99)   (13.40)
     Pro forma...................................   (11.89)   (20.04)   (13.99)

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rate of 6.2%, 5.0% and 4.7% for fiscal 1997, 1998 and 1999 respectively; and expected life of four years for all periods.

  A summary of the status of the Company's options for the years ended December 31, 1997, 1998 and 1999 are as follows:

                                                      Options Outstanding
                                                  ----------------------------
                                 Shares available   Number    Weighted-average
                                    for grant     of shares    exercise price
                                 ---------------- ----------  ----------------
Balances as of December 31,
 1996...........................       525,008       581,661       $0.14
Authorized......................     1,612,083            --          --
Granted.........................    (1,386,624)    1,386,624        0.78
Exercised.......................            --      (312,914)       0.15
Canceled........................        12,665       (12,665)       0.99
                                    ----------    ----------
Balances as of December 31,
 1997...........................       763,132     1,642,706        0.69
Authorized......................       861,111            --          --
Granted.........................    (1,381,005)    1,381,005        2.93
Exercised.......................            --      (426,467)       0.96
Returned to Plans...............         6,875            --        0.96
Canceled........................       513,357      (513,357)       1.12
                                    ----------    ----------
Balances as of December 31,
 1998...........................       763,470     2,083,887        2.00
Authorized......................     5,386,665
Granted.........................    (7,022,308)    7,022,308        6.08
Exercised.......................            --      (436,394)       1.46
Returned to Plans...............        59,895            --          --
Canceled........................     1,876,365    (1,876,365)       3.72
                                    ----------    ----------
Balances as of December 31,
 1999...........................     1,064,087     6,793,436        5.78
Authorized (unaudited)..........       500,000            --          --
Granted (unaudited).............    (1,038,832)    1,038,832       11.10
Exercised (unaudited)...........            --      (226,938)       2.99
Canceled (unaudited)............       177,333      (177,333)       6.24
                                    ----------    ----------
Balances as of March 31, 2000
 (unaudited)....................       702,588     7,427,997       $6.60
                                    ==========    ==========

Options exercisable at:
  December 31, 1997..............................    773,148       $0.12
  December 31, 1998..............................    448,497        1.48
  December 31, 1999..............................  3,310,545        5.89
  March 31, 2000 (unaudited).....................  4,318,911        7.16

  The weighted-average fair value of options granted in fiscal 1997, 1998, 1999 and for the three months ended March 31, 2000 was $.15, $.51, $1.03 and $2.34, respectively.

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)

  As of March 31, 2000, the range of exercise prices and weighted-average remaining contractual life of outstanding options were as follows:

                                             Weighted-average
                                                remaining
                            Number of        contractual life     Number of shares
      Exercise prices     options shares         (years)            exercisable
      ---------------     --------------     ----------------     ----------------
        $ 0.15-1.50           200,600              7.20                 83,558
               1.80            48,403              7.69                 21,268
               2.25             8,958              7.81                  2,357
               3.00           601,035              8.57                286,159
               5.25           678,907              8.96                160,063
               5.40           128,967              9.07                 28,002
               6.60         4,722,295              9.51              2,849,504
               9.00           556,832              9.79                406,000
              11.00            75,000              9.96                 75,000
              14.00           407,000              9.96                407,000
                            ---------                                ---------
                            7,427,997                                4,318,911
                            =========                                =========

 (f) Warrants

  In October 1999, the Company issued 177,098 warrants to acquire common stock at $6.60 a share, to an executive search firm for the recruitment of its Chief Executive Officer. The warrants are immediately exercisable up to seven years from the date of issuance. The warrants had a fair value of $750,000 on the date of the grant using the Black-Scholes pricing model with the following assumptions: 60% volatility, zero dividends, a risk-free rate of 5.21% and a contractual life of 7 years. The amount was recorded as operating expense during 1999.

  In February 2000, the Company issued 199,996 warrants to acquire common stock at $11.00 a share, to certain of its Board members in consideration of their commitment to provide funding of up to $10,000,000, if necessary, through the earlier of December 31, 2000 or the Company's initial public offering. The warrants are immediately exercisable and expire in five years from the date of issuance. The warrants had a fair value of $1,406,374 on the date of grant using the Black-Scholes pricing model with the following assumptions: 60% volatility, zero dividends, a risk-free rate of 5.5% and a contractual life of five years. The amount was recorded as a current asset which will be amortized over the eleven month funding period. If the Company's proposed IPO is completed prior to the end of the funding commitment period, any unamortized asset will be expensed at that time.

(6) Income Taxes

  The Company has incurred significant losses since inception and has not incurred any income tax expense to date. The 1999 income tax differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                           1997          1998          1999
                                        -----------  ------------  ------------
Expected tax at U.S. Federal statutory
 rate of 34% .........................  $(4,730,000) $(11,793,000) $(12,981,100)
Current year net operating losses and
 temporary differences for which no
 tax benefit is recognized............    4,714,000    11,672,000    12,550,300
Other.................................       16,000       121,000       430,800
                                        -----------  ------------  ------------
  Total...............................  $        --  $         --  $         --
                                        ===========  ============  ============

                           CROSSWORLDS SOFTWARE, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  (Information as of and for the three months ended March 31, 1999 and 2000 is unaudited)


The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are presented below.

                                                         1998          1999
                                                     ------------  ------------
Deferred tax assets
  Net operating loss carryforward .................. $ 17,039,000  $ 28,919,000
  Reserves and accrued expenses.....................      476,000     1,151,000
  Deferred stock compensation.......................      184,000       547,000
  Research credit carryforward......................    1,228,000     2,099,000
  State taxes and net operating loss carryforward...    3,842,000     6,209,000
  Fixed assets and intangibles......................      220,000       824,000
                                                     ------------  ------------
    Total gross deferred tax assets.................   22,989,000    39,749,000
  Valuation allowance...............................  (22,989,000)  (39,749,000)
                                                     ------------  ------------
Total deferred tax assets........................... $         --  $         --
                                                     ============  ============

The net change in the total valuation allowance for the period ended December 31, 1999 was a net increase of $16,760,000.

  At December 31, 1999, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $85,055,000 and $70,233,000 respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire beginning 2011 through 2019. The California net operating loss carryforwards expire in 2004.

  At December 31, 1999, the Company also had research credit carryforwards for federal and California income tax return purposes of approximately $1,247,000 and $852,000 respectively, available to reduce future income subject to income taxes. The federal research credit carryforward expires beginning in 2011 through 2014. The California research credit carries forward indefinitely.

  The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. Should an ownership change occur in the future, the Company's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

[INSIDE BACK COVER]

Graphic depicting CrossWorlds e-business integration architecture. The graphic is circular. At the center of the circle, are three hexagonal cylinders labeled as CrossWorlds Integration Modules. The three hexagons sit on top of a central disk labeled CrossWorlds InterChange Server.

The central disk is connected to a smaller disk by a dotted line. The smaller disk is labeled CrossWorlds System Manager. Another dotted line connects one of the hexagons to two smaller disks. The two smaller disks are labeled CrossWorlds Process Designer/CrossWorlds Relationship Designer.

Coming out of the upper right of the central disk are four pipes. The uppermost pipe is labeled CrossWorlds Connectors. The lowest pipe is connected to two small disks by a dotted line. The two small disks are labeled CrossWorlds Map Designer/CrossWorlds Connectment Development Kit.

The five smaller disks are labeled Infrastructure Tools.

At the end of the four pipes are four blocks labeled Enterprise Applications. The four blocks are labeled individually as follows: Enterprise Resource Planning, Customer Relationship Management, Supply Chain Management, and Custom/Applications.

Coming out of the upper left of the central disk are four more pipes. The four pipes intersect a cloud labeled Internet. On the other side of the internet cloud the four pipes end in four blocks. The four blocks are labeled e-Business. The four boxes are labeled individually as follows: Supplier Applications, e-Sales/e-Procurement Applications, Customer Applications, and Outsourced Applications.

Below the graphic are four paragraphs describing the features of the CrossWorlds architecture.

The first paragraph text is: Realtime Process Automation: CrossWorlds' Designer tools allow enterprises to create and deploy business process integration logic that ties together multiple trading partners' and enterprise applications.

The second paragraph text: Application integration: CrossWorlds' Connectors integrate leading enterprise and e-business applications. CrossWorlds' Connector Development Kit extends connectivity to custom applications.

The third paragraph text is: Scalable Integrations Architecture: CrossWorlds' Interchange Server provides a comprehensive set of integration technologies that meet the growing requirements of global organizations.

The fourth paragraph text is: e-Business Standards Support: CrossWorlds' open platform implements a variety of Internet Standards and provides a flexible environment that supports emerging e-business requirements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               4,000,000 Shares

               [LOGO OF CROSSWORLDS SOFTWARE, INC. APPEARS HERE]

                                 Common Stock

                                 ------------

                                  PROSPECTUS
                                 ------------

                                   Chase H&Q

                             Dain Rauscher Wessels

                          Thomas Weisel Partners LLC

                                 ------------

                                       , 2000
                                 ------------

  You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

  No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock in any jurisdiction outside the United States. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions of this offering and the distribution of this prospectus applicable to that jurisdiction.

  Until     , 2000, all dealers that participate in transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and relating to unsold allotments or subscriptions.

  We have applied for federal registration of the marks CrossWorlds, CrossWorlds Software, and our logo. Each logo, product name, tradename or service mark of any other company appearing in this prospectus belongs to its holder.


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by CrossWorlds for the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
      SEC registration fee........................................... $  19,431
      NASD filing fee................................................     7,860
      Nasdaq National Market listing fee.............................    90,000
      Printing and engraving expenses................................   200,000
      Legal fees and expenses........................................   400,000
      Accounting fees and expenses...................................   400,000
      Blue Sky qualification fees and expenses.......................     5,000
      Transfer Agent and Registrar fees..............................    25,000
      Miscellaneous fees and expenses................................    52,709
                                                                      ---------
        Total........................................................ 1,200,000

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under specified circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended the Securities Act. Article X of CrossWorlds' amended and restated certificate of incorporation, Exhibit 3.1 hereto, and Article VI of CrossWorlds' bylaws,
Exhibit 3.2 hereto, provide for indemnification of CrossWorlds' directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, CrossWorlds has entered into indemnification agreements, Exhibit 10.1 hereto, with its officers and directors. The underwriting agreement, Exhibit 1.1 hereto, also provides for cross-indemnification among CrossWorlds and the underwriters relating to several matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since January 1, 1997, CrossWorlds has sold and issued the following securities:

    1. On March 28, 1997, April 8, 1997 and April 15, 1997, CrossWorlds issued a total of 2,104,144 shares of its series C preferred stock to private investors for an aggregate cash consideration of $12,625,000. At various times between December 23, 1997 and April 6, 1998, CrossWorlds issued 2,063,307 shares of its series D preferred stock to private investors for an aggregate cash consideration of $30,950,000. On January 7, 1999, March 26, 1999, and April 20, 1999, CrossWorlds issued a total of 2,883,326 shares of its series E preferred stock to private investors for an aggregate cash consideration of $17,300,000. On October 1, 1999, CrossWorlds issued 3,671,071 shares of its series F preferred stock to private investors for an aggregate cash consideration of $25,000,000.

    2. Since March 1996, CrossWorlds has issued 7,427,997 options to purchase common stock of CrossWorlds with a weighted average price of $6.60 to a number of employees and directors of and consultants to CrossWorlds.

    3. On June 26, 1998, CrossWorlds issued warrants to purchase 33,333 shares of its series C preferred stock with an exercise price of $6.00 per share to Bay Park Plaza Associates LP for a rental agreement. On January 27, 1999, CrossWorlds issued warrants to purchase a total of 126,666 shares of its series E preferred stock with an exercise price of $6.00 per share to Comdisco, Inc. in consideration for a subordinated loan and security agreement and master lease agreement. On August 9, 1999, CrossWorlds issued warrants to purchase 6,334 shares of its common stock with an exercise price of $6.60 per share to Silicon Valley Bank for the agreed upon value of $1.00 and for a bank loan. On October 7, 1999, CrossWorlds issued warrants to purchase a total of 177,098 shares of its common stock with an exercise price of $6.60 per share to Heidrick and Struggles for executive search services. On February 2, 2000, CrossWorlds issued warrants to purchase 199,996 shares of its common stock at an exercise price of $11.00 per share to private investors.

  The issuances of the above securities were determined to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. In addition, issuances described in Item 2 were determined to be exempt from registration under the Securities Act in reliance upon Rule 701 of under the Securities Act. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in these transactions. All recipients had adequate access, through their relationships with CrossWorlds, to information about CrossWorlds.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

 Number  Description
 ------  -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Form of Proposed Amended and Restated Certificate of Incorporation of
         CrossWorlds.
  3.2*   Form of Proposed Amended and Restated Bylaws of CrossWorlds.
  4.1*   Specimen Stock Certificate.
  4.2*   Warrant dated January 7, 1999 issued by CrossWorlds to Comdisco, Inc.
  4.3*   Warrant dated August 9, 1999 issued by CrossWorlds to Silicon Valley
         Bank.
  4.4*   Warrant dated October 11, 1999 issued by CrossWorlds to Heidrick &
         Struggles, Inc.
  4.5*   Form of Warrant dated February 2, 2000 issued by CrossWorlds to private investors.
  4.6    Warrant dated January 7, 1999 issued by CrossWorlds to Comdisco, Inc.
  5.1*   Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1*   Fifth Amended and Restated Investor Rights Agreement dated October 1,
         1999 among CrossWorlds and investors.
 10.2*   Form of Indemnification Agreement between CrossWorlds and each of its officers and directors.
 10.3*   1996 Stock Plan, as amended.
 10.4*   1997 Stock Plan, as amended.
 10.5*   1999 Executive Stock Plan.
 10.6*   2000 Employee Stock Purchase Plan.
 10.7*   2000 Directors' Stock Option Plan.
 10.8*   Employment Agreement dated October 5, 1999 with Alfred J. Amoroso.
 10.9*   Employment Agreement dated January 1, 2000 with Arthur R. Matin.
 10.10*  Promissory Note issued to CrossWorlds by James G. Rowley.
 10.11*  Secured Loan Agreement, Promissory Note and Security Agreement dated
         November 15, 1999, with addendum dated January 27, 2000 between
         CrossWorlds and Barton S. Foster.
 10.12*  Form of Change of Control Agreement to be entered into between
         CrossWorlds and each of its executive officers.
 10.13*+ IBM/OEM Distribution Agreement dated July 11, 1997, with exhibits, including IBM/OEM Program Agreement dated June 3, 1999 and Amendment
         01 to OEM Distribution Agreement dated February 9, 2000.
 10.14*+ Software License and Support Agreement with Delphi Automotive System
         LLC dated December 21, 1999.
 10.15*  Lease Agreement, as amended, dated February 1, 1999 between
         CrossWorlds and Bay Park Plaza Associates, L.P.
 10.16   Loan and Security Agreement dated December 10, 1996 between Silicon
         Valley Bank and CrossWorlds.
 10.17*  First Amendment to Loan and Security Agreement dated September 29,
         1997 between Silicon Valley Bank and CrossWorlds.
 10.18*  Second Amendment to Loan and Security Agreements dated October 28,
         1998 between Silicon Valley Bank and CrossWorlds.
 10.19*  Loan Modification Agreement dated September 21, 1999 between Silicon
         Valley Bank and CrossWorlds.
 10.20*  Loan Modification Agreement dated October 18, 1999 between Silicon
         Valley Bank and CrossWorlds.
 10.21*  Loan Modification Agreement dated October 22, 1999 between Silicon
         Valley Bank and CrossWorlds.
 10.22*  Loan Modification Agreement dated January 26, 2000 between Silicon
         Valley Bank and CrossWorlds.
 10.23*  Contractual rights agreement among CrossWorlds and five investors dated March 26, 1999.
 10.24*  Proposed form of Stock Purchase Agreement between CrossWorlds and
         Electronic Data Systems Corporation.
 10.25*  Proposed form of Stock Purchase Agreement between CrossWorlds and The
         Dow Chemical Company.
 10.26*  Proposed form of Stock Purchase Agreement between CrossWorlds and
         Delphi Automotive.

 Number Description
 ------ -----------
 10.27* Proposed form of Supplemental Letter from CrossWorlds to Electronic
        Data Systems Corporation related to Exhibit 10.24.
 10.28* Proposed form of Supplemental Letter from CrossWorlds to The Dow
        Chemical Company related to Exhibit 10.25.
 10.29* Proposed form of Supplemental Letter from CrossWorlds to Delphi
        Automotive related to Exhibit 10.26.
 10.30  Offer letter dated February 14, 2000 with Mark C. Bishof.
 10.31  Memorandum of Understanding between Barton S. Foster and CrossWorlds
        Software, Inc. dated May 4, 2000.
 21.1*  List of Subsidiaries.
 23.1   Consent of KPMG LLP.
 23.2*  Consent of Venture Law Group (contained in Exhibit 5.1).
 23.3*  Consent of Neoforma.com Inc.
 23.4*  Consent of Delphi Automotive
 23.5*  Consent of U S WEST
 24.1*  Power of Attorney (see page II-5).
 27.1*  Financial Data Schedule.

--------
 * Previously filed.
 + Confidential treatment requested.

(b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the financial statements or notes to the financial statements.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act, and is, as a result, unenforceable. If a claim for indemnification against these liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person for the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of this issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be considered to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be considered to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be considered to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlingame, State of California on May 4, 2000.

                                          CROSSWORLDS SOFTWARE, INC.

                                          By:        /s/ Mark R. Kent
                                             ----------------------------------
                                                        Mark R. Kent
                                                  Chief Financial Officer
                                                  (Principal Financial and
                                                     Accounting Officer)

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                      Title
                                                                     Date


                 *                   President, Chief           May 4, 2000
-----------------------------------   Executive Officer and
         Alfred J. Amoroso            Director (Principal
                                      Executive Officer)

         /s/ Mark R. Kent            Chief Financial Officer    May 4, 2000
-----------------------------------   (Principal Financial and
           Mark R. Kent               Accounting Officer)

                 *                   Chairman of the            May 4, 2000
-----------------------------------   Board
        Katrina A. Garnett

                 *                   Director                   May 4, 2000
-----------------------------------
        Terence J. Garnett

                 *                   Director                   May 4, 2000
-----------------------------------
        Frederick W. Gluck

                 *                   Director                   May 4, 2000
-----------------------------------
         Andrew K. Ludwick

                 *                   Director                   May 4, 2000
-----------------------------------
        Albert A. Pimentel

                 *                   Director                   May 4, 2000
-----------------------------------
         Colin F. Raymond

             /s/ Mark R. Kent
 *By: ___________________________________
       Mark R. Kent, attorney-in-fact

                                  SCHEDULE II

                  CROSSWORLDS SOFTWARE, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                        Balance  Charged               Balance
                                          at     to Costs               at End
                                       Beginning   and                    of
                                       of Period Expenses Deductions    Period
                                       --------- -------- ----------   --------
1999
Allowance for doubtful accounts....... $306,130  $15,886   $25,341(1)  $296,675


1998
Allowance for doubtful accounts.......       --  333,250    27,120(1)   306,130


1997
Allowance for doubtful accounts.......       --       --        --           --

--------
(1) Accounts written off.

                                 EXHIBIT INDEX

 Number  Description
 ------  -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Form of Proposed Amended and Restated Certificate of Incorporation of
         CrossWorlds.
  3.2*   Form of Proposed Amended and Restated Bylaws of CrossWorlds.
  4.1*   Specimen Stock Certificate.
  4.2*   Warrant dated January 7, 1999 issued by CrossWorlds to Comdisco, Inc.
  4.3*   Warrant dated August 9, 1999 issued by CrossWorlds to Silicon Valley
         Bank.
  4.4*   Warrant dated October 11, 1999 issued by CrossWorlds to Heidrick &
         Struggles, Inc.
  4.5*   Form of Warrant dated February 2, 2000 issued by CrossWorlds to private investors.
  4.6    Warrant dated January 7, 1999 issued by CrossWorlds to Comdisco, Inc.
  5.1*   Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1*   Fifth Amended and Restated Investor Rights Agreement dated October 1,
         1999 among CrossWorlds and investors.
 10.2*   Form of Indemnification Agreement between CrossWorlds and each of its officers and directors.
 10.3*   1996 Stock Plan, as amended.
 10.4*   1997 Stock Plan, as amended.
 10.5*   1999 Executive Stock Plan.
 10.6*   2000 Employee Stock Purchase Plan.
 10.7*   2000 Directors' Stock Option Plan.
 10.8*   Employment Agreement dated October 5, 1999 with Alfred J. Amoroso.
 10.9*   Employment Agreement dated January 1, 2000 with Arthur R. Matin.
 10.10*  Promissory Note issued to CrossWorlds by James G. Rowley.
 10.11*  Secured Loan Agreement, Promissory Note and Security Agreement dated
         November 15, 1999, with addendum dated January 27, 2000 between
         CrossWorlds and Barton S. Foster.
 10.12*  Form of Change of Control Agreement to be entered into between
         CrossWorlds and each of its executive officers.
 10.13*+ IBM/OEM Distribution Agreement dated July 11, 1997, with exhibits, including IBM/OEM Program Agreement dated June 3, 1999 and Amendment
         01 to OEM Distribution Agreement dated February 9, 2000.
 10.14*+ Software License and Support Agreement with Delphi Automotive System
         LLC dated December 21, 1999.
 10.15*  Lease Agreement, as amended, dated February 1, 1999 between
         CrossWorlds and Bay Park Plaza Associates, L.P.
 10.16   Loan and Security Agreement dated December 10, 1996 between Silicon
         Valley Bank and CrossWorlds.
 10.17*  First Amendment to Loan and Security Agreement dated September 29,
         1997 between Silicon Valley Bank and CrossWorlds.
 10.18*  Second Amendment to Loan and Security Agreements dated October 28,
         1998 between Silicon Valley Bank and CrossWorlds.
 10.19*  Loan Modification Agreement dated September 21, 1999 between Silicon
         Valley Bank and CrossWorlds.
 10.20*  Loan Modification Agreement dated October 18, 1999 between Silicon
         Valley Bank and CrossWorlds.
 10.21*  Loan Modification Agreement dated October 22, 1999 between Silicon
         Valley Bank and CrossWorlds.
 10.22*  Loan Modification Agreement dated January 26, 2000 between Silicon
         Valley Bank and CrossWorlds.
 10.23*  Contractual rights agreement among CrossWorlds and five investors dated March 26, 1999.
 10.24*  Proposed form of Stock Purchase Agreement between CrossWorlds and
         Electronic Data Systems Corporation.
 10.25*  Proposed form of Stock Purchase Agreement between CrossWorlds and The
         Dow Chemical Company.
 10.26*  Proposed form of Stock Purchase Agreement between CrossWorlds and
         Delphi Automotive.
 10.27*  Proposed form of Supplemental Letter from CrossWorlds to Electronic
         Data Systems Corporation related to Exhibit 10.24.

 Number Description
 ------ -----------
 10.28* Proposed form of Supplemental Letter from CrossWorlds to The Dow
        Chemical Company related to Exhibit 10.25.
 10.29* Proposed form of Supplemental Letter from CrossWorlds to Delphi
        Automotive related to Exhibit 10.26.
 10.30  Offer letter dated February 14, 2000 with Mark C. Bishof.
 10.31  Memorandum of Understanding between Barton S. Foster and CrossWorlds
        Software, Inc. dated May 4, 2000.
 21.1*  List of Subsidiaries.
 23.1   Consent of KPMG LLP.
 23.2*  Consent of Venture Law Group (contained in Exhibit 5.1).
 23.3*  Consent of Neoforma.com Inc.
 23.4*  Consent of Delphi Automotive.
 23.5*  Consent of U S WEST.
 24.1*  Power of Attorney (see page II-5).
 27.1*  Financial Data Schedule.

--------
 * Previously filed.
 + Confidential treatment requested.